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As filed with the Securities and Exchange Commission on June 21, 2002

Registration No. 333-72930

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Equity Investment
Life Holding Company
(Exact name of Registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation or organization)

6311
(Primary standard industrial classification code number)

42-1447959
(I.R.S. Employer Identification No.)

David J. Noble
Chairman and Chief Executive Officer
American Equity Investment Life Holding Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa 50266
(515) 221-0002
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

William R. Kunkel Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Brian J. Fahrney Sidley Austin Brown & Wood Bank One Plaza 10 S. Dearborn Chicago, Illinois 60603 (312) 853-2066

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 21, 2002

PROSPECTUS

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

$150,000,000

[    •    ]% Senior Notes due [    •    ], 2012

        Interest on the notes of American Equity is payable semi-annually on [    •    ] and [    •    ] of each year, beginning [    •    ], 2002. The notes will mature on [    •    ], 2012. We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of the Notes—Optional Redemption." The notes are unsecured and rank equally with all our other unsecured and senior indebtedness. The notes rank senior to the subordinated indebtedness issued in our trust preferred securities offerings. The notes have been approved for listing on the New York Stock Exchange under the symbol "AEH 12," subject to official notice of issuance.

Investing in the notes involves risks. See "Risk Factors" beginning on page 7.

	Per Note	Total
Public offering price	[•]%	$	[•]
Underwriting discount	[•]%	$	[•]
Proceeds to American Equity (before expenses)	[•]%	$	[•]

        Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Interest on the notes will accrue from [    •    ], 2002 to the date of delivery.

        The underwriter expects to deliver the notes in book-entry form only through The Depository Trust Company in New York, New York on or about [    •    ], 2002.

Keefe, Bruyette & Woods, Inc.
BB&T Capital Markets
First Tennessee Securities Corporation
Friedman Billings Ramsey
SAMCO Capital Markets

The date of this prospectus is [    •    ], 2002.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including the documents incorporated by reference into it, particularly the section entitled "Risk Factors" beginning on page 7 and the consolidated financial statements and the notes to the consolidated financial statements. In this prospectus, "we," "us," "our," "ours" and "our company" refer to American Equity Investment Life Holding Company and, where applicable, our life insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. "American Equity Life" refers to our life insurance subsidiary American Equity Investment Life Insurance Company.

Our Business

        We operate in one business segment to develop, market, issue and administer annuities and life insurance products through our insurance subsidiaries, American Equity Investment Life Insurance Company and American Equity Investment Life Insurance Company of New York. We are a full service underwriter of a broad array of annuity and insurance products. We are licensed to sell annuities and insurance products in 46 states and the District of Columbia and have applied, or anticipate applying, for licenses to sell our products in the remaining states. Our business consists primarily of the sale of fixed annuities, including equity index and fixed rate annuities. We began selling annuities in November 1996 and American Equity Life achieved its current financial strength ratings of "A-" (Excellent) from A.M. Best Company in April 1997 and "A-" from Standard & Poor's in August 2001. We have grown our annual deposits from the sale of new annuities from $141.9 million in 1997 to $2.4 billion before reinsurance in 2001 ($2.0 billion net of reinsurance). For the three months ended March 31, 2002, our deposits from sales of new annuities before reinsurance were $610.5 million ($421.0 million net of reinsurance). As of March 31, 2002, our total consolidated assets were approximately $4.9 billion.

        Our annuity products include primarily fixed annuities, which may be either fixed rate or equity-index annuities, and to a lesser extent, variable annuities:

  •
  Fixed Rate Annuities.  Fixed rate annuities accounted for approximately 71% of the total annuity deposits that we collected during 2001 and approximately 52% for the three months ended March 31, 2002. Our annually adjustable rate annuities generally have an interest rate, called the crediting rate, which is guaranteed for the first year and which we may adjust in subsequent years. We introduced two new types of single premium deferred annuities, or SPDAs, in December 2000, under which the annual crediting rate is guaranteed for either a three-year or a five-year period. Sales of these multi-year rate guaranteed SPDAs accounted for 57% of total annuity deposits in 2001 and approximately 32% of total annuity deposits in the first three months of 2002.

  •
  Equity Index Annuities.  Equity index annuities accounted for approximately 29% of the total annuity deposits that we collected during 2001 and approximately 47% for the three months ended March 31, 2002. These products allow purchasers to earn investment returns linked to equity index appreciation without the risk of loss of their principal.

  •
  Variable Annuity.  Variable annuities (which account for less than 1% of total annuity deposits as of March 31, 2002) differ from equity index and fixed rate annuities in that the policyholder, rather than the insurance company, bears the investment risk, and the policyholder's rate of return is dependent upon the performance of the particular investment option selected by the policyholder.

        In addition to our annuity products, we also provide traditional ordinary, term, universal life and other interest-sensitive life insurance products. We are one of the largest life insurance carriers for members of the state National Guard Associations, with approximately $1.5 billion of life insurance in force as of March 31, 2002. We acquired this business from American Life and Casualty Insurance Company in 1995. We intend to continue offering a complete line of life insurance products for individual and group markets. However, as these products represented less than 1% of our premiums and deposits in 2001 and the first quarter of 2002, they are not reported as a separate business segment.

        We market our products through a network of approximately 37,000 independent agents as of March 31, 2002. We aggressively recruit new independent agents and expect to continue to expand our independent agency force. In addition, we emphasize high quality service to our agents and policyholders along with the twice-a-week payment of commissions to our agents. We believe that this has been significant in building excellent relationships with our independent agency force. We also have favorable relationships with 98 national marketing organizations, which have enabled us to efficiently sell through an expanded number of independent agents.

        We have developed what we believe to be one of the most experienced management teams in the industry. Our senior management team is led by David Noble, Chairman, President and Treasurer. Mr. Noble and the rest of the senior management team have worked together in the life insurance industry for the past 15 years. Overall, our senior management team and board of directors have more than 250 combined years' experience in the life insurance, annuity, and financial services industries. Further, our executive officers and directors beneficially owned approximately 31% of our common stock as of March 31, 2002.

        We market our products primarily to individuals in the United States ages 45-75 who are seeking to accumulate tax-deferred savings. The average age of our policyholders is approximately 67 years. Our products are particularly attractive to this group as a result of the guarantee of the principal and minimum interest, competitive crediting rates, tax-deferred accumulation of earnings and alternative payout options. We believe significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U.S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U.S. population. By 2030, this sector of the population is expected to increase to 22% of the total population.

Strategy

        Our business strategy is to focus primarily on our annuity business. Key elements of this strategy include the following:

  •
  Expand our Current Independent Agency Network.  We believe that our successful relationships with 98 national marketing organizations and approximately 37,000 independent agents represent a significant competitive advantage. We intend to grow and enhance our core distribution channel by expanding our relationships with national marketing organizations and independent agents, by listening and reacting to their product needs and by stressing the highest quality service possible.

  •
  Continue to Introduce Innovative and Competitive Products.  We intend to be at the forefront of the fixed annuity industry in offering our national marketing organizations, independent agents and policyholders innovative and competitive products. We were the first company to introduce an equity index annuity which allowed purchasers to earn investment returns linked to the Dow Jones IndexSM and one of the first to offer an equity index annuity with investment returns linked to the Russell 2000 IndexSM, all without risk of loss by purchasers of their principal. We believe that our continued focus on anticipating and being responsive to the product needs of our independent agents and policyholders will lead to increased customer loyalty, revenues and profitability.

  •
  Maintain our Profitability Focus and Improve Operating Efficiency.  We are committed to constantly improving our profitability by maintaining our singular focus on the insurance and annuity industry. We are constantly seeking out operating efficiencies within our business so that we can provide innovative products with attractive value to our independent agents and policyholders. Further, we have implemented competitive incentive programs for our employees to maximize our revenues.

  •
  Develop Additional Distribution Channels.  To date, our products have been sold exclusively through a national network of independent insurance agents. We intend to build complementary distribution channels for the sale of our products. Additional distribution channels being pursued include the banking and broker-dealer networks. We believe that new product distribution channels represent a significant growth opportunity for us over the next few years.

  •
  Expand the Use of Technology.  We have made substantial investments in technology improvements to our business including the development of a password-secure website, which allows our independent agents to receive confidential information on their customer accounts. We believe that these technological improvements combined with our conservative operating philosophies will lead to increased value for our company.

        We were incorporated in the State of Delaware on December 15, 1995, and reincorporated in the State of Iowa on January 7, 1998. Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website does not constitute part of this prospectus.

Risk Factors

        We face competition from companies that have greater financial resources, broader arrays of products, higher ratings, and stronger financial performance. If our own financial strength ratings were downgraded, we might face reduced new sales, adverse effects on relationships with distributors, and increased policy surrenders and withdrawals. In addition, changing interest rates and market volatility in general affect both the risks and returns on our products and investment portfolio. For a discussion of these and other factors that you should carefully consider before you decide to purchase the notes, see "Risk Factors" in this prospectus.

The Offering

Security Offered	$150,000,000 principal amount of [•]% senior notes
Maturity	[•], 2012
Interest	[•]% per annum, payable semiannually on [•] and [•]. Interest will accrue from the date of issuance of the notes.
Ranking
The notes will constitute senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. However, the notes will rank junior to our secured indebtedness to the extent of the underlying collateral. In addition, the notes will effectively rank junior to our subsidiaries' liabilities.

At March 31, 2002, we had outstanding approximately $43.3 million of secured indebtedness and no senior unsecured indebtedness outstanding and our life subsidiaries had total liabilities of approximately $4.8 billion (including policy benefit reserves of approximately $4.4 billion).

At March 31, 2002, after giving pro forma effect to this offering and our use of the net proceeds, we would have had no secured indebtedness outstanding and no senior unsecured indebtedness outstanding (other than the notes), and our life subsidiaries would have had total liabilities of approximately $4.8 billion (including policy benefit reserves of approximately $4.4 billion).
Use of Proceeds
We will use approximately $43.3 million of the net proceeds from this offering to retire all outstanding balances under our existing bank credit facility. We will contribute the remaining net proceeds of approximately $ [ ] as capital to American Equity Life.
Optional Redemption
We may redeem the notes at any time at our option, in whole or in part. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the make-whole amount, if any, plus, in each case, unpaid interest on the principal amount of the notes being redeemed accrued to the redemption date. See "Description of the Notes—Optional Redemption" for more information on optional redemption of the notes, including the definition of the make-whole amount.
Listing	The notes have been approved for listing on the New York Stock Exchange under the symbol "AEH12," subject to official notice of issuance.
Ratings	The notes have been rated BBB- by Standard & Poors and NAIC-2 by the Securities Valuation Office of the National Association of Insurance Commissioners.
Covenants	We will issue the notes under an indenture with the trustee. The indenture will, among other things, limit our ability and the ability of our significant subsidiaries to:
• create liens on the stock of our significant subsidiaries (including American Equity Life);
• sell the capital stock of our significant subsidiaries or issue capital stock of our significant subsidiaries, except in certain circumstances described in this prospectus;
• restrict our significant subsidiaries' ability to pay dividends, transfer assets to us or our affiliates, or to make certain other distributions; and
• consolidate, merge or sell substantially all of our assets without assumption of the notes by the acquiring entity.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Notes—Certain Covenants" in this prospectus.

Summary Consolidated Financial and Other Data
(amounts in thousands, except per share data)

        The following table sets forth our summary consolidated financial and other data. The summary consolidated statements of income and balance sheet data as of and for each of the five years in the period ended December 31, 2001 are derived from our audited consolidated financial statements and related notes, with 2001, 2000 and 1999 included elsewhere in this prospectus and 1998 and 1997 not included in this prospectus. The summary consolidated statements of income and balance sheet data as of and for the three months ended March 31, 2002 and 2001 are derived from our unaudited interim consolidated financial statements included in this prospectus. All unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

        The summary consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus. The results for past periods are not necessarily indicative of results that may be expected for future periods.

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
			Year Ended December 31,
			2001	2000	1999	1998	1997
Consolidated Statements of Income Data:
Revenues
Traditional life and accident and health insurance premiums	$2,937	$3,282	$13,141	$11,034	$10,294	$10,528	$11,424
Annuity and single premium universal life product charges	3,017	2,661	12,520	8,338	3,452	642	12
Net investment income	51,891	25,020	140,374	89,477	64,610	26,357	4,019
Realized gains (losses) on sales of investments	(1,087)	156	787	5,766	1,454	427	—
Unrealized gains (losses) on derivatives (a)	6,023	(9,238)	13,554	—	—	—	—

Total revenues	62,781	21,881	180,376	114,615	79,810	37,954	15,455
Benefits and expenses
Insurance policy benefits and change in future policy benefits	2,321	2,197	9,762	8,728	7,232	6,085	7,440
Interest credited to account balances	36,222	13,848	97,923	56,529	41,727	15,838	2,129
Change in fair value of embedded derivatives (a)	5,345	(4,190)	12,921	—	—	—	—
Interest expense on notes payable	557	896	2,881	2,339	896	789	980
Interest expense on General Agency Commission and Servicing Agreement	1,050	1,582	5,716	5,958	3,861	1,652	183
Interest expense on amounts due under repurchase agreements	—	951	1,123	3,267	3,491	1,529	292
Interest expense on amount due to reinsurer	117	—	381	—	—	—	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	7,186	439	23,145	8,806	7,379	2,294	960
Other operating costs and expenses	3,253	3,863	17,071	14,370	12,129	8,763	8,231

Total benefits and expenses	56,051	19,586	170,923	99,997	76,715	36,950	20,215

Income (loss) before income taxes, minority interests and cumulative effect of change in accounting principle	6,730	2,295	9,453	14,618	3,095	1,004	(4,760)
Income tax (expense) benefit	(1,610)	(117)	(333)	(2,385)	1,370	(760)	1,391

Income (loss) before minority interests and cumulative effect of change in accounting principle	5,120	2,178	9,120	12,233	4,465	244	(3,369)
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(1,862)	(1,862)	(7,449)	(7,449)	(2,022)	—	—

Income (loss) before cumulative effect of change in accounting principle	3,258	316	1,671	4,784	2,443	244	(3,369)
Cumulative effect of change in accounting for derivatives(a)	—	(799)	(799)	—	—	—	—

Net income (loss)	$3,258	$(483)	$872	$4,784	$2,443	$244	$(3,369)

Per Share Data:
Earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.20	$0.02	$0.10	$0.29	$0.15	$0.02	$(0.70)
Cumulative effect of change in accounting for derivatives(a)	—	(0.05)	(0.05)	—	—	—	—

Earnings (loss) per common share	$0.20	$(0.03)	$0.05	$0.29	$0.15	$0.02	$(0.70)

Earnings (loss) per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.18	$0.02	$0.09	$0.26	$0.14	$0.02	$(0.70)
Cumulative effect of change in accounting for derivatives(a)	—	(0.05)	(0.05)	—	—	—	—

Earnings (loss) per common share—assuming dilution	$0.18	$(0.03)	$0.04	$0.26	$0.14	$0.02	$(0.70)

Dividends declared per common share	—	—	0.01	0.01	0.01	—	—
(a)
The accounting change resulted from the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective on January 1, 2001.
			At December 31,
	At March 31, 2002	At March 31, 2001
			2001	2000	1999	1998	1997
Consolidated Balance Sheet Data:
Total assets	$4,877,916	$3,015,445	$4,392,445	$2,528,126	$1,717,619	$708,110	$239,711
Policy benefit reserves	4,396,015	2,553,082	3,993,945	2,099,915	1,358,876	541,082	155,998
Notes payable	43,333	44,000	46,667	44,000	20,600	10,000	10,000
Amounts due to related party under General Agency Commission and Servicing Agreement	42,138	71,831	46,607	76,028	62,119	27,536	11,278
Trust preferred securities issued by subsidiary trusts	100,155	99,633	100,155	99,503	98,982	—	—
Stockholders' equity (deficit)	(12,367)	64,778	42,567	58,652	34,324	66,131	54,426
Stockholders' equity excluding net unrealized investment gains and losses on available for sale securities	79,269	75,079	76,098	75,528	69,559	65,711	54,216
	As of and for the Three Months Ended March 31, 2002	As of and for the Three Months Ended March 31, 2001
			As of and for the Year Ended December 31,
			2001	2000	1999	1998	1997
Other Financial Data:
Life subsidiaries' statutory capital and surplus	$183,765	$154,950	$177,868	$145,048	$139,855	$80,948	$64,710
Life subsidiaries' net gains (losses) from operations before income taxes and realized capital gains (losses)	2,116	1,714	(5,675)	9,190	30,498	10,072	7,101
Life subsidiaries' statutory net income (loss)(a)	1,517	(928)	(17,188)	10,420	17,837	4,804	4,470
(a)
Our statutory net loss in 2001 was primarily related to three key factors: (1) a net operating loss of $3.9 million due to (A) a decision to maintain a significant liquid investment position after the September 11, 2001 terrorist attacks (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Annual Results of Operations—Net Income") and (B) an increase in reserves related to new sales of certain of our multi-year rate guaranteed products, which have reserve requirements that are higher in earlier years; (2) tax expense of $6 million caused by a difference between statutory and tax basis reserves and other timing differences; and (3) realized losses of $5.4 million on certain investments mainly due to Enron and Enron-related securities (such losses were offset by realized gains of $6.7 million which are required to be deferred).

RISK FACTORS

        You should carefully consider the following factors and other information in this prospectus before deciding to purchase notes.

Risk Factors Relating to Our Business

We face competition from companies that have greater financial resources, broader arrays of products, higher ratings and stronger financial performance, which may impair our ability to retain existing customers, attract new customers and maintain our profitability and financial strength.

        We operate in a highly competitive industry. Most of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with equity index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks and broker-dealers. Our insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and broker compensation. While we compete with numerous other companies, we would identify the following as our most significant competitors:

  •
  Allianz Life Insurance of North America;

  •
  Midland National Life Insurance Company;

  •
  Jackson National Life Insurance Company; and

  •
  Jefferson Pilot Life Insurance Company.

        Our ability to compete depends in part on product pricing which is driven by our investment performance. We will not be able to accumulate and retain assets under management for certain of our products if our investment results underperform the market or the competition, since such underperformance likely would result in asset withdrawals and reduced sales.

        We compete for distribution sources for our products. We believe that our success in competing for distributors depends on factors such as our financial strength and on the services we provide to, and the relationships we develop with, these distributors. Our distributors are generally free to sell products from whichever providers they wish, which makes it important for us to continually offer distributors products and services they find attractive. If our products or services fall short of distributors' needs, or we fail to offer competitive commission structures, we may not be able to establish and maintain satisfactory relationships with distributors of our life insurance, annuity and investment management products. Accordingly, our revenues and profitability would suffer.

        Our ability to compete in the past has also depended in part on our ability to develop innovative new products and bring them to market more quickly than our competitors. In order for us to compete in the future, we will need to continue to bring innovative products to market in a timely fashion and, if we are unable to do so, our revenues and profitability could suffer.

        National banks, with pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, prior legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of our products by substantially increasing the number and financial strength of our potential competitors.

A downgrade in our financial strength ratings may reduce new sales, adversely affect relationships with distributors, and increase policy surrenders and withdrawals.

        Financial strength and claims paying ability ratings are important factors in establishing the competitive position of life insurance and annuity companies. A ratings downgrade, or the potential for a ratings downgrade, could have a number of adverse effects on our business. For example, distributors and sales agents for life insurance and annuity products use the ratings as one factor in determining which insurer's annuities to market. In addition, a ratings downgrade could materially increase the number of policy or contract surrenders we experience.

        American Equity Life has received a financial strength rating of "A-" (Excellent) from A.M. Best Company and "A-" from Standard & Poor's. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders over a long period of time. Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR", and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. In addition, an insurer with a rating of "A-" is regarded as having strong financial security characteristics.

        A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If our ratings were to be downgraded for any reason, we could experience a material adverse effect on the sales of our products and the persistency of our existing business.

        Ratings generally involve quantitative and qualitative evaluations of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

Changing interest rates and market volatility in general affect both the risks and the returns on both our products and our investment portfolio.

        The market value of our investments and our investment performance, including yields and realization of gains or losses, may vary depending on economic and market conditions. Such conditions include the level of interest rates and the S&P 500 Index®, the Dow Jones IndexSM, the Russell 2000 IndexSM and the NASDAQ-100 Index® (the "Indexes"). We have a portfolio of held for investment securities which consists principally of zero coupon bonds issued by U.S. government agencies. These securities are purchased to secure long-term yields which meet our spread targets and support the underlying liabilities. Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products and the market value of our investments. In addition, we may, from time to time, for business or regulatory reasons, be required to sell certain of our investments at a time when their market value is less than the carrying value of these investments.

        A key component of our operating income is the investment spread. A narrowing of investment spreads may adversely affect operating results. Although we have the right to adjust interest crediting rates (referred to as "participation" or "asset fee" rates for equity index annuities) on most products, changes to crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid the narrowing of spreads under certain market conditions. Our policy structure generally provides for resetting of policy crediting rates at least annually and imposes withdrawal penalties for withdrawals during the first five to fifteen years a policy is in force.

        Managing the investment spread on our equity index annuities is more complex than it is for fixed rate annuity products. Equity index products are credited with a percentage (known as the "participation rate") of gains in the Indexes. Some of our equity index products also have an annual asset fee which is deducted from the amount credited to the policy. In addition, caps are set on some products to limit the maximum amount which may be credited on a particular product. To fund the earnings to be credited to the equity index products, we purchase options on the Indexes. The price of such options increases with increases in the volatility in the Indexes and interest rates, which may either narrow the spread or cause us to lower participation rates. Thus, the volatility of the Indexes adds an additional degree of uncertainty to the profitability of the equity index products. We believe we can adequately manage this risk through our ability to reset the participation rates and asset fees annually and to adjust the applicable caps.

We must retain and attract key employees or else we may not grow or be successful.

        We are dependent upon our executive management for the operation and development of our business. We do not have employment contracts with any of the members of our executive management team. Our executive management team includes:

  •
  David J. Noble, Chairman, President and Treasurer;

  •
  Kevin R. Wingert, President of American Equity Life;

  •
  Debra J. Richardson, Senior Vice President;

  •
  James R. Gerlach, Executive Vice President;

  •
  Terry A. Reimer, Executive Vice President; and

  •
  Wendy L. Carlson, General Counsel and Chief Financial Officer.

        There can be no assurance that these employees will remain with us for any particular period of time. We also do not maintain "key person" life insurance for any of our personnel.

If we do not manage our growth effectively, our financial performance could be adversely affected; our historical growth rates may not be indicative of our future growth.

        We have experienced rapid growth since our formation in December 1995. Our annuity deposits have grown from approximately $141.9 million in 1997 to $2.4 billion before reinsurance ($2.0 billion net of reinsurance) in 2001. For the three months ended March 31, 2002, our deposits from sales of new annuities before reinsurance were $610.5 million ($421.0 million net of reinsurance). Our work force has grown from approximately 30 employees and 4,400 independent agents to 180 employees and approximately 37,000 independent agents. We intend to continue to grow by recruiting new independent agents, increasing the productivity of our existing agents, increasing the size of our insurance brokerage distribution network by developing relationships with national and regional marketing organizations, making strategic acquisitions, developing new products, expanding into new product lines, becoming licensed in all 50 states and continuing to develop new incentives for our sales agents. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. In addition, due to our rapid growth and resultant increased size, it may be necessary to expand the scope of our investing activities to asset classes in which we historically have not invested or have not had significant exposure. Further, we have been able to utilize reinsurance to support our growth and the future availability of reinsurance is uncertain. If we are unable to adequately manage our investments in these classes, our financial condition and operating results in the future could be less favorable than in the past. Our failure to manage growth effectively, or our inability to recruit, maintain and integrate additional qualified employees and independent agents, could have a material adverse effect on our business, financial condition and results of operations. In addition, due to our rapid growth, our historical growth rates are not likely to accurately reflect our future growth rates or our growth potential. We cannot assure you that our future revenues will increase or that we will continue to be profitable.

Changes in state and federal regulation may affect profitability.

        We are subject to regulation under applicable insurance statutes, including insurance holding company statutes, in the various states in which our life subsidiaries write insurance. Insurance regulation is intended to provide safeguards for policyholders rather than to protect shareholders of insurance companies or their holding companies. Regulators oversee matters relating to trade practices, policy forms, claims practices, guaranty funds, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, changes in control and payment of dividends.

        State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

        Our life subsidiaries are subject to the NAIC's risk-based capital requirements which are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. Our life subsidiaries also may be required, under solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies.

        Although the federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation, can significantly affect the insurance business. Recently, increased scrutiny has been placed upon the insurance regulatory framework and a number of state legislatures have considered or enacted legislative proposals that alter, and in many cases increase, state authority to regulate insurance companies and holding company systems. In addition, legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry. Any changes in these laws and regulations could materially adversely affect our operations.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If the legislation were enacted to eliminate the tax deferral for annuities, such a change would have a material adverse effect on our ability to sell non-qualified annuities.

Reserves established for future policy benefits and claims may prove inadequate.

        We face the risk that our reserves for future policy benefits and claims will prove inadequate, particularly as to our life insurance business. We establish and carry actuarially determined reserves which are calculated to meet our obligations for future policy benefits and claims. These reserves are computed at amounts that are expected to be sufficient to meet our policy obligations at their maturities and are based on a number of factors, including the amount of premiums we will receive in the future, rates of return on assets we purchase with premiums received, expected claims and persistency of business. The nature of the underlying risks and the high degree of uncertainty associated with these matters, particularly with determining the liability for unpaid policy benefits and claims, prevent us from determining the amounts which will ultimately be paid to settle this liability. If the reserves we originally established for future policy benefits prove inadequate, we would be required to increase our reserves, which may have a material adverse effect on our business, financial condition and results of operations.

Changes in federal income taxation of annuities may affect profitability.

        The annuity products that we market generally offer tax advantages to the policyholders, as compared to other savings instruments such as certificates of deposit and taxable bonds. This tax preference is the deferral of income tax on the investment earnings during the accumulation period of the annuity as opposed to the current taxation of other savings instruments. From time to time, Congress has considered proposals to revise or eliminate this tax deferral. There is no such proposal currently pending in Congress, nor has the current Administration announced any consideration of such a proposal. Legislation eliminating the tax deferral for certain annuities would have a material adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are sold to a purchaser other than an individual retirement account or other qualified retirement plan.

We face risks relating to litigation.

        We are occasionally involved in litigation, both as a defendant and as a plaintiff but primarily as a defendant. Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two purported class action lawsuits alleging improper sales practices. We have filed fully dispositive motions for dismissal of these claims but no rulings on such motions have yet been rendered. We are also opposing class certification in both lawsuits. Although we have denied all allegations in these lawsuits and intend to vigorously defend against them, the lawsuits are in the early stages of litigation and their outcomes cannot at this time be determined. There can be no assurance that such litigation, or any future litigation, will not have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to the Notes

Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future unsubordinated, secured creditors and our subsidiaries' obligations.

        The notes are unsecured and therefore will be effectively subordinated to all of our existing and future unsubordinated, secured indebtedness to the extent of the value of the assets securing such indebtedness and to all indebtedness and other liabilities and commitments (including policyholder claims, trade payables, lease obligations and preferred stock) of our subsidiaries, whether or not secured. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of our company, our assets will be available to satisfy obligations of our unsubordinated, secured debt before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our unsubordinated, secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes. Our right to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors. Consequently, the notes will be effectively subordinate to all liabilities, including policyholder claims, trade payables, lease obligations and the liquidation preference on any preferred stock, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of March 31, 2002, we had no outstanding unsubordinated, unsecured indebtedness and $43.3 million of secured indebtedness, and our life subsidiaries had total liabilities of approximately $4.8 billion (including policy benefit reserves of approximately $4.4 billion).

        Although some of the proceeds of this offering will be used to repay indebtedness under our existing bank credit facility, following completion of the offering we intend to put in place a new revolving credit facility which would permit us to borrow up to $50 million of additional unsubordinated, secured indebtedness.

The covenants in the indenture do not limit our ability to incur debt; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

        The indenture does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Because we are a holding company, our ability to meet our payment obligations on the notes is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and certain of our contractual agreements.

        We are a holding company and our principal assets are the shares of the capital stock and surplus notes of our life subsidiaries. As a holding company without independent means of generating operating revenue, we depend on dividends and interest on surplus notes and other payments from our life subsidiaries to fund our obligations and meet our cash needs, including the notes. Financial covenants under our existing or future loan agreements and reinsurance agreements, or provisions of the laws of the states where we or our subsidiaries are organized, may limit our subsidiaries' ability to make sufficient dividend or other payments to permit us to fund our obligations or meet our cash needs, including the notes, in whole or in part.

        In particular, the payment of dividends or distributions, including surplus note payments, by our life subsidiaries is subject to regulation by the insurance department of each subsidiary's state of domicile. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) the life subsidiary's net gain from operations (excluding net realized capital gains or losses) for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2002, up to approximately $17,800,000 can be distributed as dividends without prior approval of their state of domicile's insurance department. In addition, dividends may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life subsidiaries had approximately $8,400,000 of earned surplus at December 31, 2001.

        The transfer of funds by American Equity Life is also restricted by certain covenants in our bank credit facility, which, among other things, require American Equity Life to maintain statutory capital and surplus (including asset valuation and interest maintenance reserves) equal to a minimum of $140,000,000 plus 25% of statutory net income and 75% of capital contributions to American Equity Life for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, none of American Equity Life's earned surplus at March 31, 2002 was available for distribution by American Equity Life to us in the form of dividends or other distributions. Although these limitations will cease to exist when we repay indebtedness under our existing bank credit facility following the offering, we intend to enter into a new revolving credit facility which is likely to contain dividend limitations.

An active trading market may not develop for the notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. There is no existing trading market for the notes, and there can be no assurance regarding the future development of a market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the original notes depending on many factors, including the number of holders of the notes, prevailing interest rates, our future operating results and financial condition, the interest of securities dealers in making a market in the notes, the market for similar securities and general economic and market conditions. We cannot predict the effects these factors will have on future trading prices of the notes offered pursuant to this prospectus.

        The notes have been approved for listing on the New York Stock Exchange under the symbol "AEH12," subject to official notice of issuance, but we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the notes have informed us that they intend to make a market in the notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active market for the notes will develop or, if developed, that it will continue. As a result, the market price of the notes, as well as your ability to sell the notes, could be adversely affected.

A downgrading in our credit ratings will likely reduce the market value of the notes and may increase our future cost of capital.

        Currently our senior unsecured indebtedness carries a BBB- rating from Standard & Poors. Our ability to maintain such rating is dependent upon the results of operations of our subsidiaries and our financial strength. If we fail to preserve the strength of our balance sheet and to maintain a capital structure that lenders, the rating agencies and the market in general deems suitable, it could result in a downgrading of the ratings applicable to our senior unsecured indebtedness, including the notes. A downgrading would likely reduce the market value of the notes and may increase our future cost of capital.

FORWARD-LOOKING INFORMATION

        From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the Securities and Exchange Commission, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, are intended as forward-looking statements under the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $[    •    ] million, after deducting underwriting discounts and other offering expenses. We currently expect to use approximately $43.3 million of proceeds to repay approximately $43.3 million of indebtedness under our existing bank credit facility, which at March 31, 2002 bore interest at a weighted-average interest rate of 4.2% per year and is repaid in equal quarterly installments through March 31, 2005. The indebtedness being repaid was originally incurred for working capital purposes under a variable rate revolving credit facility that was converted into a four year term loan facility in September 2001. We expect to use the remaining $[    •    ] of proceeds to directly or indirectly contribute to the capital and surplus of our life insurance subsidiaries.

CAPITALIZATION

        The following table sets forth our unaudited capitalization as of March 31, 2002 and as adjusted to reflect the estimated net proceeds to us from this offering and the application of the proceeds thereof. The table set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

	At March 31, 2002
	Actual	As Adjusted
	(Dollars in thousands)
Notes payable	$43,333	$150,000
Minority interests in subsidiaries:
Company-obligated convertible mandatorily redeemable preferred securities of subsidiary trust holding solely parent debentures	26,004	26,004
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely parent debentures	74,151	74,151
Stockholders' equity (deficit):
Series preferred stock, $1 par value per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common stock, par value $1 per share, 75,000,000 shares authorized; 14,508,077 shares issued and outstanding	14,508	14,508
Additional paid-in capital	57,374	57,374
Accumulated other comprehensive loss	(91,636)	(91,636)
Retained earnings	6,762	6,762

Total stockholders' equity (deficit)(a)	(12,367)	(12,367)

Total capitalization	$131,121	$237,788

        The table above excludes (i) 1,664,958 shares reserved for future issuances under our stock option plans and (ii) 1,726,746 shares of common stock reserved for issuance under deferred compensation agreements with certain officers, directors, consultants and national marketing organizations. See "Executive Compensation" in this prospectus.

(a)
Stockholders' equity excluding net unrealized investment gains and losses on available for sale securities at March 31, 2002 actual and as adjusted is $79,269.

RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of consolidated earnings to fixed charges and the pro forma ratio of consolidated earnings to fixed charges, for the periods indicated and on a pro forma basis. The ratios are calculated by dividing consolidated earnings by fixed charges. Consolidated earnings consist of income before income taxes, minority interests and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense on debt and the portion of operating leases that are representative of the interest factor. Interest expense includes interest incurred for credits to account balances, notes payable, General Agency Commission and Servicing Agreement, amounts due to reinsurer, and amounts due under repurchase agreements.

	Three Months Ended March 31, 2002	2001	2000	1999	1998	1997
Ratio of Consolidated Earnings to Fixed Charges:
Historical	1.2	1.1	1.2	1.1	1.1	(a	)
Pro forma (b)	1.1	1.0	—	—	—	—
(a)
The deficiency for 1997 is $4,760,000.

(b)
The pro forma ratio reflects adjustments to the historical ratio to give effect to the offering of the notes, repayment of existing notes payable and the application of the net proceeds from the sale of the notes assuming an interest rate of 8%.

        The following table sets forth our ratio of consolidated earnings to fixed charges excluding interest credited to account balances. This ratio is not required by the Securities and Exchange Commission but is presented here to reflect the effect of excluding interest credited to account balances which management feels is not indicative of interest expense related to amounts borrowed. Interest credited to account balances does not require a current cash outlay unless and until annuity holders elect to withdraw their account balances, subject to applicable surrender charges. Therefore, such expense is viewed by management as an operating expense and treated as such on our consolidated statement of income.

	Three Months Ended March 31, 2002	2001	2000	1999	1998	1997
Ratio of Consolidated Earnings to Fixed Charges Excluding Interest Credited to Account Balances:
Historical	4.8	1.9	2.2	1.4	1.2	(a	)
Pro Forma (b)	2.0	1.0	—	—	—	—
(a)
The deficiency for 1997 is $4,760,000.

(b)
The pro forma ratio reflects adjustments to the historical ratio to give effect to the offering of the notes, repayment of existing notes payable and the application of the net proceeds from the sale of the notes assuming an interest rate of 8%.

SELECTED CONSOLIDATED FINANCIAL DATA
(amounts in thousands except per share data)

        The following table sets forth our selected consolidated financial and other data. The selected consolidated statements of income and balance sheet data as of and for each of the five years in the period ended December 31, 2001 are derived from our audited consolidated financial statements and related notes, with 2001, 2000 and 1999 included elsewhere in this prospectus and 1998 and 1997 not included in this prospectus. The selected consolidated statements of income and balance sheet data as of and for the three months ended March 31, 2002 and 2001 are derived from our unaudited interim consolidated financial statements included in this prospectus. All unaudited interim consolidated financial information presented in the table below reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for such periods. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year.

        The summary consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in this prospectus. The results for past periods are not necessarily indicative of results that may be expected for future periods.

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
			Year Ended December 31,
			2001	2000	1999	1998	1997
Consolidated Statements of Income Data:
Revenues
Traditional life and accident and health insurance premiums	$2,937	$3,282	$13,141	$11,034	$10,294	$10,528	$11,424
Annuity and single premium universal life product charges	3,017	2,661	12,520	8,338	3,452	642	12
Net investment income	51,891	25,020	140,374	89,477	64,610	26,357	4,019
Realized gains (losses) on sales of investments	(1,089)	156	787	5,766	1,454	427	—
Unrealized gains (losses) on derivatives (a)	6,023	(9,238)	13,554	—	—	—	—

Total revenues	62,781	21,881	180,376	114,615	79,810	37,954	15,455
Benefits and expenses
Insurance policy benefits and change in future policy benefits	2,321	2,197	9,762	8,728	7,232	6,085	7,440
Interest credited to account balances	36,222	13,848	97,923	56,529	41,727	15,838	2,129
Change in fair value of embedded derivatives (a)	5,345	(4,190)	12,921	—	—	—	—
Interest expense on notes payable	557	896	2,881	2,339	896	789	980
Interest expense on General Agency Commission and Servicing Agreement	1,050	1,582	5,716	5,958	3,861	1,652	183
Interest expense on amounts due under repurchase agreements	—	951	1,123	3,267	3,491	1,529	292
Interest expense on amount due to reinsurer	117	—	381	—	—	—	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	7,186	439	23,145	8,806	7,379	2,294	960
Other operating costs and expenses	3,253	3,863	17,071	14,370	12,129	8,763	8,231

Total benefits and expenses	56,051	19,586	170,923	99,997	76,715	36,950	20,215

Income (loss) before income taxes, minority interests and cumulative effect of change in accounting principle	6,730	2,295	9,453	14,618	3,095	1,004	(4,760)
Income tax (expense) benefit	(1,610)	(117)	(333)	(2,385)	1,370	(760)	1,391

Income (loss) before minority interests and cumulative effect of change in accounting principle	5,120	2,178	9,120	12,233	4,465	244	(3,369)
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(1,862)	(1,862)	(7,449)	(7,449)	(2,022)	—	—

Income (loss) before cumulative effect of change in accounting principle	3,258	316	1,671	4,784	2,443	244	(3,369)
Cumulative effect of change in accounting for derivatives(a)	—	(799)	(799)	—	—	—	—

Net income (loss)	$3,258	$(483)	$872	$4,784	$2,443	$244	$(3,369)

Per Share Data:
Earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.20	$0.02	$0.10	$0.29	$0.15	$0.02	$(0.70)
Cumulative effect of change in accounting for derivatives(a)	—	(0.05)	(0.05)	—	—	—	—

Earnings (loss) per common share	$0.20	$(0.03)	$0.05	$0.29	$0.15	$0.02	$(0.70)

Earnings (loss) per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.18	$0.02	$0.09	$0.26	$0.14	$0.02	$(0.70)
Cumulative effect of change in accounting for derivatives(a)	—	(0.05)	(0.05)	—	—	—	—

Earnings (loss) per common share—assuming dilution	$0.18	$(0.03)	$0.04	$0.26	$0.14	$0.02	$(0.70)

Dividends declared per common share	—	—	0.01	0.01	0.01	—	—
(a)
The accounting change resulted from the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective on January 1, 2001.

			At December 31,
	At March 31, 2002	At March 31, 2001
			2001	2000	1999	1998	1997
Consolidated Balance Sheet Data:
Total assets	$4,877,916	$3,015,445	$4,392,445	$2,528,126	$1,717,619	$708,110	$239,711
Policy benefit reserves	4,396,015	2,553,082	3,993,945	2,099,915	1,358,876	541,082	155,998
Notes payable	43.333	44,000	46,667	44,000	20,600	10,000	10,000
Amounts due to related party under General Agency Commission and Servicing Agreement	42,138	71,831	46,607	76,028	62,119	27,536	11,278
Trust preferred securities issued by subsidiary trusts	100,155	99,633	100,155	99,503	98,982	—	—
Stockholders' equity (deficit)	(12,367)	64,778	42,567	58,652	34,324	66,131	54,426
Stockholders' equity excluding net unrealized investment gains and losses on available for sale securities	79,269	75,079	76,098	75,528	69,559	65,711	54,216
	As of and for the Three Months Ended March 31, 2002	As of and for the Three Months Ended March 31, 2001
			As of and for the Year Ended December 31,
			2001	2000	1999	1998	1997
Other Financial Data:
Life subsidiaries' statutory capital and surplus	$183,765	$154,950	$177,868	$145,048	$139,855	$80,948	$64,710
Life subsidiaries' net gains (losses) from operations before income taxes and realized capital gains (losses)	2,116	1,714	(5,675)	9,190	30,498	10,072	7,101
Life subsidiaries' statutory net income (loss)(a)	1,517	(928)	(17,188)	10,420	17,837	4,804	4,470
(a)
Our statutory net loss in 2001 was primarily related to three key factors: (1) a net operating loss of $3.9 million due to (A) a decision to maintain a significant liquid investment position after the September 11, 2001 terrorist attacks (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Annual Results of Operations—Net Income") and (B) an increase in reserves related to new sales of certain of our multi-year rate guaranteed products, which have reserve requirements that are higher in earlier years; (2) tax expense of $6 million caused by a difference between statutory and tax basis reserves and other timing differences; and (3) realized losses of $5.4 million on certain investments mainly due to Enron and Enron-related securities (such losses were offset by realized gains of $6.7 million which are required to be deferred).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We commenced business on January 1, 1996, shortly after our formation and incorporation. As a foundation for beginning our business, we acquired two existing blocks of insurance from another insurance company, of which several of our executive officers were previously employees. Later in 1996, we acquired another life insurance company with no existing insurance which expanded our licensing authority to sell insurance and annuities to 23 states and the District of Columbia. Since then, we have expanded our licensing to 46 states and the District of Columbia. On June 5, 2001, we formed a New York domiciled insurance company named American Equity Investment Life Insurance Company of New York.

        We specialize in the sale of individual annuities (primarily deferred annuities) and, to a lesser extent, we also sell life insurance. Under accounting principles generally accepted in the United States, premium collections for deferred annuities are reported as deposit liabilities instead of as revenues. Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited to the policyholder, or the "investment spread," as well as realized gains on investments. In the case of equity index annuities, the investment spread consists of net investment income in excess of the amortization of the cost of the options purchased to fund the index-based component of the policyholder's return. Revenue is also recognized from surrender charges deducted from the policyholder's account balance.

        Commissions and certain other costs relating to the production of new and renewal business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs. Deferred policy acquisition costs for annuities are amortized into expense with the emergence of gross profits. Under certain circumstances, deferred policy acquisition costs will be expensed earlier than originally estimated, for example, when policy terminations are higher than originally estimated and when investments relating to the liabilities of such products are called or sold at a gain prior to anticipated maturity.

Critical Accounting Policies

        The increasing complexity of the business environment and applicable authoritative accounting guidance require us to closely monitor our accounting policies. We have identified four critical accounting policies that are complex and require significant judgment. The following summary of our critical accounting policies is intended to enhance your ability to assess our financial condition and results of operations and the potential volatility due to changes in estimates and changes in guidance.

        Valuation of Investments.    Our equity securities (common and non-redeemable preferred stocks) and fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) classified as available for sale are reported at estimated fair value. Unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments. Fair values for securities that are actively traded are determined using quoted market prices. For fixed maturity securities that are not actively traded, fair values are estimated using price matrices developed using yield data and other factors relating to instruments or securities with similar characteristics. The carrying amounts of all our investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, our carrying amount in the investment is reduced to its fair value and a specific writedown is taken. Such reductions in carrying amount are recognized as realized losses and charged to income.

        Our periodic assessment of our ability to recover the amortized cost basis of investments that have materially lower quoted market prices requires a high degree of management judgment and uncertainty. Factors considered in evaluating whether a decline in value is other than temporary include:

  •
  the length of time and the extent to which the fair value has been less than cost;

  •
  the financial conditions and near-term prospects of the issuer;

  •
  whether the investment is considered investment grade;

  •
  whether the issuer is current on all payments and all contractual payments have been made as agreed; and

  •
  our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery.

        In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if we do not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, we then continue to review the other than temporarily impaired securities for appropriate valuation on an ongoing basis. Realized losses through a charge to earnings may be recognized in future periods should management later conclude that the decline in market value below amortized cost is other than temporary pursuant to our accounting policy described above.

        We took writedowns on certain securities during the fourth quarter of 2001 totaling approximately $7,773,000 for adjustments in accrual rates on certain collateralized bond obligations and the deterioration of economic conditions following the September 11th terrorist attacks. We took a writedown of approximately $2,000,000 on a security during the first quarter of 2002 due to deterioration in credit quality.

        At March 31, 2002 and December 31, 2001, the amortized cost and estimated fair value of fixed maturity securities and equity securities were as follows:

	March 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$2,141,956	$151	$(133,659)	$2,008,448
State, municipal and other governments	5,328	—	(296)	5,032
Public utilities	39,308	496	(2,336)	37,468
Corporate securities	467,562	1,195	(33,575)	435,182
Redeemable preferred stocks	15,002	1,787	(244)	16,545
Mortgage and asset-backed securities
Government	666,780	452	(46,244)	620,988
Non-Government	224,748	1,114	(22,726)	203,136

	$3,560,684	$5,195	$(239,080)	$3,326,799

Held for investment:
United States Government and agencies	$385,587	$—	$(55,600)	$329,987
Corporate securities	75,613	675	—	76,288

	$461,200	$675	$(55,600)	$406,275

Equity securities:
Non-redeemable preferred stocks	$15,418	$—	$(237)	$15,181
Common stocks	3,871	77	(67)	3,881

	$19,289	$77	$(304)	$19,062

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,770,024	$3,080	$(64,631)	$1,708,473
State, municipal and other governments	5,234	—	(135)	5,099
Public utilities	39,315	525	(1,368)	38,472
Corporate securities	495,971	4,813	(27,228)	473,556
Redeemable preferred stocks	15,704	1,539	(188)	17,055
Mortgage and asset-backed securities
Government	551,551	628	(23,854)	528,325
Non-Government	223,241	1,906	(21,366)	203,781

	$3,101,040	$12,491	$(138,770)	$2,974,761

Held for investment:
United States Government and agencies	$379,011	$—	$(45,210)	$333,801
Redeemable preferred stocks	75,594	2,983	—	78,577

	$454,605	$2,983	$(45,210)	$412,378

Equity securities:
Non-redeemable preferred stocks	$15,418	$18	$(130)	$15,306
Common stocks	3,191	—	(252)	2,939

	$18,609	$18	$(382)	$18,245

        The amortized cost and estimated fair value of fixed maturity securities at March 31, 2002 and December 31, 2001, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of our mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	March 31, 2002
	Available-for-sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$27,651	$27,539	$0	$0
Due after five years through ten years	178,847	173,728	0	0
Due after ten years through twenty years	638,857	606,629	0	0
Due after twenty years	1,823,801	1,694,779	461,200	406,275

	2,669,156	2,502,675	461,200	406,275
Mortgage-backed and asset-backed securities	891,528	824,124	0	0

	$3,560,684	$3,326,799	$461,200	$406,275

	December 31, 2001
	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$21,097	$21,187	$—	$—
Due after five years through ten years	190,366	189,467	—	—
Due after ten years through twenty years	541,080	518,793	—	—
Due after twenty years	1,573,705	1,513,208	454,605	412,378

	2,326,248	2,242,655	454,605	412,378
Mortgage-backed and asset-backed securities	774,792	732,106	—	—

	$3,101,040	$2,974,761	$454,605	$412,378

        Approximately 72% and 69% of our total invested assets were in United States Government and agency fixed maturity securities including government guaranteed mortgage-backed securities at March 31, 2002 and December 31, 2001, respectively. Corporate securities represented approximately 10% and 13% at March 31, 2002 and December 31, 2001 of our total invested assets, respectively. There are no other significant concentrations in the portfolio by type of security or by industry.

        At March 31, 2002 and December 31, 2001, the fair value of investments we owned that were non-investment grade or not rated was $39,403,000 and $33,801,000, respectively. The unrealized losses on investments we owned that were non-investment grade or not rated at March 31, 2002 and December 31, 2001, was $12,857,000 and $8,479,000, respectively.

        At March 31, 2002 and December 31, 2001, we identified certain invested assets totaling approximately $76,159,000 and $69,540,000, respectively, which have characteristics creating uncertainty as to our future assessment of other than temporary impairments. At March 31, 2002 and December 31, 2001, unrealized losses on these investments totaled $19,670,000 and $15,497,000, respectively. We have reviewed these investments and concluded that there was no other than temporary impairment on these investments at March 31, 2002 and December 31, 2001. The factors that we considered in making this determination included the financial condition and near-term prospects of the issuer, whether the issuer is current on all payments and all contractual payments have been made, our intent and ability to hold the investment to allow for any anticipated recovery and the length of time and extent to which the fair value has been less than cost. The weighted average number of months that these securities were below cost was 10.3 months at March 31, 2002 and 8.5 months at December 31, 2001.

        Derivative instruments—equity-index products.    We offer a variety of equity index annuities with income crediting strategies linked to several equity market indexes, including the S&P 500, the Dow Jones Industrial Average, the NASDAQ 100 and the Russell 2000. Several of these products offer a bond strategy linked to the Lehman Aggregate Bond Index. These products allow purchasers to earn investment returns linked to equity or bond index appreciation without the risk of loss of their principal. Several of these products allow the purchaser to transfer funds once annually among several different income crediting strategies, including one or more of the index based strategies, a traditional fixed rate strategy and/or a multi-year rate guaranteed strategy. Substantially all of our equity index products require annual crediting of interest and an annual reset of the applicable index on the contract anniversary date. The computation of the annual index credit is based upon either a one year point-to-point calculation (i.e., the gain in the applicable index from the beginning of the applicable contract year to the next anniversary date) or a monthly averaging of the index gains during the contract year. We offer no products which credit interest only once over a period of several years (known as "multi year point-to-point" products).

        The annuity contract value is equal to the premiums paid plus annual index credits based upon a percentage, known as the "participation rate," of the annual appreciation (based in some instances on monthly averages) in a recognized index or benchmark. The participation rate, which we may reset annually, generally varies among the equity index products from 65% to 100%. Some of the products also have an "asset fee" ranging from 1% to 4%, which is deducted from the interest to be credited. The asset fees may be adjusted annually by us, subject to stated maximums. In addition, some products apply an overall maximum limit, or "cap," on the amount of annual interest the policyholder may earn in any one contract year, and the applicable cap also may be adjusted annually subject to stated minimums. The minimum guaranteed contract values are equal to 80% to 100% of the premium collected plus interest credited at an annual rate of 3%.

        We purchase one-year call options on the applicable indexes as an investment to provide the income needed to fund the amount of the annual appreciation required to be credited on the equity-index products. New one-year options are purchased at the outset of each contract year. We budget a portion of the premium to the purchase price of the specific options needed to fund the annual income credits, and the cost of the options represent our cost of providing the income credits. The amount we budget to the purchase of equity index call options is comparable to the credited rates of interest we offer on fixed rate annuities. For example, if our crediting rate on fixed-rate products is 4.6%, we allocate up to 4.6% of the premium to the purchase of one-year call options on the equity index products. We purchase call options weekly based upon new and renewing equity index account values during the applicable week, and the purchases are made by category according to the particular products and indexes applicable to the new or renewing account values. Any gains on the options at the expiration of the one-year term are used to fund the related interest credits to the equity index option holders. If there is no gain in an option, then the policyholder receives a zero index credit on the policies, and we incur no costs beyond the option cost which we amortize fully into investment income during the applicable contract year.

        Our risk associated with the current options we hold is limited to the cost of such options, which we amortize in full over their one-year lives. Market value changes associated with those investments are reported as an increase or decrease to our revenues on our consolidated statements of income in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for

Derivative Instruments and Hedging Activities". These gains or losses directly correspond to the amount of interest to be credited as an expense to the related equity index annuities. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our equity index business. All our equity index products permit us to modify participation rates, asset fees or annual income caps at least once annually. This feature is comparable to our fixed rate annuities which allow us to adjust crediting rates annually. By modifying our participation rates or other features, we can limit our costs of purchasing the one-year call options, except in cases where the minimum guarantees would prevent further reductions. Based upon actuarial testing as a part of the design of our equity index products, we believe the risk that minimum guarantees would prevent us from controlling option costs is not material.

        After the purchase of the one-year call options and payment of acquisition costs, we invest the balance of equity index premiums as a part of our general account invested assets. Our investment strategy is identical across all our fixed annuity products, including both the equity index and fixed rate annuities. We seek to maintain a portfolio of very high quality fixed income assets with minimal credit risk and an aggregate yield consistent with our spread targets. With respect to the equity index products, our spread is measured as the difference between the aggregate yield on our invested assets, less the aggregate option costs. If the minimum guaranteed value of an equity index product exceeds the index value (computed on a cumulative basis over the life of the contract) then the general account earnings are available to satisfy the minimum guarantees. If there were little or no gains in the entire series of one-year options purchased over the expected life of an equity index annuity (typically 10 to 15 years), then we would incur expenses for credited interest over and above our option costs, causing our spread to tighten and reducing our profits or potentially resulting in losses on these products.

        The Financial Accounting Standards Board issued, then subsequently amended, SFAS No. 133 which became effective for us on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings. This impacts the items of revenue and expense we report on our equity index business in three ways.

        First, we must mark to market the call options we use to fund the annual index credits on our equity index annuities based upon quoted market prices from related counterparties. Under SFAS No. 133, we are also required to record unrealized gains or losses on these options, even though any ultimate gain will be credited to the underlying policyholder, and no losses will be incurred above the cost of the options, which is recognized in full through amortization. For the year ended December 31, 2001 and the three months ended March 31, 2002, unrealized gains on derivatives of $13,554,000 and $6,023,000, respectively, represent the change in fair value of call options used to fund the next-year income credit to the equity index annuities.

        Second, under SFAS No. 133, the annual crediting liabilities on our equity index annuities are treated as a "series of embedded derivatives" over the life of the applicable contracts. We are required to estimate the fair value of these future liabilities by projecting future strike prices of the future forward starting options we will purchase to fund the index credits. Our estimates of the fair value of these future liabilities are based on assumptions related to underlying policy terms (including annual cap rates, participation rates, asset fees and minimum guarantees), index values, notional amounts, strike prices and expected lives of the policies. Our equity index annuities are designed to permit us to manage the risks associated with these future costs by changing the participation rates, asset fees and/or caps. This enables us to establish a budget for future option costs, which is used to make our required estimates under SFAS No. 133. The change in estimated fair value of the series of embedded options (including the forward options) included in policyholder benefits in the consolidated statements of income was $12,921,000 and $5,345,000 for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively.

        Third, we are required to adjust the amortization of deferred policy acquisition costs to reflect the impact of the first and second items discussed above. Amortization of deferred policy acquisition costs was decreased by $846,000 for the year ended December 31, 2001 and increased by $69,000 for the three months ended March 31, 2002 as a result of the impact of SFAS No. 133.

        Deferred Policy Acquisition Costs.    Commissions and certain other costs relating to the production of new business are not expensed when incurred but instead are capitalized as deferred policy acquisition costs. These costs are amortized into expense with the emergence of gross profits. Only costs which are expected to be recovered from future policy revenues and gross profits may be deferred. These costs consist principally of commissions, first-year bonus interest and certain costs of policy issuance. Deferred policy acquisition costs totaled $492,757,000 at December 31, 2001 and $552,128,000 at March 31, 2002. For annuity and single premium universal life products, these costs are being amortized generally in proportion to expected gross profits from investments, and, to a lesser extent, from surrender charges and mortality, and expense margins. Current period amortization must be adjusted retrospectively if changes occur in estimates of future gross profits/margins (including the impact of realized investment gains and losses). Our estimates of future gross profits/margins are based on actuarial assumptions related to the underlying policies terms, lives of the policies, yield on investments supporting the liabilities and level of expenses necessary to maintain the polices over their entire lives.

        Deferred Income Tax Assets.    As of December 31, 2001 and March 31, 2002, we had $51,244,000 and $81,840,000, respectively, of net deferred income tax assets related principally to book-to-tax temporary differences in the recording of policy benefit reserves. The realization of these assets is based upon estimates of future taxable income. Based upon future projections of sufficient taxable income of our life subsidiaries, and the adoption of plans and policies related to our net (non-life) operating loss and net capital loss carryforwards, we have not recorded a valuation allowance against these assets.

Annual Results of Operations

        New annuity deposits for the year ended December 31, 2001 increased 138% to $2,006,882,000, compared to $843,340,000 for 2000. The 2000 amount represented a 3% increase over the 1999 amount of $816,126,000. Our annuity reserves continued to show strong growth throughout 2001, primarily as a result of the growth in our agency force. Annuity reserves and the number of our appointed agents have grown as follows during the last four years:

	Annuity Reserves	Agents
1998	$525,765,000	10,000
1999	1,341,256,000	18,000
2000	2,079,561,000	22,000
2001	3,968,455,000	34,000

        The growth in our annuity business resulted in a sizeable increase in our earnings from invested assets for 2001 and 2000. While certain expenses also increased as a result of the growth in our annuity business, the incremental profits from a larger deposit base allowed us to offset a greater portion of our fixed operating costs and expenses. Our 1999 results also benefitted from a gain of $1,541,000 on the termination of a total return swap contract.

        Net income totaled $872,000 in 2001, $4,784,000 in 2000 and $2,443,000 in 1999. The increase in net income in 2000 compared to 1999 was a direct result of the continued growth in our annuity business. This trend continued during 2001 through the third quarter as our net income totaled $4,797,000 for the nine months ended September 30, 2001. We incurred a fourth quarter loss of $3,926,000, primarily as a result of our decision after September 11 to maintain approximately 25% of our assets in cash equivalents. This high liquidity position, which we maintained for most of the quarter, resulted in a decrease in expected investment earnings. Most of the cash was deployed in December, 2001 and during the first quarter of 2002. Had we chosen to deploy the cash sooner, securities meeting our investment criteria were available. Based upon the difference between a weighted average yield of 7% on bonds actually purchased in the fourth quarter and the actual yield earned on our assets held in cash equivalents during the fourth quarter, we estimate that the decline in net investment income attributable to our high level of liquidity was approximately $8,700,000.

        Adjusted net operating income totaled $1,298,000 in 2001, $5,701,000 in 2000 and $2,500,000 in 1999. This excludes the impact of SFAS No. 133 as well as realized gains and losses on investments, neither of which management believes are indicative of operating trends. The following is a reconciliation of net income to adjusted operating income:

	Year Ended December 31,
	2001	2000	1999
	(Dollars in thousands except per share data)
Net income	$872	$4,784	$2,443
Adjustments:
Net realized gains (losses) on sales of investments	512	(917)	(57)
Impact of SFAS No. 133
Unrealized gains on derivatives	8,810	—	—
Adjustments for changes in amortization of deferred policy acquisition costs	(550)	—	—
Change in fair value of embedded derivatives	(8,399)	—	—
Cumulative effect of change in accounting principle	(799)	—	—

Adjusted net operating income	$1,298	$5,701	$2,500

Adjusted net operating income per common share:
Earnings per common share	$0.08	$0.35	$0.16
Earnings per common share—assuming dilution	0.07	0.31	0.14
Weighted average common shares:
Common shares	16,405,978	16,240,267	15,883,287
Common shares—assuming dilution	18,522,318	18,588,034	17,517,909

        The adjustments for realized gains (losses) on investments and the impact of SFAS No. 133 are net of income taxes attributable to those items.

        Traditional life and accident and health insurance premiums increased 19% to $13,141,000 in 2001 and increased 7% to $11,034,000 in 2000 from $10,294,000 in 1999. The majority of our traditional life and accident and health insurance premiums consist of group policies sold to a particular market. These changes are principally attributable to corresponding changes in direct sales of life products.

        Annuity and single premium universal life product charges (surrender charges assessed against policy withdrawals and mortality and expense charges assessed against single premium universal life policyholder account balances) increased 50% to $12,520,000 in 2001, and 142% to $8,338,000 in 2000, from $3,452,000 in 1999. These increases are principally attributable to the growth in our annuity business and correspondingly, increases in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $223,163,000, $144,077,000 and $60,844,000 for 2001, 2000 and 1999, respectively.

        Net investment income increased 57% to $140,374,000 in 2001 and 38% to $89,477,000 in 2000 from $64,610,000 in 1999. These increases are principally attributable to the growth in our annuity business and correspondingly, increases in our invested assets. Invested assets (amortized cost basis) increased 87% to $3,720,435,000 at December 31, 2001 and 33% to $1,995,062,000 at December 31, 2000 compared to $1,499,729,000 at December 31, 1999, while the effective yield earned on average invested assets was 6.94%, 7.64% and 7.34% for 2001, 2000, and 1999, respectively. The effective yield in 2001 was lower primarily as a result of our decision after September 11 to maintain approximately 25% of our total assets in cash equivalents. Net investment income also includes amounts related to the options we hold to fund the annual index credits on our equity index annuities. This includes gains received on such options, which are passed on to the equity index policyholders, and the cost of such options, which is amortized ratably over the life of the options. Gains received on options held for equity index policies were $3,085,000, $13,182,000, and $17,969,000 for 2001, 2000, and 1999, respectively. Costs of amortization of such options were $73,567,000, $55,927,000 and $24,121,000 for 2001, 2000 and 1999, respectively.

        Realized gains on investments decreased 86% to $787,000 in 2001 compared to $5,766,000 in 2000 and $1,454,000 in 1999. In 2001, net realized gains of $787,000 consisted of gains of $12,999,000, offset by losses of $4,439,000 on the sale of securities and write downs of approximately $7,773,000 in the fair value of certain securities in recognition of other than temporary impairments. In 2000, net realized gains of $5,766,000 included (i) realized gains of $7,177,000 attributable to gains on the termination of total return swap agreements for which there was an offsetting impact on net investment income and (ii) realized losses of $1,411,000 on the sale of certain corporate fixed maturity and equity securities. The investment program involving the total return swap agreements was terminated in February, 2000. In 1999, realized gains of $1,454,000 were primarily attributable to a gain realized on the termination of a total return swap contract.

        Unrealized gains on derivatives were $13,554,000 for the year ended December 31, 2001. These amounts arise from the adoption of SFAS No. 133 as of January 1, 2001, which requires the recognition of unrealized gains from the change in fair value of derivative securities. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

        Traditional life and accident and health insurance benefits increased 12% to $9,762,000 in 2001 and 21% to $8,728,000 in 2000 compared to $7,232,000 in 1999. These increases are attributable to an increase in death benefits and surrenders.

        Interest credited to annuity policyholder account balances increased 73% to $97,923,000 in 2001 and 35% to $56,529,000 in 2000 from $41,727,000 in 1999. These increases are principally attributable to increases in annuity liabilities. The amounts are also impacted by changes in the weighted average crediting rates for our annuity liabilities, which are summarized as follows:

	Fixed Rate (without bonuses)	Fixed Rate (with bonuses)	Equity Index Credits	Equity Index Option Costs
2001	5.57%	6.09%	1.42%	4.31%
2000	5.20%	5.99%	3.72%	5.09%
1999	5.11%	6.51%	5.29%	5.35%

        The above crediting rates on our fixed rate annuities include both multi-year rate guaranteed and annually adjustable rate products. Such rates are disclosed with and without the impact of first-year bonuses paid to policyholders. Generally such bonuses are deducted from the commissions paid to sales agents on such products and deferred as policy acquisition costs. With respect to our equity index annuities, the weighted average option costs represent the expenses we incur to fund the annual index credits on the equity index policies. Gains realized on such options are recorded in net investment income, and are also reflected as an expense in interest credited to annuity policyholder account balances. Option costs are amortized as a charge against net investment income.

        Weighted average crediting rates on our fixed rate annuities were higher in 2001 compared to 2000 and 1999 primarily as a result of the introduction of our multi-year guaranteed rate products, which were designed with significantly lower sales commissions and, correspondingly, lower spread targets. Total commissions and other acquisition costs deferred in 2001 represented 8.9% of premium deposits, compared to 12.5% and 14.0% in 2000 and 1999, respectively.

        Change in fair value of embedded derivatives consisted of a decrease of $12,921,000 for the year ended December 31, 2001. This amount arises from the adoption of SFAS No. 133 as of January 1, 2001, which requires recognition of the change in estimated fair value of equity index annuity reserves. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

        Interest expense on General Agency Commission and Servicing Agreement decreased 4% to $5,716,000 in 2001 and increased 54% to $5,958,000 in 2000 from $3,861,000 in 1999. These changes are principally attributable to corresponding changes in the amount of commissions paid by American Equity Life under this agreement. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus.

        Interest expense on notes payable increased 23% to $2,881,000 in 2001 and 161% to $2,339,000 in 2000 from $896,000 in 1999. These increases are attributable to increases in the outstanding borrowings during 2001 and 2000, offset in part by a decrease in the average applicable interest rate. The applicable interest rate was 6.28%, 7.99% and 7.56% for 2001, 2000 and 1999, respectively.

        Interest expense on amounts due under repurchase agreements decreased 68% to $1,123,000 in 2001 and 6% to $3,267,000 in 2000 from $3,491,000 in 1999. These changes are principally attributable to a decrease in the average balances outstanding. See Note 7 to the audited consolidated financial statements included elsewhere in this prospectus.

        Interest expense on amount due to reinsurer was $381,000 in 2001, and arises from the financial reinsurance transaction we entered into with Swiss Re effective January 1, 2001. See Note 5 to the audited consolidated financial statements included elsewhere in this prospectus.

        Amortization of deferred policy acquisition costs and value of insurance in force acquired increased 163% to $23,145,000 in 2001 and 19% to $8,806,000 in 2000 from $7,379,000 in 1999. These increases are primarily due to (i) the growth in our annuity business as discussed above and (ii) the introduction of multi-year rate guaranteed products with shorter expected lives.

        Other operating costs and expenses increased 19% to $17,071,000 in 2001 and 18% to $14,370,000 in 2000 from $12,129,000 in 1999. These increases are principally attributable to increases in marketing expenses, employees and related salaries and costs of employment.

        Income taxes for 2001 were an expense of $333,000 compared to an expense of $2,385,000 in 2000, and a benefit of $1,370,000 in 1999. Our effective tax rates for 2001, 2000 and 1999 were 17%, 33% and 16%, respectively, excluding the impact in 1999 of the elimination of a valuation allowance of $1,537,000 on deferred income tax assets. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus. These effective income tax rates varied from the applicable statutory federal income tax rates of 35% principally due to: (i) the impact of earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts; (ii) the impact of state taxes on the federal income tax expense; and (iii) in 1999, adjustment of the December 31, 1998 net deferred tax assets to the 35% rate.

        Minority interest in earnings of subsidiaries includes amounts for distributions and the accretion of the issue discount on company-obligated mandatorily redeemable preferred securities of subsidiary trusts issued in 1999. Tax benefits attributable to these amounts are reported as a reduction of income tax expense. See Note 9 to the audited consolidated financial statements included elsewhere in this prospectus.

Annual Financial Condition

        Investments.    Our investment strategy is to maintain a predominantly investment grade fixed income portfolio, provide adequate liquidity to meet our cash obligations to policyholders and others and maximize current income and total investment return through active investment management. Consistent with this strategy, our investments principally consist of fixed maturity securities and short-term investments. We also have approximately 1% of our invested assets at December 31, 2001 in derivative instruments (equity market index call options) purchased in connection with the issuance of equity index annuities. Such options represent approximately 2% of the related equity index reserves.

        Insurance statutes regulate the type of investments that our life subsidiaries are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

        We have classified a substantial portion of our fixed maturity investments as available-for-sale to maximize investment flexibility. Available-for-sale securities are reported at market value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, thereby exposing stockholders' equity to incremental volatility due to changes in market interest rates and the accompanying changes in the reported value of securities classified as available-for-sale, with stockholders' equity increasing as interest rates decline and, conversely, decreasing as interest rates rise.

        Our investment portfolio is summarized in the table below:

	December 31,
	2001		2000
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Fixed maturities:
United States Government and agencies	$2,087,484	55.2%	$1,391,959	65.6%
State, municipal and other governments	5,099	0.1%	4,884	0.2%
Public utilities	38,472	1.0%	11,200	0.5%
Corporate securities	473,556	12.5%	295,801	13.9%
Redeemable preferred stocks	92,649	2.5%	83,987	4.0%
Mortgage and asset-backed securities	732,106	19.4%	116,009	5.5%

Total fixed maturities	$3,429,366	90.7%	$1,903,840	89.7%
Equity securities	18,245	0.5%	6,671	0.3%
Mortgage loans	108,181	2.9%	—	0.0%
Derivative instruments	40,052	1.0%	34,707	1.6%
Policy loans	291	0.0%	264	0.0%
Cash and cash equivalents	184,130	4.9%	175,724	8.4%

Total cash and investments	$3,780,265	100.0%	$2,121,206	100.0%

        The table below presents our total fixed maturity securities by NAIC designation and the equivalent ratings of the nationally recognized securities rating organizations.

		December 31,
		2001		2000
NAIC Designation	Rating Agency Equivalent	Carrying Amount	Percent	Carrying Amount	Percent
		(Dollars in thousands)
1	Aaa/Aa/A	$2,985,071	87.1%	$1,704,003	89.5%
2	Baa	388,560	11.3%	197,012	10.4%
3	Ba	49,087	1.4%	2,825	0.1%
4	B	6,648	0.2%	—	—
5	Caa and lower	—	—	—	—
6	In or near default	—	—	—	—

	Total fixed maturities	$3,429,366	100.0%	$1,903,840	100.0%

        During 2001, we began a commercial mortgage loan program. At December 31, 2001, we held $108,181,000 of mortgage loans with commitments outstanding of $15,265,000. These mortgage loans are diversified as to property type, location, and loan size, and are collateralized by the related properties. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. At December 31, 2001, the commercial mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

	December 31, 2001
	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East North Central	$9,189	8.5%
East South Central	16,029	14.8%
Middle Atlantic	18,352	17.0%
New England	3,496	3.2%
South Atlantic	39,260	36.3%
West North Central	21,855	20.2%

Total	$108,181	100.0%

	December 31, 2001
	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$42,059	38.9%
Retail	19,131	17.7%
Industrial	28,609	26.4%
Hotel	13,135	12.1%
Mixed use/other	5,247	4.9%

Total	$108,181	100.0%

        Liabilities.    Our liability for policy benefit reserves increased $1,894,030,000 and $741,039,000 during 2001 and 2000, respectively, to $3,993,945,000 at December 31, 2001 and $2,099,915,000 at December 31, 2000, primarily due to annuity sales as discussed above. Substantially all of our annuity products have a surrender charge feature designed to reduce early withdrawal or surrender of the policies and to partially compensate us for our costs if policies are withdrawn early. Notwithstanding these policy features, the withdrawal rates of policyholder funds may be affected by changes in interest rates.

        On October 18, 1996, we borrowed $10,000,000 from two banks under a variable rate revolving credit agreement. Proceeds from the borrowing were contributed to the capital and surplus of American Equity Life ($6,000,000) and used to refinance indebtedness we incurred to capitalize American Equity Life at the time of its formation ($4,000,000). During 1999, this line of credit was increased to permit maximum borrowings of $25,000,000, and we borrowed an additional $10,600,000, bringing our liability for notes payable to $20,600,000 at December 31, 1999. During 2000, the maximum borrowing level was increased to $50,000,000, and we borrowed an additional $23,400,000. We loaned the proceeds of the 1999 and 2000 borrowings to American Equity Investment Service Company (see discussion that follows under "—Liquidity of Parent Company"). During 2001, we borrowed an additional $6,000,000 and contributed the proceeds to the capital and surplus of American Equity Life. Effective December 31, 2001, we exercised an option to convert the line of credit to a term loan to be paid in fifteen equal quarterly installments. Under this agreement, we are required to maintain minimum capital and surplus levels at American Equity Life and meet certain other financial and operating ratio requirements. We are also prohibited from incurring other indebtedness for borrowed money without obtaining a waiver from the lenders and from paying dividends on our capital stock in excess of 10% of our consolidated net income for the prior fiscal year (except that in 1999 we were permitted to make a dividend payment equal to 44% of our consolidated net income for 1998).

        Stockholders' Equity.    We were initially capitalized in December, 1995 and January, 1996 through the issuance of shares of common stock for cash of $4,000,000. Subsequent to our initial capitalization (400,000 shares of common stock after a May 29, 1996 100-for-1 stock split), we issued additional shares of common stock, warrants to purchase shares of common stock and shares of series preferred stock convertible into shares of common stock in several private placement offerings as follows:

		Number Issued
Description	Issue Price				Warrant Exercise Price
		Shares	Warrants
Common Stock & Warrants
1996	$3.33	2,340,000	468,000		$3.33
1997	3.33	11,994	2,394		3.33
1998(1)	3.33	9,000	1,800		3.33

		2,360,994	472,194	(2)
1997	4.00	1,711,248	342,249	(3)	4.00
		—	204,750	(4)	4.00

		1,711,248	546,999
Common Stock—1997	5.33	7,998,750
1998 Series A Participating Preferred Stock	16.00	625,000

(1)
Issued to the placement agent in payment of a portion of the compensation due to the placement agent.
(2)
Exercised during 1998.
(3)
Exercised during 1999.
(4)
Issued to the placement agent as part of placement agent compensation; 170,625 exercised in 2000; the remaining 34,125 were exercised during April, 2002.

        The aggregate net proceeds from these offerings, including proceeds received from the exercise of warrants, was $65,699,000, substantially all of which was contributed to the capital and surplus of American Equity Life or used to fund the acquisition of the life insurance company acquired in 1996.

        A portion of the 7,998,750 shares of common stock issued in 1997 at $5.33 per share was issued in a rights offering to existing stockholders and, in connection therewith, certain of our officers and directors received management subscription rights to purchase one share of common stock for each share owned and one-half share of common stock for each stock option held on the offering date. An aggregate of 2,157,375 management subscription rights were issued to nine officers and directors at that time. The management subscription rights have an exercise price of $5.33 per share and expire on December 1, 2002. Farm Bureau Life Insurance Company purchased 4,687,500 shares of common stock in this offering and received a right of first refusal to maintain a 20% ownership interest in our capital stock.

        The 625,000 shares of 1998 Series A Participating Preferred Stock issued in 1998 have participating dividend rights with the shares of common stock, when and as such dividends are declared. The preferred shares are convertible into shares of common stock on a three for one basis upon the earlier of the initial public offering of our common stock or December 31, 2003.

        In September, 1999, American Equity Capital Trust I ("Trust I"), our wholly-owned subsidiary, issued $25,970,000 of 8% Convertible Trust Preferred Securities (the "8% Trust Preferred Securities"). In connection with Trust I's issuance of the 8% Trust Preferred Securities and the related purchase by us of all of Trust I's common securities, we issued $26,773,000 in principal amount of our 8% Convertible Junior Subordinated Debentures, due September 30, 2029 (the "8% Debentures") to Trust I. The sole assets of Trust I are the 8% Debentures and any interest accrued thereon. Each 8% Trust Preferred Security is convertible into one share of our common stock at a conversion price equal to the lesser of (i) $30 per share or (ii) 90% of the initial price per share to the public of common stock sold in connection with our initial public offering of such common stock, upon the earlier of the 91st day following such initial public offering or September 30, 2002. The interest payment dates on the 8% Debentures correspond to the distribution dates on the 8% Trust Preferred Securities.

        The 8% Trust Preferred Securities, which have a liquidation value of $30 per share plus accrued and unpaid distributions, mature simultaneously with the 8% Debentures. As of December 31, 2001, 865,671.33 shares of 8% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust I.

        In October, 1999, American Equity Capital Trust II ("Trust II"), our wholly-owned subsidiary, issued 97,000 shares of 5% Trust Preferred Securities (the "5% Trust Preferred Securities"). The 5% Trust Preferred Securities, which have a liquidation value of $100 per share ($97,000,000 in the aggregate) have been assigned a fair value of $78,577,000 (based upon an effective 7% yield-to-maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of fixed income trust preferred securities of equal value which were issued by the parent of Farm Bureau Life insurance Company. Farm Bureau beneficially owned 32.31% of our common stock as of March 31, 2002.

        In connection with Trust II's issuance of the 5% Preferred Securities and the related purchase by us of all of Trust II's common securities, we issued $100,000,000 in principal amount of our 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures") to Trust II. The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. All of the 5% Trust Preferred Securities are unconditionally guaranteed by us to the extent of the assets of Trust II.

        Liquidity for Insurance Operations.    Our life subsidiaries generally receive adequate cash flow from premium collections and investment income to meet their obligations. Annuity and life insurance liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to surrender and withdrawal penalty provisions. At December 31, 2001, approximately 99.9% of our annuity liabilities were subject to penalty upon surrender, with a weighted average remaining surrender charge period of 8.6 years and a weighted average surrender charge rate of 9.27%.

        We believe that the diversity of our investment portfolio and the concentration of investments in high-quality, liquid securities provides sufficient liquidity to meet foreseeable cash requirements. The investment portfolio at December 31, 2001 included $3,471,814,000 (amortized cost basis) of publicly traded investment grade bonds. Although there is no present need or intent to dispose of such investments, our life subsidiaries could readily liquidate portions of their investments, if such a need arose. In addition, investments could be used to facilitate borrowings under reverse-repurchase agreements or dollar-roll transactions. Such borrowings have been used by our life subsidiaries from time to time to increase our return on investments and to improve liquidity.

        Liquidity of Parent Company.    We, as the parent company, are a legal entity separate and distinct from our subsidiaries, and have no business operations. We need liquidity primarily to service our debt, including the subordinated debentures issued to subsidiary trusts, pay operating expenses and pay dividends to stockholders. The primary sources of funds for these payments are: (i) principal and interest payments received on our note receivable from American Equity Investment Service Company (see discussion that follows); (ii) dividends on capital stock and surplus note interest payments from our life subsidiaries; (iii) cash on hand ($3,755,000 at December 31, 2001); and (iv) cash ($601,000 at December 31, 2001) that may be distributed by American Equity Investment Properties, L.C., which holds the remaining cash proceeds from the sale of the office building in Birmingham, Alabama that was sold in 1998. We may also obtain cash by issuing debt or equity securities.

        The payment of dividends or distributions, including surplus note payments, by our life subsidiaries is subject to regulation by the insurance department of each subsidiary's state of domicile. Currently, our life subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed the greater of (1) the life subsidiary's net gain from operations (excluding net realized capital gains or losses) for the preceding calendar year, or (2) 10% of the life subsidiary's statutory surplus at the preceding December 31. For 2002, up to approximately $17,800,000 can be distributed as dividends by our life subsidiaries without prior approval of their state of domicile's insurance department. In addition, dividends may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life subsidiaries had approximately $8,400,000 of earned surplus at December 31, 2001.

        The maximum distribution permitted by law or contract is not necessarily indicative of an insurer's actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our life subsidiaries following any dividend or distribution must be reasonable in relation to our outstanding liabilities and adequate for its financial needs.

        The transfer of funds by American Equity Life is also restricted by certain covenants in our bank credit facility which, among other things, require American Equity Life to maintain statutory capital and surplus (including the asset valuation and interest maintenance reserves) equal to a minimum of $140,000,000 plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, none of our earned surplus at December 31, 2001 would be available for distribution by American Equity Life to us in the form of dividends or other distributions. Although these limitations will cease to exist when we repay indebtedness under our existing bank credit facility following the offering, we intend to enter into a new revolving credit facility which is likely to contain dividend limitations.

        Statutory accounting practices prescribed or permitted for our life subsidiaries differ in many respects from those governing the preparation of financial statements under accounting principles generally accepted in the United States ("GAAP"). Accordingly, statutory operating results and statutory capital and surplus may differ substantially from amounts reported in the GAAP basis financial statements for comparable items. Information as to statutory capital and surplus and statutory net income for our life subsidiaries as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is included in Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

        American Equity Life has entered into a general agency commission and servicing agreement with American Equity Investment Service Company (the "Service Company"), an affiliated company wholly-owned by our chairman and president, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. This agreement initially benefits American Equity Life's statutory surplus by extending the payment of a portion of the first year commissions on new annuity business written by American Equity Life over a longer period of time, thereby enabling American Equity Life to conduct a comparatively greater volume of business. In subsequent periods, American Equity Life's statutory surplus is reduced through the payment of renewal commissions to the Service Company on this business based upon the account balances of the annuities remaining in force for a period of five years (see Note 8 to the audited consolidated financial statements included elsewhere in this prospectus). During the years ended December 31, 2000 and 1999, the Service Company paid $28,400,000 and $37,723,000, respectively, to our agents. American Equity Life did not request services under this agreement in 2001 and has no plans to request these services in 2002. We paid renewal commissions to the Service Company during the years ended December 31, 2001, 2000 and 1999 of $23,198,000, $20,449,000 and $7,001,000, respectively.

        During 1999, we agreed to loan the Service Company up to $50,000,000 as the source of funds for the affiliate portion of first year commissions and had advanced $41,565,000 pursuant to the promissory note evidencing this agreement. Principal and interest are payable quarterly over five years from the date of the advance. At December 31, 2001, the total amount due from the Service Company under this agreement was $29,139,000.

        Future payments by American Equity Life on business in force at December 31, 2001 are dependent upon the account balances of the annuities remaining in force on each remaining quarterly renewal commission payment date. Estimated future renewal commission payments by American Equity Life would be: $23,604,000 for 2002; $20,230,000 for 2003; $16,156,000 for 2004 and $3,982,000 for 2005.

Inflation

        Inflation does not have a significant effect on our balance sheet. We have minimal investments in property, equipment or inventories. To the extent that interest rates may change to reflect inflation or inflation expectations, there would be an effect on our balance sheet and operations. Higher interest rates experienced in recent periods have decreased the value of our fixed maturity investments. It is likely that declining interest rates would have the opposite effect. It is not possible to calculate the effect such changes in interest rates, if any, have had on our operating results.

Interim Results of Operations

        Our business has continued to grow rapidly, with reserves for annuities and single premium universal life policies increasing from $3,968,455,000 at December 31, 2001 to $4,368,473,000 at March 31, 2002. Deposits from sales of annuities and single premium universal life policies during the three months ended March 31, 2002, before reinsurance ceded, increased 22% to $610,526,000 compared to $500,277,000 for the same period in 2001. Deposits for the first quarter of 2002 were reduced by $189,478,000 for amounts ceded to an affiliate insurance company as part of a coinsurance agreement as described in Note 5 to the audited consolidated financial statements included elsewhere in this prospectus. The continued strong production is a direct result of the growth in our agency force which increased from 22,000 agents at December 31, 2000 to approximately 34,000 agents at December 31, 2001 and approximately 37,000 agents at March 31, 2002.

        Our net income increased $2,942,000 to $3,258,000 for the first quarter of 2002, compared to income before cumulative effect of change in accounting principle of $316,000 for the same period in 2001. This increase is primarily attributable to an increase in net investment income during the first quarter of 2002. Following is a reconciliation of net income to adjusted operating income which excludes the impact of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as well as realized gains and losses on investments, neither of which management believes are indicative of operating trends.

	2002	2001
Net income (loss)	$3,258	$(483)
Adjustments:
Net realized gains (losses) on sales of investments	(289)	101
Impact of SFAS No.133
Unrealized gains (losses) on derivatives	3,915	(6,005)
Adjustments for changes in amortization of deferred acquisition costs	45	2,241
Change in fair value of embedded derivatives	(3,474)	2,723
Cumulative effect of change in accounting for derivatives	—	(799)

Adjusted net operating income	$3,061	$1,256

Adjusted net operating income per common share:
Earnings per common share	$0.19	$0.08
Earnings per common share—assuming dilution	$0.17	$0.07
Weighted average common shares:
Common shares	16,388,417	16,406,842
Common shares—assuming dilution	17,889,143	18,117,798

        The adjustments for net realized gains (losses) on investments and the impact of SFAS No. 133 are net of income taxes attributable to those items. The adjustment for net realized gains (losses) is also net of adjustments for changes in amortization of deferred acquisition costs.

        Traditional life and accident and health insurance premiums decreased 11% to $2,937,000 for the first quarter of 2002, compared to $3,282,000 for the same period in 2001. These changes are principally attributable to corresponding changes in direct sales of life products.

        Annuity and single premium universal life product charges (surrender charges assessed against policy withdrawals and mortality and expense charges assessed against single premium universal life policyholder account balances) increased 13% to $3,017,000 for the first quarter of 2002, compared to $2,661,000 for the same period in 2001. These increases are principally attributable to the growth in our annuity business and correspondingly, an increase in annuity policy withdrawals subject to surrender charges. Withdrawals from annuity and single premium universal life policies were $66,335,000 for the three months ended March 31, 2002 compared to $47,596,000 for the same period in 2001.

        Net investment income increased $26,871,000 to $51,891,000 in the first quarter of 2002, compared to $25,020,000 for the same period in 2001. Invested assets (amortized cost basis) increased 13% to $4,201,935,000 at March 31, 2002 compared to $3,720,435,000 at December 31, 2001, while the effective yield earned on invested assets (excluding cash and cash equivalents) was 7.1% for the three months ended March 31, 2002 compared to 7.3% for the same period in 2001. Net investment income also includes amounts related to the options we hold to fund the annual index credits on our equity index annuities. This includes gains received on such options, which are passed on to the equity index policyholders, and the cost of such options, which is amortized ratably over the life of the options. Gains received on options held for equity index policies were $1,687,000 and $854,000 for the three months ended March 31, 2002 and 2001, respectively. Costs of amortization of such options were $16,926,000 and $17,464,000 for the three months ended March 31, 2002 and 2001, respectively.

        Realized gains (losses) on the sale of investments consisted of net realized losses of $1,087,000 in the first quarter of 2002 compared to realized gains of $156,000 for the same period in 2001. In the first three months of 2002, net realized losses of $1,087,000 included: (i) realized gains of $913,000 on the sale of certain corporate fixed maturity and equity securities and (ii) the write down of $2,000,000 in the fair value of a security in recognition of an "other than temporary" impairment.

        Unrealized gains (losses) on derivatives representing the change in fair value on the options we hold to fund the annual index credits on our equity index annuities were $6,023,000 in the first quarter of 2002, and $(9,238,000) for the three months ended March 31, 2001. These amounts arise from the adoption of SFAS No. 133 as of January 1, 2001, which requires the recognition of unrealized gains (losses) from the change in fair value of derivative securities that we hold even though any ultimate gain realized will be credited to the underlying policyholder. No losses will be incurred above the cost of the options, which we amortize as a charge against investment income over their one-year lives. See Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

        Traditional life and accident and health insurance benefits increased 6% to $2,321,000 in the first quarter of 2002, compared to $2,197,000 for the same period in 2001. These increases are principally attributable to an increase in death benefits and surrenders.

        Interest credited to annuity policyholder account balances increased $22,374,000 to $36,222,000 in the first quarter of 2002, compared to $13,848,000 for the same period in 2001. These increases are principally attributable to the increase in annuity liabilities.

        The amounts are also impacted by changes in the weighted average crediting rates for our annuity liabilities, which are summarized as follows:

	Fixed Rate (without bonuses)	Fixed Rate (with bonuses)	Equity Index Credits	Equity Index Option Costs
March 31, 2002	5.49%	6.04%	3.04%	4.01%
March 31, 2001	5.61%	6.22%	0.98%	5.02%

        The above crediting rates on our fixed rate annuities includes both multi-year rate guaranteed and annually adjustable rate products. Such rates are disclosed with and without the impact of first-year bonuses paid to policyholders. Generally such bonuses are deducted from the commissions paid to sales agents on such products and deferred as policy acquisition costs. With respect to our equity index annuities, the weighted average option costs represent the expenses we incur to fund the annual index credits on the equity index policies. Gains realized on such options are recorded in net investment income, and are also reflected as an expense in interest credited to annuity policyholder account balances. Option costs are amortized as a charge against net investment income.

        Change in fair value of embedded derivatives was $5,345,000 in the first quarter of 2002 and $(4,190,000) for the three months ended March 31, 2001. These amounts arise from the adoption of SFAS No. 133 as of January 1, 2001, which requires recognition of the change in estimated fair value of equity index annuity reserves. Under SFAS No. 133, the annual crediting liabilities on our equity index annuities are treated as a "series of embedded derivatives" over the life of the applicable contracts. We are required to estimate the fair value of these future liabilities by projecting the cost of the annual options we will purchase in the future to fund the index credits. See Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

        Interest expense on notes payable decreased 38% to $557,000 for the first quarter of 2002, compared to $896,000 for the same period in 2001. This decrease is attributable to a decrease in the average cost of funds borrowed.

        Interest expense on General Agency Commission and Servicing Agreement decreased 34% to $1,050,000 for the first quarter of 2002, compared to $1,582,000 for the same period in 2001. The decrease for the first quarter of 2002 was principally attributable to a decrease in the amounts due under the General Agency Commission and Servicing Agreement. See Note 8 to the audited consolidated financial statements located elsewhere in this prospectus.

        Interest expense on amounts due under repurchase agreements was $951,000 for the first quarter of 2001. There was no interest expense on amounts due under repurchase agreements for the first quarter of 2002 as no borrowings were outstanding during the quarter.

        Amortization of deferred policy acquisition costs and value of insurance in force acquired increased $6,747,000 to $7,186,000 in the first quarter of 2002, compared to $439,000 for the same period in 2001. This increase is primarily due to: (i) growth in our annuity business as discussed above; and (ii) the introduction of multi-year rate guaranteed products with shorter expected lives. See Note 1 to the audited consolidated financial statements located elsewhere in this prospectus.

        Other operating costs and expenses decreased 16% to $3,253,000 in the first quarter of 2002, compared to $3,863,000 for the same period in 2001. This decrease is principally attributable to a decrease in salary expense, related benefits and certain marketing expenses.

        Income tax expense increased $1,493,000 to $1,610,000 in the first quarter of 2002, compared to $117,000 for the same period in 2001. The increase is principally due to an increase in pretax income. The effective income tax rate for the 2002 periods is less than the applicable statutory federal income tax rate of 35% because of (i) tax benefits for earnings attributable to redeemable preferred securities of subsidiary trusts and (ii) state income tax benefits on the parent company's loss generated by its non- life insurance company subsidiaries (life insurance subsidiary taxable income is taxed at the 35% federal income tax rate and not generally subject to state income taxes).

Interim Financial Condition

        Investments.    Cash and investments increased 10% to $4,168,416,000 at March 31, 2002 compared to $3,780,265,000 at December 31, 2001 as a result of the growth in our annuity business discussed above, offset by a decrease in the fair value of our available-for-sale fixed maturity and equity securities. At March 31, 2002, the fair value of our available-for-sale fixed maturity and equity securities was $234,112,000 less than the amortized cost of those investments, compared to $126,643,000 at December 31, 2001. At March 31, 2002, the amortized cost of our fixed maturity securities held for investment exceeded the market value by $54,925,000, compared to $42,227,000 at December 31, 2001. The increase in the net unrealized investment losses at March 31, 2002 compared to December 31, 2001 is related to an increase of approximately 35 basis points in market interest rates. Such unrealized losses are recognized in the accumulated other comprehensive loss component of stockholders' equity (deficit), net of related changes in the amortization patterns of deferred policy acquisition costs and deferred income taxes. The resulting deferred tax asset has been reviewed by management and no related valuation allowance was considered necessary at March 31, 2002. However, if management were to determine that an allowance was required in subsequent 2002 quarters, such amounts would increase the accumulated other comprehensive loss component of stockholders' equity (deficit).

        Substantially all of the market value decline in our portfolio at March 31, 2002 and December 31, 2001 is related to interest rate movement, and substantially all of our invested assets are marketable. We do not believe that such declines will have a material impact on our future operations or liquidity. Interest rate changes tend to cause volatility in our fixed income asset values, which is magnified by the relatively long duration of the assets and by redemption call options applicable to a portion of such assets. The longer duration of our assets corresponds to the longer duration of our liabilities. All of our annuity reserves are subject to surrender charges which we believe limit our exposure to policyholder withdrawals. At March 31, 2002, the remaining weighted average surrender charge period for our aggregate annuity reserves was 9.25 years and the weighted average remaining surrender charge percentage was 12.19%. In light of our growth in new annuity sales in 2001 and the expected continued growth in 2002, we expect the surrender charge periods to continue to lengthen as new annuities with longer surrender periods are added to the aggregate reserve balance. Although the duration of the assets exposes us to greater market value volatility, we believe that it does not impact our ability to earn a targeted spread based upon the yield to amortized cost of the assets. As our annuity reserves mature over the next ten years, we expect to be exposed to higher levels of policyholder withdrawals, and we intend to manage that risk by gradually reducing the overall duration of the invested assets over that ten year period.

        Our investment portfolio is summarized in the tables below:

	March 31, 2002		December 31, 2001
	Carrying Amount	Percent	Carrying Amount	Percent
	(Dollars in thousands)
Fixed maturities:
United States Government and agencies	$2,394,034	57.4%	$2,087,484	55.2%
State, municipal, and other governments	5,033	0.1%	5,099	0.1%
Public utilities	37,468	0.9%	38,472	1.0%
Corporate securities	435,182	10.4%	473,556	12.5%
Redeemable preferred stocks	92,158	2.2%	92,649	2.5%
Mortgage and asset-backed securities
Government	620,988	14.9%	528,325	14.0%
Non-government	203,136	4.9%	203,781	5.4%

Total fixed maturities	3,787,999	90.8%	3,429,366	90.7%
Equity securities	19,062	0.5%	18,245	0.5%
Mortgage loans	120,050	2.9%	108,181	2.9%
Derivative instruments	49,764	1.2%	40,052	1.1%
Policy loans	297	0.0%	291	0.0%
Cash and cash equivalents	191,244	4.6%	184,130	4.8%

Total cash and investments	$4,168,416	100.0%	$3,780,265	100.0%

        The table below presents our fixed maturity securities by NAIC designation and the equivalent ratings of the nationally recognized securities rating organizations.

		March 31, 2002
NAIC Designation	Rating Agency Equivalent	Carrying Amount	Percent
		(Dollars in thousands)
1	Aaa/Aa/A	$3,376,487	89.2%
2	Baa	361,496	9.5%
3	Ba	39,584	1.0%
4	B	10,432	0.3%
5	Caa and lower	—	—
6	In or near default	—	—

	Total fixed maturities	$3,787,999	100.0%

        During 2001, we began a commercial mortgage loan program. At March 31, 2002, we held $120,050,000 of mortgage loans compared to $108,181,000 at December 31, 2001. These mortgage loans are diversified as to property type, location, and loan size, and are collateralized by the related properties. Our mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. At March 31, 2002, the commercial mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

	March 31, 2002
	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East North Central	$10,576	8.8%
East South Central	15,969	13.3%
Middle Atlantic	18,264	15.2%
New England	3,484	2.9%
South Atlantic	50,000	41.7%
West North Central	21,757	18.1%

Total	$120,050	100.0%

	March 31, 2002
	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$43,300	36.1%
Retail	29,946	24.9%
Industrial	28,491	23.7%
Hotel	13,084	10.9%
Mixed use/other	5,229	4.4%

Total	$120,050	100.0%

        Liquidity.    The rate of growth in new annuity sales has generated a very high volume of current liquidity. For the year ended December 31, 2001, our net cash receipts from new annuity sales were

$2,007,000,000 compared to total returns of policyholder account balances of $223,000,000. For the three months ended March 31, 2002, our net cash receipts from new annuity sales were $421,000,000 compared to total returns of policyholder account balances of $66,000,000.

        If further sales of new annuity products were to cease, expected lapses in annuities and other anticipated cash outlays would be fully funded from investment earnings, offset by the applicable surrender charges. In that situation, we would also consider whether to reduce crediting rates to widen our gross spreads. In the unlikely event that the entire block of our annuity reserves were to lapse, we anticipate that applicable surrender charges would offset losses realized upon the sale of our invested assets and would offset, in whole or in part, our unamortized deferred acquisition costs.

        We did not issue any debt securities during the first three months of 2002, although certain restrictive covenants of our credit agreement related to our notes payable were amended during the quarter. Management may be required to take certain actions to remain in compliance with the amended covenants. For information related to our notes payable and requirements under the related credit agreement, see Note 7 to the audited consolidated financial statements located elsewhere in this prospectus.

        The statutory capital and surplus of our life insurance subsidiaries at March 31, 2002 was $183,765,000. The life insurance subsidiaries made surplus note interest payments to us of $660,000 during the three months ended March 31, 2002. For the remainder of 2002, up to approximately $17,800,000 can be distributed by the life insurance subsidiaries as dividends without prior regulatory approval. Dividends may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. Our life insurance subsidiaries had $13,958,000 of earned surplus at March 31, 2002.

        The transfer of funds by American Equity Life is also restricted by certain covenants in our bank credit facility, which, among other things, require American Equity Life to maintain statutory capital and surplus (including asset valuation and interest maintenance reserves) equal to a minimum of $140,000,000 plus 25% of statutory net income and 75% of the capital contributions to American Equity Life for periods subsequent to December 31, 2000. Under the most restrictive of these limitations, none of our earned surplus at March 31, 2002 would be available for distribution by American Equity Life to us in the form of dividends or other distributions. Although these limitations will cease to exist when we repay indebtedness under our existing bank credit facility following the offering, we intend to enter into a new revolving credit facility which is likely to contain dividend limitations.

Quantitative and Qualitative Disclosures about Market Risk

        We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) consist predominately of investment grade fixed maturity securities of very high credit quality; (ii) have projected returns which satisfy our spread targets; and (iii) have characteristics which support the underlying liabilities. Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency of business.

        We seek to maximize the total return on our available-for-sale investments through active investment management. Accordingly, we have determined that our available-for-sale portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates; (ii) changes in relative values of individual securities and asset sectors; (iii) changes in prepayment risks; (iv) changes in credit quality outlook for certain securities; (v) liquidity needs; and (vi) other factors. We have a portfolio of held for investment securities which consists principally of zero coupon bonds issued by U.S. government agencies. These securities are purchased to secure long-term yields which meet our spread targets and support the underlying liabilities.

        Interest rate risk is our primary market risk exposure. Substantial and sustained increases and decreases in market interest rates can affect the profitability of our products and the market value of our investments. The profitability of most of our products depends on the spreads between interest yield on investments and rates credited on insurance liabilities. We have the ability to adjust crediting rates (participation or asset fee rates for equity index annuities) on substantially all of our annuity policies at least annually (subject to minimum guaranteed values). In addition, substantially all of our annuity products have surrender and withdrawal penalty provisions designed to encourage persistency of business and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions.

        A major component of our interest rate risk management program is structuring the investment portfolio with cash flow characteristics consistent with the cash flow characteristics of our insurance liabilities. We use computer models to simulate cash flows expected from our existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from our assets to meet the expected cash requirements of our liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. (The "duration" of a security is the time weighted present value of the security's expected cash flows and is used to measure a security's sensitivity to changes in interest rates). When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in value of assets should be largely offset by a change in the value of liabilities. At March 31, 2002, the effective duration of our cash and invested assets backing our insurance liabilities was approximately 10.2 years and the estimated duration of our insurance liabilities was approximately 6.8 years.

        If interest rates were to increase 10% from levels at March 31, 2002, we estimate that the fair value of our fixed maturity securities, net of corresponding changes in the values of deferred policy acquisition costs and insurance in force acquired would decrease by approximately $233,064,000. The computer models used to estimate the impact of a 10% change in market interest rates incorporate numerous assumptions, require significant estimates and assume an immediate and parallel change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

        At March 31, 2002, 71.6% of our fixed income securities have call features and 4.7% are subject to current redemption. Another 54.9% will become subject to call redemption through December 31, 2002. During the first quarter of 2002, we received $15,000,000 in net redemption proceeds related to the exercise of such call options. We have reinvestment risk related to these redemptions to the extent we cannot reinvest the net proceeds in assets with credit quality and yield characteristics similar to the redeemed bonds. Such reinvestment risk typically occurs in a declining rate environment. Should rates decline to levels which tighten the spread between our average portfolio yield and average cost of credited income on our annuity liability reserves, we have the ability to reduce crediting rates on most of our annuity liabilities to maintain the spread at our targeted level. Approximately 71.2% of our annuity liabilities are subject to annual adjustment of the applicable crediting rates at our discretion, limited by minimum guaranteed crediting rates of 3 to 4%.

        With respect to our equity index business, we purchase call options on the applicable equity indexes to fund the annual index credits on such annuities. These options are primarily one-year instruments purchased to match the funding requirements of the underlying policies. Our risk associated with the current options we hold is limited to the cost of such options, which we amortize in full over their one-year lives. Market value changes associated with those investments are substantially offset by an increase or decrease in the amounts added to policyholder account balances for equity-indexed products. In 2001, we realized gains of $3,085,000 on our equity index options, and we credited $5,015,000 to policy holders. In the first quarter of 2002, we realized gains of $1,687,000 on our equity index options, and we credited $1,801,000 to policy holders. On the respective anniversary dates of the equity index policies, we purchase new one-year call options to fund the next annual index credits. The risk associated with these prospective purchases is the uncertainty of the cost, which will determine whether we are able to earn our spread on our equity index business. This is a risk we manage through the terms of our equity index annuities, which permit us to change annual participation rates, asset fees, and/or caps, subject to guaranteed minimums. By reducing participation rates, asset fees or caps, we can limit option costs to budgeted amounts except in cases where the minimum guarantees would prevent further reductions. Based upon actuarial testing conducted as a part of the design of our equity index product, we believe the risk that minimum guarantees would prevent us from controlling option costs is negligible.

        During 2000 and 1999, we purchased financial futures instruments and total return exchange agreements as a part of our asset-liability management activities. Our operations are subject to risk of interest rate fluctuations to the extent that there is a difference between the amount of our interest-earning assets and interest-bearing liabilities that mature in specified periods. The principal objective of our asset-liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk, and facilitating our funding needs. Financial futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument. Total return exchange agreements generally involve the exchange of the total return or yield on a referenced security for a specified interest rate.

        If financial futures contracts used to manage interest rate risk were terminated early or resulted in payments based on the change in value of the underlying asset, any resulting gain or loss was deferred and amortized as an adjustment to the yield of the designated asset over its remaining life as the transaction qualified for hedge accounting. The effectiveness of the hedge was measured by a historical and future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If correlation ceased to exist, hedge accounting would have been terminated and gains or losses recorded in income. During 2000 and 1999, high correlation was achieved. Deferred gains (losses) totaling ($2,276,000) and $4,970,000 for 2000 and 1999, respectively, are included in held for investment fixed maturities and will be amortized as an adjustment to interest income over the life of the hedged instrument.

        For total return exchange agreements, the differential of the total return yield or interest to be paid or received on a settlement date was recognized as an adjustment to investment income. If a total return swap agreement was terminated early any resulting gain or loss was recognized as realized gain or loss. In 2000, we recognized net investment expense of $10,583,000 related to payments made on settlement dates, and realized a gain of $7,177,000 on the termination of one total return swap agreement.

        We did not purchase or enter into any financial futures instruments or total return exchange agreements during 2001 and all agreements were terminated or matured as of December 31, 2000.

BUSINESS

History

        We were formed on December 15, 1995, to develop, market, issue and administer annuities and life insurance. We are a full service underwriter of a broad array of annuity and insurance products. Our business consists primarily of the sale of fixed rate and equity index annuities and accordingly, we have only one segment of business. Our business strategy is to focus on our annuity business and earn predicable returns by managing investment spreads and investment risk.

        As a foundation for beginning our business, we acquired two existing blocks of insurance from American Life and Casualty Insurance Company, the principal operating subsidiary of The Statesman Group, Inc., of which our Chairman, David J. Noble, and our Executive Vice Presidents, James M. Gerlach and Terry A. Reimer, were previously officers. In September 1996, we acquired Century Life Insurance Company which expanded our licensing authority to 23 states and the District of Columbia. We then merged our life insurance subsidiary into Century Life Insurance Company and renamed the merged entity "American Equity Investment Life Insurance Company."

        On June 5, 2001, we formed a New York domiciled insurance company named American Equity Investment Life Insurance Company of New York.

Annuity Market Overview

        Our target market includes the group of individuals ages 45-75 who are seeking to accumulate tax-deferred savings. We believe that significant growth opportunities exist for annuity products because of favorable demographic and economic trends. According to the U. S. Census Bureau, there were 35.0 million Americans age 65 and older in 2000, representing 12% of the U. S. population. By 2030, this sector of the population is expected to increase to 22% of the total population. Our products are particularly attractive to this group as a result of the guarantee of principal, competitive rates of credited interest, tax-deferred growth and alternative payout options.

        According to the Life Insurance Marketing and Research Association, sales of individual annuities (based on preliminary information) increased 17% in 2000 to $190.5 billion from $163.5 billion in 1999 (last year in which actual data is available). In 2000, fixed annuity sales, which include equity index and fixed rate annuities, increased 27% to $52.8 billion from $41.7 billion in 1999, which was a 30% increase from $32.0 billion in 1998. Sales of equity index annuities have grown to $5.4 billion in 1999 (last year in which actual data is available), an increase of 29% from $4.2 billion in 1998. Further, from 1995 through 1999, equity index annuities have grown at a cumulative average growth rate of 127% from $200 million in 1995 to $5.4 billion in 1999. We believe equity index annuities, which have a crediting rate linked to the change in various indexes, appeal to purchasers interested in participating in gains linked to equity markets without the risk of loss of principal. The effectiveness of a wide range of fixed rate annuity products, during volatile equity and bond markets, has enabled us to enjoy favorable growth since our inception in 1996.

Strategy

        Our business strategy is to focus primarily on our annuity business. Key elements of this strategy include the following:

  •
  Expand our Current Independent Agency Network.  We believe that our successful relationships with 98 national marketing organizations and approximately 37,000 independent agents represent a significant competitive advantage. We intend to grow and enhance our core distribution channel by expanding our relationships with national marketing organizations and independent agents, by listening and reacting to their product needs and by stressing the highest quality service possible.

  •
  Continue to Introduce Innovative and Competitive Products.  We intend to be at the forefront of the fixed annuity industry in offering our national marketing organizations, independent agents and policyholders innovative and competitive products. We were the first company to introduce an equity index annuity which allowed purchasers to earn investment returns linked to the Dow Jones IndexSM and one of the first to offer an equity index annuity with investment returns linked to the Russell 2000 IndexSM, all without risk of loss by purchasers of their principal. We believe that our continued focus on anticipating and being responsive to the product needs of our independent agents and policyholders will lead to increased customer loyalty, revenues and profitability.

  •
  Maintain our Profitability Focus and Improve Operating Efficiency.  We are committed to constantly improving our profitability by maintaining our singular focus on the insurance and annuity industry. We are constantly seeking out operating efficiencies within our business so that we can provide innovative products with attractive value to our independent agents and policyholders. Further, we have implemented competitive incentive programs for our employees to maximize our revenues.

  •
  Develop Additional Distribution Channels.  To date, our products have been sold exclusively through a national network of independent insurance agents. We intend to build complementary distribution channels for the sale of our products. Additional distribution channels being pursued include the banking and broker-dealer networks. We believe that new product distribution channels represent a significant growth opportunity for us over the next few years.

  •
  Expand the Use of Technology.  We have made substantial investments in technology improvements to our business including the development of a password-secure website, which allows our independent agents to receive confidential information on their customer accounts. We believe that these technological improvements combined with our conservative operating philosophies will lead to increased value for our company.

Products

        Our products include fixed rate annuities, equity index annuities, a variable annuity and life insurance.

        Fixed Rate Annuities.    These products, which accounted for approximately 71% of the total annuity deposits collected during 2001 and approximately 52% for the three months ended March 31, 2002, include single premium deferred annuities ("SPDAs"), flexible premium deferred annuities ("FPDAs") and single premium immediate annuities ("SPIAs"). An SPDA generally involves the tax-deferred accumulation of interest on a single premium paid by the policyholder. After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years, or for a combination of these payment options. We introduced two new types of SPDAs in December 2000, under which the annual crediting rate is guaranteed for either a three-year or a five-year period. Sales of these multi-year rate guaranteed SPDAs accounted for 57% of total annuity deposits in 2001, and approximately 32% of total annuity deposits for the three months ended March 31, 2002.

        FPDAs are similar to SPDAs in many respects, except that the FPDA allows additional premium payments in varying amounts by the policyholder without the filing of a new application. Our SPDAs and FPDAs (excluding the multi-year rate guaranteed products) generally have an interest rate (the "crediting rate") that is guaranteed by us for the first policy year. After the first policy year, we have the discretionary ability to change the crediting rate once annually to any rate at or above a guaranteed minimum rate. The guaranteed rate on our annually adjustable rate policies in force and new issues ranges from 3% to 4%. The guaranteed rate on our multi-year rate guaranteed policies in force and new issues ranges from 4.5% to 6.5% for the three-year rate guaranteed product and from 5.0% to

7.0% for the five-year rate guaranteed product. The initial crediting rate is largely a function of the interest rate we can earn on invested assets acquired with new annuity fund deposits and the rates offered on similar products by our competitors. For subsequent adjustments to crediting rates, we take into account the yield on our investment portfolio, annuity surrender assumptions, competitive industry pricing and crediting rate history for particular groups of annuity policies with similar characteristics.

        Approximately 29% of our fixed rate annuity sales have been "bonus" products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1% to 7% of the annuity deposit for the first policy year only. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. Generally, there is a compensating adjustment in the commission paid to the agent to offset the first year interest bonus. In all situations, we obtain an acknowledgment from the policyholder, upon policy issuance, that a specified portion of the first year interest will not be paid in renewal years. As of March 31, 2002, crediting rates on our outstanding SPDAs and FPDAs generally ranged from 4.50% to 8.00%, excluding interest bonuses guaranteed for the first year. The average crediting rate on FPDAs and SPDAs including interest bonuses was 6.04%, and the average crediting rate on those products excluding bonuses was 5.49%.

        The policyholder is typically permitted to withdraw all or a part of the premium paid, plus accrued interest credited to the account (the "accumulation value"), subject to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our SPDAs and FPDAs provide for penalty-free withdrawals of up to 10% of the accumulation value each year after the first year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which generally ranges from three to fifteen years after the date the policy is issued. This surrender charge is initially 9% to 25% of the accumulation value and generally decreases by approximately one to two percentage points per year during the surrender charge period. Surrender charges are set at levels to protect us from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice lengthens the effective duration of the policy liabilities and enables us to maintain profitability on such policies.

        Our SPIAs are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder's choice at the time of issue. The amounts, frequency, and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The single premium is often the payout from a terminated annuity contract. The implicit interest rate on SPIAs is based on market conditions when the policy is issued. The implicit interest rate on our outstanding SPIAs averaged 5.18% at March 31, 2002.

        Equity Index Annuities.    Equity index annuities accounted for approximately 29% of the total annuity deposits collected during 2001 and approximately 47% for the three months ended March 31, 2002. These products allow purchasers to earn investment returns linked to equity index appreciation without the risk of loss of their principal. Several of these products allow the purchaser to transfer funds once annually among several different crediting strategies, including one or more index based strategies, a traditional fixed rate strategy and/or a multi-year rate guaranteed strategy.

        The annuity contract value is equal to the premiums paid as increased for returns which are based upon a percentage (the "participation rate") of the annual appreciation (based in certain situations on monthly averages) in a recognized index or benchmark. The participation rate, which we may reset annually, generally varies among the equity index products from 65% to 100%. Some of the products also have an "asset fee" of from 1% to 4%, which is deducted from the interest to be credited. The asset fees may be adjusted annually by us, subject to stated maximums. In addition, some products apply an overall maximum limit (or "cap") on the amount of annual interest the policyholder may earn in any one contract year, and the applicable cap also may be adjusted annually subject to stated minimums. The minimum guaranteed contract values are equal to 80% to 100% of the premium collected plus interest credited at an annual rate of 3%. We purchase call options on the applicable indexes as an investment to provide the income needed to fund the amount of the annual appreciation required to be credited on the equity index products. The setting of the participation rates, asset fees and caps is a function of the interest rate we can earn on the invested assets acquired with new annuity fund deposits, cost of call options and features offered on similar products by competitors.

        Approximately 10% of our equity index annuity sales have been "premium bonus" products. The initial annuity deposit on these policies is increased at issuance by the specified premium bonus ranging from 3% to 6%. Generally, there is a compensating adjustment in the commission paid to the agent to offset the premium bonus.

        The annuities provide for penalty-free withdrawals of up to 10% of premium or accumulation value (depending on the product) in each year after the first year of the annuity's term. Other withdrawals are subject to a surrender charge ranging initially from 9% to 25% over a surrender period of from five to fifteen years. During the applicable surrender charge period, the surrender charges on some equity index products remain level, while on other equity index products, the surrender charges decline by one to two percentage points per year. After a number of years, as specified in the annuity contract, the annuitant may elect to take the proceeds of the annuity either in a single payment or in a series of payments for life, for a fixed number of years or for a combination of these payment options.

        Variable Annuity.    Variable annuities differ from equity index and fixed rate annuities in that the policyholder, rather than the insurance company, bears the investment risk and the policyholder's rate of return is dependent upon the performance of the particular investment option selected by the policyholder. Profits on variable annuities are derived from the fees charged to contract owners rather than from the investment spread. Sales to date have been insignificant and account for less than 1% of total annuity deposits as of March 31, 2002.

        In December 1997, we entered into a strategic alliance with Farm Bureau Life Insurance Company for the development, marketing and administration of variable annuity products. This alliance, which consists of the reinsurance and related administrative agreements discussed below, enabled us to introduce variable products into our product line. An affiliate of Farm Bureau provides the administrative support necessary to manage this business, and is paid an administrative fee for those services. We share in 30% of the risks, costs and operating results of these products through a reinsurance arrangement. See the discussion under "—Reinsurance" for additional information regarding this arrangement as well as Farm Bureau's beneficial ownership of our common stock. Our variable product became available for sale in the third quarter of 1998.

        Life Insurance.    These products include traditional ordinary, term, universal life and other interest- sensitive life insurance products. We are one of the largest life insurance carriers for members of the state National Guard Associations, with approximately $1.5 billion of life insurance in force as of March 31, 2002. We acquired this business from American Life and Casualty Insurance Company in 1996. We intend to continue offering a complete line of life insurance products for individual and group markets.

Investments

        Investment activities are an integral part of our business, and investment income is a significant component of our total revenues. Profitability of many of our products is significantly affected by spreads between interest yields on investments and rates credited on annuity liabilities. Although substantially all credited rates on annually adjustable rate SPDAs and FPDAs may be changed annually, changes in crediting rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition and other factors, including the potential for increases in surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of March 31, 2002, the average yield, computed on the amortized cost basis, of our investment portfolio (excluding cash and cash equivalents), was 7.10%; the average interest rate credited or accruing to our fixed rate annuity liabilities, excluding interest bonuses guaranteed for the first year of the annuity contract, was 5.49%.

        We manage the equity-based risk component of our equity index annuities by purchasing call options on the applicable indexes to hedge such risk and adjusting the participation rates, asset fee rates and other product features to reflect the change in the cost of such options (which varies based on market conditions). All of such options are purchased to fund the index credits on our equity index annuities at their respective anniversary dates, and new options are purchased at each of the anniversary dates to fund the next annual index credits. The full cost of such options are amortized as a charge against net investment income over their one-year lives.

        For additional information regarding the composition of our investment portfolio and our interest rate risk management, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures About Market Risk" and Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

Marketing

        We market our products through a variable cost brokerage distribution network. We emphasize high quality service to our agents and policyholders along with the twice-a-week payment of commissions to our agents. We believe this has been significant in building excellent relationships with our existing agency force.

        We have recruited approximately 37,000 independent agents and agencies through March 31, 2002, ranging in profile from national sales organizations to personal producing general agents. We aggressively recruit new agents and expect to continue to expand our independent agency force. In our recruitment efforts, we emphasize that agents have direct access to our executive officers, giving us an edge in recruiting over larger and foreign-owned competitors. We are currently licensed to sell our products in 46 states and the District of Columbia. We have applied or anticipate applying for licenses to sell our products in the remaining states.

        The insurance brokerage distribution system is comprised of insurance brokers and marketing organizations. We are pursuing a strategy to increase the size of our brokerage distribution network by developing additional relationships with national and regional marketing organizations. These organizations typically recruit agents for us by advertising our products and our commission structure, through direct mail advertising, or through seminars for insurance agents and brokers. These organizations bear most of the cost incurred in marketing our products. We compensate marketing organizations by paying them a percentage of the commissions earned on new annuity and life policy sales generated by the agents recruited in such organizations. We also conduct other incentive programs for agents from time to time, including equity-based programs for our leading national marketers. We generally do not enter into exclusive arrangements with these marketing organizations.

        One of our national marketing organizations accounted for approximately 10% of the annuity deposits and insurance premium collections during the first three months of 2002. The states with the largest share of direct premiums collected in 2001 are: Texas (14.2%), California (11.9%), Florida (11.2%), Illinois (6.6%) and Pennsylvania (5.2%).

Competition and Ratings

        We operate in a highly competitive industry. Most of our competitors are substantially larger and enjoy substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships. Our annuity products compete with equity index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other investment and retirement funding alternatives offered by asset managers, banks, and broker-dealers. Our insurance products compete with other insurance companies, financial intermediaries and other institutions based on a number of features, including crediting rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and broker compensation.

        The sales agents for our products use the ratings assigned to an insurer by independent rating agencies as one factor in determining which insurer's annuity to market. In recent years, the market for annuities has been dominated by those insurers with the highest ratings. American Equity Life has received a financial strength rating of "A-" (Excellent) from A.M. Best Company and "A-" from Standard & Poor's.

        Financial strength ratings generally involve quantitative and qualitative evaluations of a company's financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to agents, policyholders and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

        A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), and include 16 separate ratings categories. Within these categories, "A++" (Superior) and "A+" (Superior) are the highest, followed by "A" (Excellent) and "A-" (Excellent). Publications of A.M. Best indicate that the "A" and "A-" ratings are assigned to those companies that, in A.M. Best's opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders over a long period of time.

        Standard & Poor's insurer financial strength ratings currently range from "AAA" to "NR", and include 21 separate ratings categories. Within these categories, "AAA" and "AA" are the highest, followed by "A" and "BBB". Publications of Standard & Poor's indicate that an insurer rated "BBB" or higher is regarded as having financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. In addition, an insurer with a rating of "A-" is regarded as having strong financial security characteristics.

        A.M. Best and Standard & Poor's review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. If American Equity Life's ratings were to be downgraded for any reason, we could experience a material decline in the sales of our products and the persistency of our existing business.

Reinsurance

        Indemnity Reinsurance.    Consistent with the general practice of the life insurance industry, American Equity Life enters into agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by its life, accident and health insurance products. Indemnity reinsurance agreements are intended to limit a life insurer's maximum loss on a large or unusually hazardous risk or to diversify its risks. Indemnity reinsurance does not discharge the original insurer's primary liability to the insured. American Equity Life's reinsured business related to these blocks of business is primarily ceded to two reinsurers. We believe the assuming companies are able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

        As of March 31, 2002, the policy risk retention limit was $100,000 or less on all life insurance policies issued by us. Reinsurance ceded by us related to our life, accident and health insurance was immaterial and reinsurance that we assumed (through the acquisition of two blocks of existing insurance from American Life and Casualty Insurance Company) represented approximately 6.7% of net life insurance in force.

        Financial Reinsurance.    Effective January 1, 2001, American Equity Life entered into a transaction treated as reinsurance under statutory accounting requirements and as financial reinsurance under accounting principles generally accepted in the United States ("GAAP") with a subsidiary of Swiss Reinsurance Company ("Swiss Re") which includes a coinsurance segment on a 2% quota share basis and a yearly renewable term segment reinsuring a portion of death benefits payable on annuities produced after January 1, 2001 through approximately July 31, 2001. The 2% quota share coinsurance segment provides reinsurance to the extent of 2% of all risks associated with our annuity policies covered by this reinsurance agreement. We received a 2% expense allowance for this segment which is being repaid over a five-year period from the profits emerging from the reinsured block of policies. This segment of the reinsurance agreement provided $20 million in statutory surplus benefit during 2001.

        The second segment is yearly renewable term reinsurance whereby Swiss Re's subsidiary reinsures risks associated with the death benefits on our annuity products to the extent such benefits exceed the cash surrender values of the applicable contracts. We have received the maximum expense allowance allowable under this agreement of $15 million during 2001 which was equal to 2.25% to 3% of the first year premiums on annuities issued after January 1, 2001 through approximately July 31, 2001. The balance due at March 31, 2002 was $13,636,000 to be paid ratably over a five-year period.

        Coinsurance.    Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with an affiliate of Farm Bureau Life Insurance Company covering 70% of certain of our annually adjustable rate annuities and equity index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of March 31, 2002, Farm Bureau beneficially owned 32.31% of our common stock. We hold the call options used to fund the index credits related to the ceded equity index annuities on our books and pass on to the reinsurer its proportionate share of the fair value of the call options as an amount due to reinsurer, amortization expense of the options and changes in fair value of the embedded derivatives. Total premiums ceded were approximately $418,300,000 and expense allowance received was approximately $51,200,000 under this agreement for the period August 1, 2001 to December 31, 2001. Total premiums ceded were approximately $189,500,000 and expense allowance received was approximately $24,852,000 under the agreement during the first three months of 2002. The balance due at March 31, 2002 under this agreement to Farm Bureau Life Insurance Company was $33,588,040. This agreement is terminable by Farm Bureau's affiliate with respect to new business at any time on 60 days' notice to us.

        During 1998, American Equity Life entered into a modified coinsurance agreement to cede 70% of its variable annuity business to an affiliate of Farm Bureau Life Insurance Company. Under this agreement and related administrative services agreements, we paid Farm Bureau's affiliate $209,000 and $118,000 for the years ended December 31, 2001 and 2000, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

Regulation

        Life insurance companies are subject to regulation and supervision by the states in which they transact business. State insurance laws establish supervisory agencies with broad regulatory authority, including the power to:

  •
  grant and revoke licenses to transact business;

  •
  regulate and supervise trade practices and market conduct;

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  establish guaranty associations;

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  license agents;

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  approve policy forms;

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  approve premium rates for some lines of business;

  •
  establish reserve requirements;

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  prescribe the form and content of required financial statements and reports;

  •
  determine the reasonableness and adequacy of statutory capital and surplus;

  •
  perform financial, market conduct and other examinations;

  •
  define acceptable accounting principles;

  •
  regulate the type and amount of permitted investments; and

  •
  limit the amount of dividends and surplus note payments that can be paid without obtaining regulatory approval.

        State insurance regulators and the National Association of Insurance Commissioners, or NAIC, continually reexamine existing laws and regulations, and may impose changes in the future.

        Our life subsidiaries are subject to periodic examinations by state regulatory authorities. The Iowa Insurance Division completed an examination of our primary life subsidiary, American Equity Life, as of December 31, 1997 in 1998. No adjustments were recommended or required as a result of this examination. An examination for the three year period ended December 31, 2000, has been completed pending the issuance of the examination report. We have not been informed of any material adjustments which will be recommended or required as a result of this examination.

        Most states have also enacted regulations on the activities of insurance holding company systems, including acquisitions, extraordinary dividends, the terms of surplus notes, the terms of affiliate transactions and other related matters. We are registered pursuant to such legislation in Iowa. Recently, a number of state legislatures have considered or have enacted legislative proposals that alter, and in many cases, increase, the authority of state agencies to regulate insurance companies and holding company systems.

        Most states, including Iowa and New York, where our life subsidiaries are domiciled, have enacted legislation or adopted administrative regulations affecting the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. The nature and extent of such legislation and regulations currently in effect vary from state to state. However, most states require administrative approval of the direct or indirect acquisition of 10% or more of the outstanding voting securities of an insurance company incorporated in the state. The acquisition of 10% of such securities is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition. In many states, the insurance authority may find that "control" in fact does not exist in circumstances in which a person owns or controls more than 10% of the voting securities.

        Although the federal government does not directly regulate the business of insurance, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation and federal taxation can significantly affect the insurance business. In addition, legislation has been passed which could result in the federal government assuming some role in regulating insurance companies and which allows combinations between insurance companies, banks and other entities.

        In 1998, the Securities and Exchange Commission requested comments as to whether equity index annuities, such as those sold by us, should be treated as securities under the federal securities laws rather than as insurance products. Treatment of these products as securities would likely require additional registration and licensing of these products and the agents selling them, as well as cause us to seek additional marketing relationships for these products.

        State insurance regulators and the NAIC are continually reexamining existing laws and regulations and developing new legislation for passage by state legislatures and new regulations for adoption by insurance authorities. Proposed laws and regulations or those still under development pertain to insurer solvency and market conduct and in recent years have focused on:

  •
  insurance company investments;

  •
  risk-based capital ("RBC") guidelines, which consist of regulatory targeted surplus levels based on the relationship of statutory capital and surplus, with prescribed adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures;

  •
  the implementation of non-statutory guidelines and the circumstances under which dividends may be paid;

  •
  product approvals;

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  agent licensing;

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  underwriting practices; and

  •
  insurance and annuity sales practices.

        For example, the NAIC has promulgated proposed changes to statutory accounting standards. These initiatives may be adopted by the various states in which we are licensed, but the ultimate content, timing and impact of any statutes and regulations adopted by the states cannot be determined at this time.

        The NAIC's RBC requirements are intended to be used by insurance regulators as an early warning tool to identify deteriorating or weakly capitalized insurance companies for the purpose of initiating regulatory action. The RBC formula defines a new minimum capital standard which supplements low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis. Such requirements are not designed as a ranking mechanism for adequately capitalized companies.

        The NAIC's RBC requirements provide for four levels of regulatory attention depending on the ratio of a company's total adjusted capital to its RBC. Adjusted capital is defined as the total of statutory capital, surplus, asset valuation reserve and certain other adjustments. Calculations using the NAIC formula at December 31, 2001, indicate that the ratio of total adjusted capital to RBC for us exceeded the highest level at which regulatory action might be triggered by approximately 1.4 times.

        Our life subsidiaries also may be required, under the solvency or guaranty laws of most states in which they do business, to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. Assessments related to business reinsured for periods prior to the effective date of the reinsurance are the responsibility of the ceding companies. Given the short period of time since the inception of our business, we believe that assessments, if any, will be minimal.

Federal Income Taxation

        The annuity and life insurance products that we market and issue generally provide the policyholder with a federal income tax advantage, as compared to other savings investments such as certificates of deposit and taxable bonds, in that federal income taxation on any increases in the contract values of these products is deferred until it is received by the policyholder. With other savings investments, the increase in value is taxed as earned. Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities are recognized as taxable income ratably, as opposed to the methods used for some other investments that tend to accelerate taxable income into earlier years.

        From time to time, various tax law changes have been proposed that could have an adverse effect on our business, including the elimination of all or a portion of the income tax advantage for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have an adverse effect on our ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to an individual retirement account or other qualified retirement plan.

        Our life subsidiaries are taxed under the life insurance company provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Provisions in the Code require a portion of the expenses incurred in selling insurance products to be capitalized and deducted over a period of years, as opposed to being immediately deducted in the year incurred. This provision increases the tax for statutory accounting purposes which reduces statutory surplus and, accordingly, decreases the amount of cash dividends that may be paid by our life subsidiaries.

Employees

        As of March 31, 2002, we had 180 full-time employees, of which 170 are located in West Des Moines, Iowa, and 10 are located in the Pell City, Alabama office. We have experienced no work stoppages or strikes and consider our relations with our employees to be excellent. None of our employees are represented by a union.

Other Subsidiaries

        We formed American Equity Investment Properties, L.C., an Iowa limited liability company, to hold title to an office building in Birmingham, Alabama, where a portion of our life operations were conducted. The building was sold in 1998, and American Equity Investment Properties, L.C. now holds the remaining cash proceeds from the sale of the building. There are no present plans to dissolve American Equity Investment Properties, L.C., which may be used in the future to facilitate other aspects of our business.

        On February 16, 1998, we formed American Equity Capital, Inc., an Iowa corporation, in connection with the introduction of variable products as a part of our product mix. American Equity Capital, Inc. acts as the broker-dealer for the sale of our variable products and will recruit other broker-dealers to establish a distribution network for these products.

        On July 9, 1999, we formed American Equity Capital Trust I, a Delaware statutory business trust. On October 25, 1999, we formed American Equity Capital Trust II, a Delaware statutory business trust.

We formed these trusts in connection with the issuance of two issues of trust preferred securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 to the audited consolidated financial statements included elsewhere in this prospectus

Properties

        We do not own any real estate. We lease space for our principal offices in West Des Moines, Iowa, pursuant to written leases for approximately 45,000 square feet at an annual rental of approximately $456,000. The leases expire on June 30, 2006 and have a renewal option of an additional five year term at a rental rate equal to the then prevailing fair market value. We also lease space for our office in Pell City, Alabama, pursuant to a written lease dated January 3, 2000, for approximately 3,380 square feet at an annual rental of $43,095. This lease expires on December 31, 2004.

Legal Proceedings

        We are occasionally involved in litigation, both as a defendant and as a plaintiff but primarily as a defendant. In addition, state regulatory bodies, such as state insurance departments, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., the Department of Labor, and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, the Employee Retirement Income Security Act of 1974, as amended, and laws governing the activities of broker-dealers.

        Companies in the life insurance and annuity business have faced litigation, including class action lawsuits, alleging improper product design, improper sales practices and similar claims. We are currently a defendant in two purported class action lawsuits alleging improper sales practices. We have filed fully dispositive motions for dismissal of these claims but no rulings on such motions have yet been rendered. We are also opposing class certification in both lawsuits. Although we have denied all substantive allegations in these lawsuits and intend to vigorously defend against them, the lawsuits are in the early stages of litigation and their outcomes cannot at this time be determined.

        In addition, we are from time to time subject to other legal proceedings and claims in the ordinary course of business, none of which we believe are likely to have a material adverse effect on our financial position, results of operations or cash flow. There can be no assurance that such litigation, or any future litigation, will not have a material adverse effect on our financial position, results of operations or cash flow.

MANAGEMENT

Directors and Executive Officers

        Set forth below is information regarding our directors and executive officers as of March 31, 2002. There are no family relationships among any directors or executive officers.

Name	Age	Position
David J. Noble(1)(4)	70	Chairman of the Board, President and Treasurer
Kevin R. Wingert	44	President of American Equity Life
James M. Gerlach(1)(4)	59	Executive Vice President and Director
John C. Anderson	38	Director
Robert L. Hilton(2)	73	Director
John M. Matovina(3)	47	Director
Ben T. Morris	55	Director
David S. Mulcahy(3)	49	Director
A. J. Strickland, III(2)	59	Director
Harley A. Whitfield(2)(3)	71	Director
Terry A. Reimer	56	Executive Vice President
Wendy L. Carlson	41	Chief Financial Officer and General Counsel
Debra J. Richardson	45	Senior Vice President and Secretary

(1)
Member of the executive committee

(2)
Member of the compensation committee

(3)
Member of the audit committee

(4)
Member of the investment committee

        David J. Noble has served as our Chairman, President and Treasurer since our formation in 1995 and as Chairman of American Equity Life since its formation in 1995. Mr. Noble was also President of American Equity Life from the inception of our company until March, 2001. Mr. Noble was Chief Executive Officer of The Statesman Group Inc. from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our company at the end of 1995. Mr. Noble has been active in the insurance industry for over 45 years. Mr. Noble is a director of Twenty Services, Inc., an Alabama corporation.

        Kevin R. Wingert was appointed President of American Equity Life in March, 2001. He served as Vice President for Marketing of that subsidiary from 1996. He served as Regional Vice President of Marketing for American Life and Casualty Insurance Company, a subsidiary of Statesman, from 1988 to 1996. Mr. Wingert has been active in the insurance industry for over 17 years.

        James M. Gerlach has served as a director and Executive Vice President of our company since 1997 and as a director, Executive Vice President and Chief Marketing Officer of American Equity Life since 1996. Prior to joining us, Mr. Gerlach served as Executive Vice President and Secretary of American Life and Casualty Insurance Company, a subsidiary of Statesman, and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty Insurance Company. Mr. Gerlach has been active in the insurance industry for over 35 years.

        John C. Anderson has been a director of our company since 1998. He is the Associate Medical Director for American Equity Life. Dr. Anderson is a member of the Southbrooke Health Center, Pell City, Alabama, where he has practiced chiropractic medicine since 1990. He is on the staff at St. Clair

Regional Hospital, and has served on the Physician Advisory Committee for Blue Cross/Blue Shield of Alabama. Dr. Anderson holds a certification in disability and impairment rating, and is a member of the Academy of MUA Physicians and the American Academy of Pain Management.

        Robert L. Hilton has been a director of our company since 1996. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996, he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton is a former director of The Statesman Group Inc., and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida.

        John M. Matovina has been a director of our company since 2000. Mr. Matovina is a private investor and has been a financial consultant to us since 1997. From November 1983 through November 1996, he was a senior financial officer of The Statesman Group, Inc. and many of its subsidiaries, and, prior to The Statesman Group, Inc.'s acquisition in September 1994, he served as The Statesman Group, Inc.'s Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has over 18 years of experience as a financial officer in the insurance industry.

        Ben T. Morris has been a director of our company since 1997. Mr. Morris has served as President and Chief Executive Officer of Sanders Morris Harris (formerly Sanders Morris Mundy) since July 1996, and has served as director of Pinnacle Global Group, a financial services and investment banking firm, since Pinnacle acquired Sanders Morris Harris in February 2000. Mr. Morris is also a director of Capital Title Group.

        David S. Mulcahy has been a director of our company and of American Equity Life since 1996. Mr. Mulcahy is an active investor in private companies, and, since 1987, he has been the Chairman of Monarch Manufacturing Company, Waukee, Iowa. Mr. Mulcahy is a certified public accountant who acted as the senior tax partner for Ernst & Young LLP, where he was employed from 1976 through 1994.

        A. J. Strickland III has been a director of our company since 1996. Since 1968, Dr. Strickland has been a Professor at the University of Alabama School of Business. Dr. Strickland is a director of Twenty Services, Inc., and a former director of The Statesman Group, Inc.

        Harley A. Whitfield has been a director of our company since 1996. Mr. Whitfield is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy, P.L.C. from 1956 through 1994. Mr. Whitfield served as general corporate counsel for The Statesman Group, Inc. for over 30 years.

        Terry A. Reimer has served as Executive Vice President of our company and as a director, Executive Vice President, Chief Operating Officer and Treasurer of American Equity Life since November, 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life and Casualty Insurance Company from 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 30 years.

        Wendy L. Carlson has served as Chief Financial Officer and General Counsel of our company and as General Counsel of American Equity Life since June 1999. Before becoming an employee, she served as outside corporate counsel for our company from our inception in 1995. Ms. Carlson was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She served as one of the corporate attorneys for The Statesman Group, Inc. for over 10 years. Ms. Carlson is also a certified public accountant.

        Debra J. Richardson has served as Senior Vice President and Secretary of our company and as a director, Senior Vice President and Secretary of American Equity Life since June 1996. Ms. Richardson was employed by The Statesman Group, Inc. from 1977 through April 1996, serving in various positions including Vice President-Shareholder/Investor Relations and Secretary. Ms. Richardson has been involved in the insurance industry for 20 years.

Committees of the Board of Directors

        We currently have four permanent board committees: executive committee, audit committee, compensation committee and investment committee.

        Executive Committee.    The executive committee, among other things, performs the following functions:

  •
  except as prohibited by applicable law, exercises, between meetings of our board, all of the powers and authority of the board in our direction and management;

  •
  reviews corporate matters presented, or to be presented, to our board; and

  •
  makes recommendations to the board on policy matters.

        The members of the executive committee are Messrs. Noble and Gerlach.

        Audit Committee.    The audit committee, among other things, performs the following functions:

  •
  makes recommendations to our board concerning the engagement of independent auditors;

  •
  monitors and reviews the quality and activities of our independent auditors; and

  •
  monitors the adequacy of our operating and internal controls as reported by management and the independent auditors.

        The audit committee is governed by a written charter approved by the board. The members of the audit committee are Messrs. Matovina, Mulcahy and Whitfield.

        Compensation Committee.    The compensation committee, among other things, performs the following functions:

  •
  reviews salary, benefits and other compensation of our chief executive officer;

  •
  makes recommendations to our board regarding the salary, benefits and other compensation of our chief executive officer; and

  •
  administers our employee stock option plan.

        The members of the compensation committee are Messrs. Hilton, Strickland and Whitfield.

        Investment Committee.    The investment committee, among other things, performs the following functions:

  •
  manages our assets and liabilities;

  •
  makes recommendations to our board regarding investment policy; and

  •
  reviews procedures and practices relating to our investment activities.

        The members of the investment committee are Messrs. Noble and Gerlach.

Compensation of Directors

        Each member of the board of directors who is not an officer of our company receives $500 per day for attending meetings of the board of directors or meetings of committees of the board of directors, plus reimbursement of expenses for attending those meetings. Under the 2000 Director Stock Option

Plan, directors who are not our employees may receive options to purchase shares of our common stock; however, no such grants have been made.

Compensation Committee Interlocks and Insider Participation

        The board of directors has established a compensation committee, the members of which are directors who are not our employees.

Executive Compensation

        The following table sets forth certain information with respect to the annual and long-term compensation of our president and our other highly compensated executive officers whose total salary and bonus exceeded $100,000 for the three years ended December 31, 2001. The amounts shown are aggregate compensation from our company and our subsidiaries.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Securities Underlying Options/SARS(2)
Name and Principal Position					All Other Compensation(3)
	Year	Salary(1)	Bonus
David J. Noble Chairman, President and Treasurer	2001 2000 1999	$78,000 60,000 60,000	$-0- -0- -0-	-0- -0- -0-	$194,065 129,539 1,200
Kevin R. Wingert President, American Equity Life	2001 2000 1999	128,750 75,000 73,749	44,302 25,277 15,000	-0- 60,000 19,500	4,498 2,006 1,775
James M. Gerlach Executive Vice President	2001 2000 1999	128,750 120,000 120,000	34,303 6,382 10,000	-0- 47,250 8,250	10,256 9,845 2,400
Terry A. Reimer Executive Vice President	2001 2000 1999	128,750 120,000 120,000	34,303 6,382 10,000	-0- 47,250 8,250	13,876 12,741 12,581
Wendy L. Carlson Chief Financial Officer and General Counsel	2001 2000 1999	128,750 120,000 68,305	34,303 6,341 5,000	-0- 45,000 52,500	2,575 2,527 -0-
Debra J. Richardson Senior Vice President and Secretary	2001 2000 1999	108,333 65,000 60,000	24,303 15,055 27,500	-0- 47,250 33,000	13,254 8,972 5,750

(1)
Includes employee tax-deferred contributions to our 401(k) savings plan.

(2)
All awards were made under our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan.

  In addition to the number of securities listed, Messrs. Noble, Gerlach and Reimer, and Mrs. Richardson received management subscription rights to purchase shares of common stock in connection with a rights offering in December 1997. Those executive officers received the right to purchase one share of common stock for each share owned and one-half share of common stock for each stock option held at the close of business on December 1, 1997. These management subscription rights have an exercise price of $5.33 per share and may be exercised at any time prior to December 1, 2002. Mr. Noble received 1,680,000 management subscription rights; Mr. Gerlach and Mr. Reimer each received 116,750 management subscription rights; and Mrs. Richardson received 39,375 management subscription rights.

(3)
Represents employer contributions to our 401(k) savings plan.

  During 2000, as a separate deferred compensation agreement, we loaned Mr. Noble $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used for the exercise of warrants to purchase 240,000 shares of common stock in 2000, the loan is not collateralized by the shares issued in connection with the exercise of the warrants. The loan is repayable in five equal annual installments of $192,508 of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by us in his present capacities, subject to specified exceptions. Forgiven amounts will constitute compensation to Mr. Noble in the year the forgiveness occurs.

        No options were granted to our president or other highly compensated officers during the fiscal year ended December 31, 2001.

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2001, by our president and our other highly compensated executive officers and the fiscal year-end value of the unexercised options.

Aggregate Option Exercises and Fiscal Year-end Values

Name	Shares Acquired on Exercise	Value Realized(2)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End(1) Exercisable (E)/ Unexercisable (U)
David J. Noble	-0-	-0-	(E) (U)	960,000 -0-	(E) (U)	$2,000,000 -0-
Kevin R. Wingert	-0-	-0-	(E) (U)	112,500 -0-	(E) (U)	112,000 -0-
James M. Gerlach	-0-	-0-	(E) (U)	138,000 -0-	(E) (U)	280,000 -0-
Terry A. Reimer	-0-	-0-	(E) (U)	135,000 -0-	(E) (U)	270,000 -0-
Wendy L. Carlson	-0-	-0-	(E) (U)	97,500 -0-	(E) (U)	-0- -0-
Debra J. Richardson	-0-	-0-	(E) (U)	138,000 -0-	(E) (U)	196,000 -0-

(1)
Values equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price. For purposes of this table, fair market value was deemed to be $5.50 per share, based upon the value determined by the board of directors to be the fair market value set as the exercise price for options granted to employees in March, 2001.

(2)
Does not include management subscription rights (see footnote (2) to Summary Compensation Table). Based upon a deemed fair market value of $5.50 per share of common stock, Mr. Noble's 1,680,000 management subscription rights had a value of $285,600; Mr. Gerlach's and Mr. Reimer's 116,250 management subscription rights each had a value of $504,525; and Mrs. Richardson's 39,375 subscription rights had a value of $170,887 at fiscal year end.

        Except for the stock options granted to Mr. Noble, all stock options were granted under our 1996 Incentive Stock Option Plan and the 2000 Employee Stock Option Plan.

Stock-based Plans

        2000 Employee Stock Option Plan.    Our 2000 Employee Stock Option Plan was adopted by our board of directors in May, 2000, and was approved by our stockholders in June, 2000. The 2000 Employee Stock Option Plan provides for the issuance of options to purchase a maximum of 1,800,000 shares of our common stock to our employees. Options granted under the 2000 Employee Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by the board of directors, the 2000 Employee Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Employee Stock Option Plan after that date.

        Options granted under the 2000 Employee Stock Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options and entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. Incentive stock options must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of grant or, if the optionee owns or is treated as owning (under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of our stock, 110% of the fair market value of a share of common stock on the date of the grant. Nonqualified stock options granted under the 2000 Employee Stock Option Plan must have a per-share exercise price of no less than the fair market value of a share of common stock on the date of the grant. Options are not transferable other than by laws of descent and distribution and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our Compensation Committee will administer the 2000 Employee Stock Option Plan and has the authority, subject to the provisions of the 2000 Employee Stock Option Plan, to determine who will receive awards under the 2000 Employee Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any employee in any one year is 225,000. The Compensation Committee has the authority to determine whether to include a vesting schedule for any option grant; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the Compensation Committee will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        The Compensation Committee may provide that the exercise price of an option may be paid in cash, common stock or by a promissory note. The Compensation Committee may also permit a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us. Applicable law imposes certain requirements on options granted under the 2000 Employee Stock Option Plan including that the options must expire no later than ten years from grant, that the options not be separately transferable other than by gift, will or intestacy, that the exercise price must not be less than the current market price for the common stock at the time of grant, and that the plan must be approved by the stockholders and a majority of our directors who are not interested persons.

        In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Employee Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Employee Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Employee Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Employee Stock Option Plan without approval of our stockholders, if required by law.

        2000 Director Stock Option Plan.    Our 2000 Director Stock Option Plan was adopted by our board of directors in April, 2000, and was approved by our stockholders in June, 2000. The 2000 Director Stock Option Plan provides for the issuance of options to purchase a maximum of 225,000 shares of common stock to nonemployee directors of our company. Options granted under the 2000 Director Stock Option Plan may be exercised for a period of no more than ten years from the date of grant. Unless sooner terminated by our board of directors, the 2000 Director Stock Option Plan will terminate on June 30, 2010, and no additional awards may be made under the 2000 Director Stock Option Plan after that date.

        Options granted under the 2000 Director Stock Option Plan will be nonqualified stock options under the Code and entitle the optionee, upon exercise, to purchase shares of common stock from us at an exercise price per share no less than the fair market value of a share of common stock on the date of the grant. Options will not be transferable other than by laws of descent, and will generally be exercisable during an optionee's lifetime only by the optionee.

        Our board of directors will administer the 2000 Director Stock Option Plan and has the authority, subject to the provisions of the 2000 Director Stock Option Plan, to determine who will receive awards under the 2000 Director Stock Option Plan and the terms of such awards. The maximum number of shares which may be granted to any director in any one year is 10,500. The board has the authority to determine whether to include a vesting schedule for any option granted; provided that, in the absence of such a schedule, all options vest six months after the date of grant. The board has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, dividends, distributions and recapitalizations. However, without the approval of our stockholders, and except in connection with a stock split, stock dividend or similar event, the board will not lower the exercise price for any outstanding options or issue any replacement options for options previously granted at a higher exercise price.

        Applicable laws impose certain requirements on options granted under the 2000 Director Stock Option Plan including that the options must expire no later than ten years from grant, that the options not be separately transferable other than by gift, will or intestacy, that the exercise price must not be less than the current market price for the common stock at the time of grant and that the plan must be approved by our stockholders.

        In the event of a change of control of our company, or upon the death or disability of the optionee, any outstanding options under the 2000 Director Stock Option Plan will be immediately fully exercisable by an optionee or his or her designated beneficiary. A change of control includes the acquisition by any person of more than 20% of our outstanding voting stock, the election of two or more directors in opposition to the director nominees proposed by management, the transfer of all or substantially all of our assets or a merger or share exchange in which we are not the surviving corporation.

        The 2000 Director Stock Option Plan may be amended by the board of directors, except that the board may not (i) change any option previously made under the 2000 Director Stock Option Plan in a manner which would impair the recipients' rights without their consent or (ii) amend the 2000 Director Stock Option Plan without approval of our stockholders, if required by law.

Employment Arrangements

        Our executive officers do not have employment agreements or fixed terms and serve at the pleasure of our board of directors.

Compensation Committee Report

        The compensation committee is comprised of three directors who are not our employees. The compensation committee makes recommendations to the board of directors as to the amount and form of compensation to be paid to Mr. Noble as President and Treasurer. The compensation committee also is responsible for granting stock options under the 2000 Employee Stock Option Plan. The compensation of other executive officers is determined by Mr. Noble.

        Our compensation programs are designed to:

  (i)
  attract and retain highly qualified and motivated executive officers and employees;

  (ii)
  encourage and reward achievement of our annual and long-term goals; and

  (iii)
  encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

        Our executive compensation program includes base pay, discretionary annual cash bonuses, and long-term incentive opportunities through the use of stock options. Section 162(m) of the Code limits deductible compensation to $1 million per individual, with the exception of "performance-based compensation." All options granted to our president and other executive officers qualify for this exclusion. We do not anticipate that any executive officer will be paid more than $1 million (excluding "performance-based compensation") and accordingly, all amounts paid as executive compensation should be deductible for federal income tax purposes.

        Mr. Noble has elected to receive an annual base salary of $60,000 since our formation in December, 1995, and has received no cash bonuses. In 2000, the compensation committee reviewed Mr. Noble's compensation and made recommendations to the board of directors concerning an increase in Mr. Noble's compensation and a cash bonus to reflect his leadership, the scope of his responsibilities and our growth and profitability. However, Mr. Noble did not accept the salary increase and bonus in 2000 or 2001. In 2000, he received a five-year forgivable loan in the aggregate principal amount of $800,000. Payments on this loan are treated as compensation to Mr. Noble when forgiven in accordance with the terms of the applicable agreements. See Note 3 to the Summary Compensation Table above.

COMPENSATION COMMITTEE
A.J. Strickland, III, Chair
Harley A. Whitfield
Robert L. Hilton

CERTAIN TRANSACTIONS

General Agency Commission and Servicing Agreement

        We have a general agency commission and servicing agreement with American Equity Investment Service Company, a company that is wholly-owned by our chairman and president (the "Service Company"), whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to our agents. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums we collected on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by us on the sale of those same policies. In return, we agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums we received on policies that still remain in force. The agreement terminates on June 30, 2005 or earlier should certain criteria be met.

        On December 31, 1997, we amended the agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, we agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums we received before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 31, 1999, the original agreement remains in effect and, accordingly, we pay renewal commissions of .325% of the premiums received on such policies which remain in force.

        On June 30, 1999, we further amended the agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and we agreed to pay the Service Company quarterly renewal commissions of .25% for in force amounts received thereafter. The above-described amendments to the general agency commission and servicing agreement resulted from the ability and willingness of the Service Company to assume differing levels of commitments under the general agency commission and servicing agreement. We did not request services under this agreement during 2001.

        In connection with the general agency commission and servicing agreement, we record commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2000 and 1999, the Service Company paid $28,400,000 and $37,723,000, respectively, to our agents. We paid renewal commissions to the Service Company of $23,198,000, $20,449,000, and $7,001,000, respectively, during the years ended December 31, 2001, 2000 and 1999, which were used to reduce the amount due under the general agency commission and servicing agreement, and amounts attributable to imputed interest.

        Estimated future payments under the general agency commission and servicing agreement at December 31, 2001 are as follows (dollars in thousands):

Year ending December 31:
2002	$21,114
2003	20,499
2004	11,077

52,690
Amounts representing interest	(6,083)

Net	$46,607

        From January, 1997 to July, 1999, the Service Company borrowed approximately $45,000,000 from Mr. Noble as the source of funding its portion of producing agents' commission payments. During 1999, we agreed to loan the Service Company up to $50,000,000 as an alternate source of funds for such first year commissions, and we advanced $27,000,000 and $18,175,000 to the Service Company during the years ended December 31, 2000 and 1999, respectively, pursuant to the promissory note evidencing this agreement. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. Interest on all such indebtedness accrues at the "reference rate" of the financial institution which is our principal lender. This rate averaged 8.64% in 2001 and 2000, and 8.25% in 1999. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the general agency commission and servicing agreement.

Equitrust Transactions

        Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust Life Insurance Company, an affiliate of Farm Bureau Life Insurance Company, covering 70% of certain of our non multi-year rate guaranteed fixed annuities and equity index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts issued in 2002 and 2003. As of March 31, 2002, Farm Bureau beneficially owned 32.31% of our common stock. We hold the call options used to fund the index credits related to the ceded equity index annuities on our books and pass on to Equitrust its proportionate share of the fair value of the call options as an amount due to reinsurer, amortization expense of the options and changes in fair value of the embedded derivatives. Total premiums ceded were approximately $418,300,000 and expense allowance received was approximately $51,200,000 under this agreement for the period August 1, 2001 to December 31, 2001. Total premiums ceded were approximately $189,500,000 and expense allowance received was approximately $24,852,000 under the agreement during the first three months of 2002. The balance due at March 31, 2002 under this agreement to Equitrust was $33,588,040. This agreement is terminable by Equitrust with respect to new business at any time on 60 days' notice to us.

        During 1998 American Equity Life entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust. Under this agreement and related administrative services agreements, we paid Equitrust $209,000, $118,000 and $120,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2002, by (A) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (B) each director and nominee for director of us; (C) our chief executive officer and each of our other most highly compensated executive officers; and (D) all executive officers, directors and nominees for directors as a group.

	Shares Beneficially Owned(1)		Warrants, Options, Subscription Rights Included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner
	Number	Percent
David J. Noble(3)(4)	4,099,500	23.91%	2,640,000
James M. Gerlach(5)(6)	347,250	2.35	254,250
John C. Anderson	10,650	*	—
Robert L. Hilton	3,750	*	—
John M. Matovina(7)	18,000	*	—
Ben T. Morris	68,019	*	23,211
David S. Mulcahy(4)(5)	96,000	*	30,000
A. J. Strickland, III(6)	234,000	1.60	105,000
Harley A. Whitfield	36,000	*	15,000
Terry A. Reimer(5)(6)	345,750	2.34	251,250
Kevin R. Wingert	150,600	1.03	112,500
Debra J. Richardson(4)	192,222	1.31	177,375
Wendy L. Carlson	111,300	*	97,500
All executive officers, directors and nominees for directors as a group (13 persons)	5,713,041	31.37	3,706,086
5% Owners
Farm Bureau Life Insurance Company(4) 5400 University Avenue West Des Moines, Iowa 50266	4,687,500	32.31
Conseco Companies 11825 North Pennsylvania Street Carmel, Indiana 46032	1,369,500	9.43

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
Except for Mr. Noble's stock options with respect to 960,000 shares of common stock, all stock options are granted pursuant to our 1996 Incentive Stock Option Plan and our 2000 Employee Stock Option Plan.

(3)
Includes 963,000 shares owned by Mr. Noble, 19,500 shares held in a self-directed retirement plan account and 237,000 shares owned by Twenty Services, Inc. Mr. Noble beneficially owns 53% of Twenty Services, Inc.

(4)
Of the 4,687,500 shares beneficially owned by Farm Bureau Life Insurance Company, 1,785,885 shares are on deposit in a voting trust which has a term of ten years ending on December 31, 2007. Under the terms of the voting trust, the voting trustees named therein control all voting rights attributable to the shares deposited in the voting trust, while Farm Bureau Life Insurance Company retains the economic rights to those shares. The voting trustees are David J. Noble, David S. Mulcahy and Debra J. Richardson, each of whom is a director or an executive officer of us. Each of the voting trustees disclaims any beneficial ownership with respect to these shares. Farm Bureau Life Insurance Company has a "right of first refusal" to maintain a 20% ownership interest in our issued and outstanding equity securities.

(5)
In addition to the shares reflected in this table, Mr. Gerlach and Mr. Reimer each have Deferred Compensation Agreements with us pursuant to which they will receive shares of common stock on a deferred payment basis for services rendered during our initial start-up period. Further, Mr. Mulcahy has a Deferred Compensation Agreement with us pursuant to which he will receive shares of common stock on a deferred payment basis for consulting services he provided in 1997. These shares will be issued only upon the occurrence of certain trigger events, including death, disability, retirement or board of directors action. Under their respective Deferred Compensation Agreements, Mr. Gerlach is entitled to receive 24,285 shares; Mr. Reimer is entitled to receive 19,845 shares; and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Dr. Strickland's ownership includes 54,000 shares held by his children. Mr. Reimer's ownership interest includes 3,000 shares owned by his spouse. Mr. Gerlach's ownership interest includes 3,000 shares owned jointly with his spouse.

(7)
Mr. Matovina's shares are held in a self-directed retirement plan account.

        In addition to our equity securities reflected in the table above, certain of the directors and executive officers beneficially own shares of the 8% Convertible Trust Preferred Securities issued by one of our subsidiary trusts. Noble, Richardson, Gerlach, Mulcahy and Reimer beneficially own 4,000, 1,000, 1,000, 4,000 and 1,000 of such securities, respectively, and the directors and executive officers as a group (13 persons) own 11,000 of such securities. Such securities are convertible into our common stock on a three-for-one basis.

        The address of each of the beneficial owners other than Ben T. Morris, Farm Bureau Life Insurance Company and Conseco Companies is c/o American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266. The address for Ben T. Morris is c/o Sanders Morris Harris, 3100 Chase Tower, Houston, Texas 77002. The addresses for Farm Bureau Life Insurance Company and Conseco Companies are provided above.

DESCRIPTION OF THE NOTES

        We will issue the notes under an indenture, dated as of [    •    ], 2002, between us, as issuer, and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The following summary of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the indenture, including the definitions of certain terms contained in the indenture and those terms made a part of it by the Trust Indenture Act.

        In this description of the notes, references to "we," "our," "us" and all similar references refer only to American Equity Investment Life Holding Company and not to its subsidiaries.

General

        The notes are unsecured senior obligations of American Equity Investment Life Holding Company and are initially limited to an aggregate principal amount of $150,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

        The notes bear interest at the rate per annum of [    •    ]% from the date of original issuance or from the most recent date through which interest has been paid or duly provided for. The notes are payable semiannually in arrears on [    •    ] and [    •    ] of each year, each of which is referred to in this prospectus as an "interest payment date," commencing [    •    ], 2002, to the persons in whose names the notes are registered at the close of business on [    •    ] 15 or [    •    ] 15 next preceding the interest payment date. Interest payable on [    •    ] with respect to each $1,000 principal amount of notes will be $[    •    ]. Interest payable at maturity, or upon any earlier date of redemption, will be payable to the person to whom principal shall be payable on that date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

        The maturity dates for the notes is [    •    ], 2012. If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the interest payment date, the redemption date or the maturity date, as the case may be, to the next succeeding business day. A business day means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close. The notes are not subject to any sinking fund.

        Except as otherwise contemplated below under "—Certain Covenants" and "—Consolidation, Merger and Sale of Assets," the indenture does not contain any provision that would limit our ability to incur indebtedness or to substantially reduce or eliminate our assets and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. The indenture also does not afford holders of the notes protection in the event of a decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. In addition, subject to the limitations set forth under "—Consolidation, Merger and Sale of Assets," we may, in the future, enter into certain transactions, including the sale of substantially all of our assets or a merger or consolidation, that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.

        Each note will be issued in book-entry form (a "book-entry note") in minimum denominations of $1,000 and integral multiples thereof. Each book-entry note will be represented by one or more global notes in fully registered form, registered in the name of The Depository Trust Company, which is referred to in this prospectus as "DTC" or the "depositary," or its nominee. Beneficial interests in the global notes will be shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its participants. See "—Form, Denomination and Registration." Except in the limited circumstances described in this prospectus, book-entry notes will not be exchangeable for notes issued in fully registered form ("certificated notes").

Payment and Transfer

        Book-entry notes may be transferred or exchanged only through the depositary. See "—Form, Denomination and Registration." Registration of transfer or exchange of certificated notes will be made at the office or agency that we will maintain for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 100 Wall Street, Suite 1600, New York, NY 10005. Neither we nor the trustee will charge a service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange (other than exchanges pursuant to the indenture not involving any transfer).

        We will make payments of principal, premium, if any, and interest on book-entry notes through the trustee to the depositary. See "—Form, Denomination and Registration." In the case of certificated notes, we will pay the principal and premium, if any, due on the maturity date in immediately available funds upon presentation and surrender by the holder of the notes at the office or agency we will maintain for this purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee at 100 Wall Street, Suite 1600, New York, NY 10005. We will pay interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium, if any, will be made. We will pay interest due on a certificated note on any interest payment date other than the maturity date by check mailed to the address of the holder entitled to the payment as the address shall appear in our note register.

        All moneys that we pay to the trustee or any paying agent for the payment of principal of, premium, if any, and interest on any note which remain unclaimed for two years after the principal, premium, if any, or interest is due and payable may be repaid to us and, after that payment, the holder of the note will look only to us for payment.

Ranking and Holding Company Structure

        The notes are unsecured senior indebtedness of American Equity Investment Life Holding Company and rank equally with our existing and future unsubordinated unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. However, the notes are effectively subordinated to any secured indebtedness with respect to the assets securing that indebtedness and are effectively subordinated to all liabilities of our subsidiaries. At March 31, 2002, after giving effect to the issuance and sale of the notes and our use of the net proceeds as described under "Use of Proceeds," we would have had no secured indebtedness outstanding and our life subsidiaries would have had total liabilities of approximately $4.8 billion (including policy benefit reserves of approximately $4.4 billion). At the same date and using the same assumptions, we would also have had no outstanding unsecured and unsubordinated indebtedness. We intend to enter into a new revolving credit facility in an amount not to exceed $50 million. Any amount that we would borrow under the new credit facility would be secured indebtedness and would be senior to the notes with respect to the assets securing the new credit facility indebtedness.

        We are a holding company and therefore we are largely dependent on dividends, distributions and other payments from our subsidiaries to meet our financial obligations, and we are dependent on those payments to meet our obligations under the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments. In addition, certain restrictions exist under the laws and regulations of our life subsidiaries' states of domicile and under our existing bank credit facility with respect to payment of dividends and other distributions by our life subsidiaries. See "Risk Factors—Because we are a holding company, our ability to meet our payment obligations on the notes is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and certain of our contractual obligations."

Optional Redemption

        The notes may be redeemed at any time at our option in whole or in part. The redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the make-whole amount, as defined below, if any, plus, in each case, unpaid interest on the principal amount of the notes being redeemed accrued to the redemption date.

        We will notify the trustee at least 60 days prior to any redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed, the trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate.

        Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 90 nor less than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption date, the redemption price and the principal amount of the notes held by each holder to be redeemed.

        If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the redemption date. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

        As used above:

        "make-whole amount" means the aggregate present value as of the date of redemption of each dollar of the aggregate principal amount of notes being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if the redemption had not occurred, determined by discounting, on a semi-annual basis, the principal and interest at the reinvestment rate, as determined on the third business day preceding the date notice of redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption had not occurred, to the date of redemption.

        "reinvestment rate" means 0.    % plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent statistical release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to the maturity of the notes being redeemed, yields for the two published maturities most closely corresponding to that maturity will be calculated pursuant to the immediately preceding sentence and the reinvestment rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For the purpose of calculating the reinvestment rate, the most recent statistical release published prior to the date of determination of the make-whole amount will be used. If the format or content of the statistical release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield will be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

        "statistical release" means the statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if a statistical release is not published at the time of any determination under the indenture, such other reasonably comparable index which shall be designated by us.

Form, Denomination and Registration

        The notes will initially be represented by one or more global notes in definitive, fully registered book-entry form and will be deposited with, or on behalf of, the depositary or its nominee without interest coupons.

        So long as the depositary, which initially will be DTC, or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be the sole holder of the notes represented by the global note for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global notes representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of the notes for any purpose under the indenture, and no global note representing the book-entry notes will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary in order to exercise any rights of a holder under the global notes or the indenture. If the beneficial owner is not a participant of the depositary, then the beneficial owner must rely on the procedures of the participant through which the beneficial owner owns its interest in the notes to exercise its rights. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of the notes in certificated form. These laws may impair the ability to transfer beneficial interests in a global note representing the notes.

        The global notes representing the notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if:

  (1)
  the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes;

  (2)
  the depositary ceases to be eligible under the indenture;

  (3)
  we determine that the global notes should become exchangeable for certificated notes; or

  (4)
  there has occurred an event of default under the indenture with respect to the notes that is continuing.

        Upon any exchange, the certificated notes shall be registered in the names of the beneficial owners of the global notes representing the notes, which names shall be provided by the depositary's relevant participants (as identified by the depositary) to the trustee.

        Information Relating to DTC.    The following is based on information furnished by the depositary:

        DTC will act as securities depositary for all of the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the notes, representing in the aggregate the total aggregate principal amount of notes, and each global certificate will be deposited with DTC or its agent.

        DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities

Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, through indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note and the beneficial owner is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

        DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping an account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co., as the registered holder of the notes.

        Although voting with respect to the notes is limited to the holders of record of the notes, in those instances in which a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to notes. Under its usual procedures, DTC would mail an omnibus proxy to the trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Interest payments on the notes will be made by the trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of the trustee; disbursement of the payments to direct participants is the responsibility of DTC; and disbursements of the payments to the beneficial owners is the responsibility of the direct and indirect participants.

        DTC may discontinue providing its services as securities depository with respect to any of the notes at any time by giving reasonable notice to the trustee and us. In the event that a successor securities depository is not obtained, definitive certificates representing the notes are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In any such event, definitive certificates for the notes will be printed and delivered.

        We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be accurate, but we do not assume any responsibility for the accuracy thereof. We do not assume any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Certain Covenants

        In addition to customary covenants regarding payment of principal, premium, if any, interest and additional amounts on the notes, maintenance of an office, maintaining our legal existence and other customary covenants, we have also agreed to the following additional restrictions on our activities for the benefit of holders of the notes. The covenants summarized below will apply, unless waived or amended in the manner provided in the indenture, while any of the notes are outstanding.

        Limitation on Liens on Capital Stock of Our Significant Subsidiaries.    So long as any notes are outstanding, neither we nor any of our subsidiaries will create, assume, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of:

  •
  any of our Significant Subsidiaries, which includes American Equity Life;

  •
  any successor to substantially all of the business of the Significant Subsidiary which is also one of our subsidiaries; or

  •
  any corporation (other than us) having direct or indirect control of the Significant Subsidiary, or any such successor;

provided that this covenant shall not limit any mortgage, pledge, lien, security interest or other encumbrance securing aggregate indebtedness of no more than $50,000,000.

This restriction will not apply if the notes then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt.

        Limitation on Sale or Issuance of Stock of Our Significant Subsidiaries.    Except for a transaction subject to the provisions of the indenture described below under "—Consolidation, Merger and Sale of Assets," we will not, and will not permit any of our subsidiaries, directly or indirectly, to sell, transfer, convey or otherwise dispose of (other than to us or to one of our wholly-owned subsidiaries) any capital stock of any of our Significant Subsidiaries or any securities convertible into or warrants, rights or options to subscribe for capital stock of any of our Significant Subsidiaries. We will also not permit any of our Significant Subsidiaries to issue or sell (other than to us or to one of our wholly-owned subsidiaries) any of its capital stock or securities convertible into or rights, warrants or options to subscribe for its capital stock. However, this covenant does not prohibit

  •
  the sale, transfer, conveyance or other disposition of all, but not less than all, of the issued and outstanding capital stock of any Significant Subsidiary owned by us or any of our subsidiaries, if:

  (x)
  the sale, transfer, conveyance or other disposition of the capital stock is for fair market value;

  (y)
  we deliver to the trustee a written opinion of a reputable investment banking firm attesting to the fair market value of the transaction (provided that this clause (y) does not apply to any transaction described in clause (x) above for total consideration less than $5 million); and

  (z)
  at least 75% of the consideration is for any combination of cash or cash equivalents, at the time the capital stock is sold, transferred, conveyed or disposed of, and the issuance and sale is otherwise in compliance with the other provisions of the indenture; or

  •
  the ownership by directors of director's qualifying shares of capital stock to the extent mandated by applicable law.

        Limitation on Dividends and Other Payment Restrictions Affecting Our Significant Subsidiaries.    We will not, and will not permit any of our subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Significant Subsidiary to:

  •
  pay dividends or make any other distribution on its capital stock;

  •
  pay any indebtedness owed to us or any of our other Significant Subsidiaries;

  •
  make loans or advances to us or any of our other Significant Subsidiaries; or

  •
  transfer any of its property or assets to us or any of our other Significant Subsidiaries;

        except any such encumbrance or restriction:

    (i)
    pursuant to an agreement in effect on the date of the initial issuance of the notes;

    (ii)
    with respect to a subsidiary that is not one of our subsidiaries on the date of the initial issuance of the notes, in existence at the time the person becomes one of our subsidiaries (except to the extent such encumbrance or restriction was incurred or created in connection with or in contemplation of the person becoming one of our subsidiaries), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the property or assets of the person that becomes our subsidiary;

    (iii)
    pursuant to any governmental regulation or order, or agreement with a governmental regulator, provided that we have used reasonable best efforts to have any such order or agreement that becomes effective after the date of initial issuance of the notes diminished or removed by any regulator authorized to do so and to obtain any exemptive orders from the relevant regulator with respect to the encumbrance or restriction to the extent such exemptive orders are reasonably suitable under applicable laws and regulations;

    (iv)
    in existence as of the end of the fiscal quarter immediately preceding the fiscal quarter during which such subsidiary becomes a Significant Subsidiary; and

    (v)
    pursuant to any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions described in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such encumbrances or restrictions are not less favorable to the holders of the notes than those under or pursuant to the agreement extended, refinanced, renewed or replaced and provided that any such extension, refinancing, renewal or replacement of an agreement referred to in clause (i) relating to indebtedness shall be limited to aggregate indebtedness of no more than $50,000,000.

Certain Definitions

        "capital stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

        "capitalized lease obligation" means, as to any person, the obligation of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligation is required to be classified and accounted for as a capital lease on the balance sheet of such person under GAAP and the amount of such obligation at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by our Board of Directors acting in good faith evidenced by a board resolution thereof delivered to the trustee.

        "GAAP" means such accounting principles as are generally accepted in the United States of America as of the date or time of any computation required under the indenture or any notes.

        "indebtedness" of any person at any date means:

  •
  all indebtedness of such person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument;

  •
  all indebtedness of such person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

  •
  all capitalized lease obligations of such person;

  •
  all obligations of such person in respect of acceptances or letters of credit or similar instruments issued or created for the account of such person;

  •
  all guarantee obligations of such person (but excluding any guarantee of an agreement of a wholly-owned subsidiary, if the obligation under such agreement would not otherwise constitute indebtedness hereunder if such person had entered into such agreement directly);

  •
  all obligations of such person in respect of interest rate hedge or protection agreements;

  •
  all redeemable preferred stock of such person; and

  •
  all liabilities of the type described in the first through fifth bullets above secured by any lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; provided that the amount of any nonrecourse indebtedness of such person shall be not more than an amount equal to the fair market value of the property subject to such lien, as determined by such person in good faith.

The indebtedness of any person shall include the indebtedness of any partnership in which such person is a general partner, other than to the extent the instrument or agreement evidencing such indebtedness expressly limits liability of such person in respect thereof. Notwithstanding the above, the indebtedness of any person shall not include any obligations arising under financial reinsurance arrangements as defined under GAAP or repurchase transactions.

        "lien" means any mortgage, pledge, security interest or lien.

        "person" means any individual, corporation, limited partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "repurchase transactions" mean repurchase agreements entered into by a person, as "seller," providing for the sale of certain securities to an investment banking firm, as "buyer," subject to repurchase obligations of the seller.

        "Significant Subsidiary" of any person means a subsidiary that qualifies as a "significant subsidiary" within the meaning of Regulation S-X under the Securities Act.

        "stated maturity" with respect to any security or any installment of principal thereof or interest thereon or any additional amounts with respect thereto, means the date established by or pursuant to the indenture or such security as the fixed date on which the principal of such security or such installment of principal or interest is, or such additional amounts are, due and payable.

        "subsidiary" of any person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof), (ii) any partnership, limited liability company or similar pass-through entity, the sole general partner or the managing general partner or managing member of which is such person or a subsidiary of such person and (iii) any partnership, limited liability company or similar pass-through entity, the only general partners, managing members, or persons, however designated in corresponding roles, of which are such person or of one or more subsidiaries of such person (or any combination thereof).

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not (1) consolidate with or merge into any person, (2) permit any person to consolidate with or merge into us or (3) convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

  •
  in the case of (1) above, such person is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on, and any additional amounts with respect to, all of the notes issued under the indenture, and the performance of all other obligations under the indenture,

  •
  immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing, and

  •
  certain other conditions are met.

Events of Default

        The term "event of default" means any one of the following events with respect to the notes:

  (1)
  default in the payment of any interest, or any additional amounts payable with respect thereto, when the interest becomes or the additional amounts become due and payable, and continuance of the default for a period of 30 days;

  (2)
  default in the payment of the principal or any premium, or any additional amounts payable with respect thereto, when the principal or premium becomes or the additional amounts become due and payable and the time for payment has not been properly extended or deferred;

  (3)
  default in the performance, or breach, of any covenant or warranty in the indenture or the notes, other than a default specifically covered elsewhere in this definition of "Event of Default," which has not been remedied for a period of 60 days after delivery of written notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

  (4)
  certain events of bankruptcy, insolvency, reorganization, winding up or liquidation of us or any of our Significant Subsidiaries;

  (5)
  there occurs with respect to any of our indebtedness (including an event of default under any other series of notes) or any indebtedness of our Significant Subsidiaries, in either case with an outstanding principal amount of $10,000,000 or more, whether such indebtedness exists on the date of the indenture or is created after that date, (a) an event of default that has resulted in the acceleration of the maturity of the indebtedness and the indebtedness shall not have been discharged in full or the acceleration shall not have been rescinded or annulled within 30 days of the acceleration and/or (b) the failure to make a payment at maturity and the defaulted payment shall not have been made, waived or extended within 45 days of the payment default.

        The indenture provides that the trustee may withhold notice to the holders of the notes upon the occurrence of a default (except a default in payment of principal, premium, if any, or interest) if the trustee considers it in the best interests of the holders to do so.

        The indenture provides that if an event of default of the type described in subparagraph (4) of the definition of "Event of Default" with respect to us or our Significant Subsidiaries shall have occurred and be continuing, then the principal of, and unpaid interest accrued on, the notes will become immediately due and payable. The indenture provides that if any other event of default with respect to the notes shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in aggregate principal amount of the notes then outstanding.

        Subject to the provisions of the Trust Indenture Act requiring the trustee, during an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of notes unless such holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in aggregate principal amount of the then outstanding notes shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the notes. The indenture requires us to file an annual certificate with the trustee as to whether or not we are in default under the terms of the indenture. We are also required to deliver written notice to the trustee, within five days after becoming aware, of any event of default or any event which after notice or lapse of time would constitute an event of default.

        Except as otherwise specified in the immediately succeeding paragraphs, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or such notes unless:

  •
  such holder has previously given the trustee written notice that an event of default has occurred and is continuing,

  •
  holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  •
  the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with the holders' request within 60 days of the receipt of such request and offer of security or indemnity; and

  •
  the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request of the holders' of at least 25% in aggregate principal amount of the outstanding notes within such 60-day period.

        Notwithstanding any other provision of the indenture, the holder of any note shall have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such note on the respective due dates therefor (as the same may be extended in accordance with the terms of the note) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Modification and Waiver

        The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding notes to modify or amend any of the provisions of the indenture or of the notes or the rights of the holders of the notes under the indenture, provided that no such modification or amendment shall, without the consent of each holder so affected, among other things:

  •
  change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any additional amounts with respect to, any notes of any series or reduce (or change the manner of calculation of) the principal amount thereof or any additional amounts with respect thereto, or reduce (or change the manner of calculation of) the rate of interest thereon or any additional amounts with respect thereto, or reduce the amount of principal of any notes of any series that would be provable in bankruptcy or due and payable upon an acceleration of the maturity thereof, or change any of the redemption or repayment provisions of any notes of any series, or change any place where, or the currency in which, any notes of any series are payable;

  •
  impair the holder's right to institute suit to enforce the payment in respect of any notes of any series on or after the stated maturity thereof;

  •
  reduce the percentage in aggregate principal amount of notes of any series the consent of the holders of which is required for any such modification or amendment or the consent of the holders of which is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences or reduce the requirements for a quorum or voting at a meeting of holders of notes; or

  •
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of each holder affected thereby.

        The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any notes, to modify or amend the indenture in order, among other things:

  •
  to add to the covenants that we make in the indenture for the benefit of the holders of all or any series of notes issued under the indenture or to surrender any right or power conferred upon us by the indenture;

  •
  to add to the Events of Default for the benefit of the holders of all or any series of notes issued under the indenture;

  •
  to add or change any provisions of the indenture to permit or facilitate the issuance of notes in uncertificated form, provided that such action shall not adversely affect the interests of holders of notes of any series in any material respect;

  •
  to establish the form or terms of notes of any series, including the conversion or exchange rights and procedures, if applicable, of the holders of any series of notes;

  •
  to evidence the succession of another person as obligor under the indenture;

  •
  to provide for the acceptance of appointment by a successor trustee;

  •
  to secure the notes;

  •
  to cure any ambiguity, defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of the holders of any series of notes in any material respect;

  •
  to amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding notes issued prior to the date of such amendment or supplement; or

  •
  to amend or supplement any provision in the indenture, provided that no such amendment or supplement shall adversely affect the interests of the holders of any series of notes in any material respect.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain covenants in the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all holders of notes, waive any past default under the indenture with respect to notes and its consequences, except a default in the payment of the principal of, premium, if any, or interest on, or any additional amounts with respect to, any of the notes or in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of outstanding notes so affected.

Discharge, Defeasance and Covenant Defeasance

        Upon our direction, the indenture shall cease to be of further effect with respect to the notes (subject to the survival of certain provisions, including the obligation to pay additional amounts to the extent described below) when:

  •
  either (A) all outstanding notes have been delivered to the trustee for cancellation (subject to certain exceptions) or (B) all notes not delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, an amount in cash and/or government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide money sufficient to pay the entire indebtedness on such notes in respect of principal (premium, if any) and interest to the date of such deposit (if such notes have become due and payable) or to the maturity thereof, as the case may be;

  •
  we have paid all other sums payable under the indenture with respect to the notes; and

  •
  certain other conditions are met.

If the notes provide for the payment of additional amounts, we will remain obligated, following such deposit, to pay additional amounts on such notes to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as aforesaid.

        The indenture provides that we may elect either to defease and be discharged from (1) any and all obligations with respect to the notes (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the notes to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as provided below, and the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes, and to hold moneys for payment in trust) ("defeasance") or (2) the covenants described above under "—Certain Covenants," and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the notes ("covenant defeasance"), in either case upon the irrevocable deposit with the trustee, in trust for such purpose, of an amount, in cash and/or government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide money sufficient to pay the principal of and any premium and interest on the notes on scheduled due dates on which those payments are due.

        Any trust described above may only be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

        "Government obligations" means securities which are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America and which, in the case of (1) or (2), are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of or other amount with respect to any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of or other amount with respect to the government obligation evidenced by such depository receipt.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

Regarding the Trustee

        The trustee for the notes is U.S. Bank National Association. We and certain of our affiliates maintain deposit accounts and banking relationships with the trustee. The Trust Indenture Act contains limitations on the rights of a trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        This is a general discussion of certain United States federal tax consequences of the acquisition, ownership, and disposition of the notes by a holder that acquires the notes on original issuance for cash at the initial offering price. We assume in this discussion that you hold the notes issued pursuant to this offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization or partnership. Our discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date of this offering memorandum and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed in this offering memorandum, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any such position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

        For purposes of this discussion, a holder who is a U.S. person ("U.S. holder") means any one of the following:

  •
  a citizen or resident of the United States,

  •
  a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

  •
  an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

  •
  a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

        As used herein, the term "non-U.S. holder" means a holder of a note that is not a U.S. person.

Interest

        Payments of interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time accrued or received in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

        Subject to the discussion below concerning information reporting and backup withholding, interest paid to a non-U.S. holder will generally not be subject to withholding of U.S. federal income tax provided that all of the following are true:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

  •
  the non-U.S. holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes;

  •
  the non-U.S. holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

  •
  the non-U.S. holder certifies, on Form W-8BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address.

        Interest paid to a non-U.S. holder that does not qualify for the above exception from withholding tax would generally be subject to withholding of U.S. federal income tax at the rate of 30% unless the non-U.S. holder of the note provides us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest paid on the note is not subject to the withholding of tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders and under certain circumstances, also the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, U.S. withholding taxes.

Dispositions

        Upon the sale or other disposition of a note (including the redemption of the notes and an early discharge as described in "—Description of the Notes—Discharge, Defeasance and Covenant Defeasance"), a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in such note. In general, the U.S. holder's adjusted tax basis in a note will be equal to the initial purchase price. For these purposes, the amount realized on the sale or other disposition of a note does not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of sale or disposition the note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

        A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of the notes unless any one of the following is true:

  •
  the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder,

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, or

  •
  the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates.

        Gain that is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders and under certain circumstances, also the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

United States federal estate taxes

        A note that is owned or treated as owned by an individual who is not a citizen or resident of the United States, as specially defined for U.S. federal estate tax purposes, on the date of that person's death will not be included in his or her estate for U.S. federal estate tax purposes, provided that both of the following are true:

  •
  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote on the date of that person's death, and

  •
  the interest on the note would not have been effectively connected with the conduct of a trade or business in the United States if it had been received by that person on the date of that person's death.

Information reporting and backup withholding

        Generally, we must report annually to the IRS and to each holder the amount of interest that we paid to that holder, and the amount of tax that we withheld on the interest. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

        Under current U.S. Treasury regulations, U.S. information reporting requirements and backup withholding tax will generally apply to interest and gross proceeds received by a U.S. holder with respect to a note unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding. The current rate of backup withholding is 30% of the amount paid, which is scheduled to be reduced in increments to 28% in 2006. Backup withholding tax will generally not apply to interest or gross proceeds received by a non-U.S. holder who furnishes a certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. Generally, a non-U.S. holder will provide this certification on IRS Form W-8BEN. Payments to or through a U.S. office of a broker of the proceeds of a sale, exchange or other disposition of a note are subject to both backup withholding and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale of a note by foreign offices of U.S. brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

ERISA CONSIDERATIONS

ERISA and the Tax Code

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties in Interest or Disqualified Persons with respect to such Plans.

The Acquisition and Holding of the Notes

        Because our business includes the marketing and issuance of annuities to Plans, we may be a Party in Interest or Disqualified Person with respect to a number of Plans. Accordingly, the acquisition of the notes by a Plan with respect to which we are a Party in Interest or Disqualified Person could be deemed to constitute a prohibited transaction under Title I of ERISA or Section 4975 of the Code (e.g., the lending of money or other extension of credit between a Plan and a Party in Interest or Disqualified Person). Such transaction may, however, be subject to one or more statutory or administrative exemptions.

        The U.S. Department of Labor (the "DOL") has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the notes. Those PTCEs are: PTCE 96-23 (for certain transactions effected on behalf of a Plan by an in-house asset manager); PTCE 95-60 (for certain transactions involving insurance company general accounts); PTCE 91-38 (for certain transactions involving bank collective investment funds); PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts); and PTCE 84-14 (for certain transactions effected on behalf of a Plan by an independent qualified professional asset manager).

        Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's purchase and holding of a note. Accordingly, any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding thereof that either (a) it is not acquiring (or considered to be acquiring) the note with the assets of any Plan or arrangement which is subject to Title I of ERISA or Section 4975 of the Code, or any entity which may be deemed to be using the assets of any such Plan or arrangement or (b) its purchase or acquisition of the note will not constitute or result in a non-exempt prohibited transaction by reason of the application of one or more prohibited transaction exemptions described above or another available exemption.

Plan Assets Regulation Issued by the Department of Labor

        The DOL has issued a regulation (29 C.F.R. § 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the "Plan Asset Regulation"). This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an "equity interest" will be deemed for purposes of ERISA to be assets of the investing Plan unless certain exceptions apply. The Plan Asset Regulation defines an

"equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Although it is not free from doubt, the notes should not be treated as "equity interests" for purposes of the Plan Asset Regulation.

        Even if the notes were deemed to be equity for purposes of the Plan Asset Regulation, another exception under the Plan Asset Regulation may be available with respect to the notes to the extent that they qualify as "publicly-offered securities." In order to qualify as a "publicly-offered security," the security must be (i) widely held (i.e., held by 100 or more investors who are independent of the issuer and each other), (ii) freely transferable, and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the "34 Act"), or (b) sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class is registered under the ‘34 Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Although no assurances can be given, we believe that the notes should be considered "publicly-offered securities" under the Plan Asset Regulation.

        If, however, the notes were treated as equity for purposes of the Plan Asset Regulation and none of the exceptions under the Plan Asset Regulation were applicable to the notes, the company could be deemed to hold Plan assets by reason of the United States Supreme Court opinion in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993). In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances.

Special Considerations for Insurance Companies

        The Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Under Section 401(c), the DOL is required to issue general account regulations with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company's general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

General Investment Considerations

        Prospective fiduciaries of a plan considering the purchase of the notes should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of purchasing the notes with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations: whether the fiduciary has the authority to make the investment; the composition of the plan's portfolio with respect to diversification by type of asset; the plan's funding objectives; the tax effects of the investment; whether the assets of the company would be considered plan assets; and whether, under the general fiduciary standards of investment prudence and diversification, an investment in the notes is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

        Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Code. Accordingly, assets of such plans may be invested in the notes without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the Code is subject to the prohibited transaction rules set forth in the Code.

        The discussion herein of ERISA, the Code and relevant DOL regulations is general in nature and is not intended to be complete. Any fiduciary of a plan, governmental plan, church plan or a foreign plan considering an investment in the notes should consult with its legal advisors regarding the consequences and advisability of such investment. Any Plan fiduciary that proposes to cause a Plan to purchase the notes should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied.

        The sale of the notes is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or that such an investment is appropriate for any particular Plan.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement among us and the underwriters named below, for whom Keefe, Bruyette & Woods, Inc. is acting as representative, the underwriters have severally agreed to purchase from us, and we have agreed to sell to them, the principal amount of notes indicated in the following table:

Underwriter	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
First Tennessee Securities Corporation
Friedman, Billings, Ramsey and Co., Inc.
SAMCO Capital Markets, a division of Service Asset Management Company

Total	$

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the notes, if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the notes, and to other conditions contained in the underwriting agreement, such as the effectiveness with the SEC of the registration statement that contains this prospectus and the receipt by the underwriters of certificates from our officers, legal opinions from our General Counsel and a letter from our independent public accountants regarding our financial statements and the statistical data contained in the prospectus and in our filings under the Securities Exchange Act of 1934.

        The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers at that price, less a concession of up to 0.    % of the principal amount of the notes. The underwriters may allow, and the selected dealers may reallow, a concession of up to 0.    % of the principal amount of the notes to certain other brokers and dealers. After the initial offering of the notes, the underwriters may change the offering price, concession, discount and other selling terms from time to time.

        The table below shows the price and proceeds per note and on an aggregate basis.

	Per Note		Total
Public offering price		%	$
Underwriting discount		%	$
Proceeds to American Equity (before expenses)%			$

        Prior to this offering, there has been no public market for the notes. The notes have been approved for listing on the New York Stock Exchange under the symbol "AEH12," subject to official notice of issuance. However, we cannot assure you that an active and liquid trading market will develop or, if developed, that the market will continue. The offering price and coupon rate of the notes have been determined by negotiations between the underwriters and us, and the offering price of the notes may not be indicative of the market price following the offering.

        In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the notes, such as the following:

  •
  the underwriters may over-allot or otherwise create a short position in the notes for their own account;

  •
  the underwriters may elect to cover any such short position by purchasing notes in the open market;

  •
  the underwriters may stabilize or maintain the price of the notes by bidding; and

  •
  the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        These transactions may stabilize, maintain or otherwise affect the market price of the notes and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the notes.

        We have agreed to indemnify the underwriters against liabilities arising from the offering of the notes, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

LEGAL MATTERS

        The validity of the notes and certain matters relating thereto will be passed upon on our behalf by Wendy L. Carlson, our General Counsel. Ms. Carlson is a full-time employee and officer of our company, and she currently owns approximately 111,300 shares of our common stock and holds options to purchase an additional 97,500 shares of our common stock. Certain legal matters will be passed upon on behalf of the underwriters by Sidley Austin Brown & Wood. Sidley Austin Brown & Wood will rely on the opinion of Wendy L. Carlson as to certain matters of Iowa law.

EXPERTS

        Our consolidated financial statements and schedules as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as described in their report. We have included our consolidated financial statements and schedules in this prospectus and in the registration statement in reliance upon the report of Ernst & Young LLP, independent auditors, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC for the notes described in this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You can reach our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
American Equity Investment Life Holding Company

        We have audited the accompanying consolidated balance sheets of American Equity Investment Life Holding Company as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index on page F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Equity Investment Life Holding Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in response to a new accounting standard that became effective January 1, 2001.

                      /s/  ERNST & YOUNG LLP

Des Moines, Iowa
March 8, 2002

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2001	2000
Assets
Cash and investments:
Fixed maturity securities:
Available for sale, at market (amortized cost: 2001—$3,101,040; 2000—$1,523,376)	$2,974,761	$1,474,560
Held for investment, at amortized cost (market: 2001—$412,378; 2000—$365,023)	454,605	429,280
Equity securities, at market (cost: 2001—$18,609; 2000—$7,435)	18,245	6,671
Mortgage loans on real estate	108,181	—
Derivative instruments	40,052	34,707
Policy loans	291	264
Cash and cash equivalents	184,130	175,724

Total cash and investments	3,780,265	2,121,206
Receivable from other insurance companies	83	375
Premiums due and uncollected	1,386	1,256
Accrued investment income	22,100	21,398
Receivables from related parties	29,978	47,242
Property, furniture and equipment, less allowances for depreciation of $3,150 in 2001 and $2,370 in 2000	1,622	1,032
Value of insurance in force acquired	415	520
Deferred policy acquisition costs	492,757	289,609
Intangibles, less accumulated amortization of $987 in 2001 and $797 in 2000	2,148	2,338
Deferred income tax asset	51,244	36,052
Federal income taxes recoverable	4,224	—
Other assets	2,365	2,913
Assets held in separate account	3,858	4,185

Total assets	$4,392,445	$2,528,126

Liabilities and Stockholders' Equity
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$25,490	$20,354
Annuity and single premium universal life products	3,968,455	2,079,561
Other policy funds and contract claims	22,046	16,669
Amounts due to related party under General Agency Commission and Servicing Agreement	46,607	76,028
Other amounts due to related parties	22,990	4,000
Notes payable	46,667	44,000
Amount due to reinsurer	14,318	—
Amounts due under repurchase agreements	—	110,000
Amounts due on securities purchased	66,504	—
Federal income taxes payable	—	50
Other liabilities	32,788	15,124
Liabilities related to separate account	3,858	4,185

Total liabilities	4,249,723	2,369,971
Minority interests in subsidiaries:
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	100,155	99,503
Stockholders' equity:
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share, 75,000,000 shares authorized; issued and outstanding 2001—14,516,974 shares; 2000—14,530,242 shares	14,517	14,530
Additional paid-in capital	57,452	57,577
Accumulated other comprehensive loss	(33,531)	(16,876)
Retained earnings	3,504	2,796

Total stockholders' equity	42,567	58,652

Total liabilities and stockholders' equity	$4,392,445	$2,528,126

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Year ended December 31,
	2001	2000	1999
Revenues:
Traditional life and accident and health insurance premiums	$13,141	$11,034	$10,294
Annuity and single premium universal life product charges	12,520	8,338	3,452
Net investment income	140,374	89,477	64,610
Realized gains on sales of investments	787	5,766	1,454
Unrealized gains on derivatives	13,554	—	—

Total revenues	180,376	114,615	79,810
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	9,762	8,728	7,232
Interest credited to account balances	97,923	56,529	41,727
Change in fair value of embedded derivatives	12,921	—	—
Interest expense on notes payable	2,881	2,339	896
Interest expense on General Agency Commission and Servicing Agreement	5,716	5,958	3,861
Interest expense on amounts due under repurchase agreements	1,123	3,267	3,491
Interest expense on amount due to reinsurer	381	—	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	23,145	8,806	7,379
Other operating costs and expenses	17,071	14,370	12,129

Total benefits and expenses	170,923	99,997	76,715

Income before income taxes, minority interests and cumulative effect of change in accounting principle	9,453	14,618	3,095
Income tax (expense) benefit	(333)	(2,385)	1,370

Income before minority interests and cumulative effect of change in accounting principle	9,120	12,233	4,465
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(7,449)	(7,449)	(2,022)

Income before cumulative effect of change in accounting principle	1,671	4,784	2,443
Cumulative effect of change in accounting for derivatives	(799)	—	—

Net income	$872	$4,784	$2,443

Earnings per common share:
Income before cumulative effect of change in accounting principle	$0.10	$0.29	$0.15
Cumulative effect of change in accounting for derivatives	(0.05)	—	—

Earnings per common share	$0.05	$0.29	$0.15

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.09	$0.26	$0.14
Cumulative effect of change in accounting for derivatives	(0.04)	—	—

Earnings per common share—assuming dilution	$0.05	$0.26	$0.14

See accompanying notes

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Dollars in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders' Equity
Balance at January 1, 1999	$625	$4,582	$64,783	$420	$(4,279)	$66,131
Comprehensive loss:
Net income for year	—	—	—	—	2,443	2,443
Change in net unrealized investment gains/losses	—	—	—	(35,655)	—	(35,655)

Total comprehensive loss						(33,212)
Issuance of 130,348 shares of common stock, less issuance expenses of $22	—	130	1,382	—	—	1,512
Dividends on preferred stock ($.02 per share)	—	—	(13)	—	—	(13)
Dividends on common stock ($.01 per share)	—	—	(94)	—	—	(94)

Balance at December 31, 1999	625	4,712	66,058	(35,235)	(1,836)	34,324
Issuance of 9,424,620 shares of common stock pursuant to 3-for-1 stock split	—	9,425	(9,425)	—	—	—
Comprehensive income:
Net income for year	—	—	—	—	4,784	4,784
Change in net unrealized investment gains/losses	—	—	—	18,359	—	18,359

Total comprehensive income						23,143
Issuance of 477,687 shares of common stock	—	478	1,478	—	—	1,956
Acquisition of 84,375 shares of common stock	—	(85)	(534)	—	—	(619)
Dividends on preferred stock ($.01 per share)	—	—	—	—	(6)	(6)
Dividends on common stock ($.01 per share)	—	—	—	—	(146)	(146)

Balance at December 31, 2000	625	14,530	57,577	(16,876)	2,796	58,652
Comprehensive loss:
Net income for year	—	—	—	—	872	872
Change in net unrealized investment gains/losses	—	—	—	(16,655)	—	(16,655)

Total comprehensive loss						(15,783)
Issuance of 5,052 shares of common stock	—	5	34	—	—	39
Acquisition of 18,320 shares of common stock	—	(18)	(159)	—	—	(177)
Dividends on preferred stock ($0.01 per share)	—	—	—	—	(19)	(19)
Dividends on common stock ($0.01 per share)	—	—	—	—	(145)	(145)

Balance at December 31, 2001	$625	$14,517	$57,452	$(33,531)	$3,504	$42,567

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended December 31,
	2001	2000	1999
Operating activities
Net income	$872	$4,784	$2,443
Cumulative effect of change in accounting for derivatives	799	—	—
Adjustments to reconcile net income to net cash used in operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	97,923	56,529	41,727
Annuity and single premium universal life product charges	(12,520)	(8,338)	(3,452)
Change in fair value of embedded derivatives	12,921	—	—
Increase in traditional life and accident and health insurance reserves	5,136	5,294	3,743
Policy acquisition costs deferred	(154,451)	(77,056)	(62,829)
Amortization of deferred policy acquisition costs	23,040	8,574	7,063
Provision for depreciation and other amortization	1,075	1,086	1,299
Amortization of discount and premiums on fixed maturity securities and derivative instruments	18,250	12,933	(10,765)
Realized gains on sales of investments	(787)	(5,766)	(1,454)
Unrealized gains on derivatives	(13,554)	—	—
Deferred income taxes	(5,794)	(2,840)	(15,559)
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(29,422)	(14,491)	(3,140)
Changes in other operating assets and liabilities:
Accrued investment income	(702)	(7,215)	(11,237)
Receivables from related parties	17,265	(28,346)	(18,807)
Federal income taxes recoverable/payable	(4,274)	1,713	(3,312)
Other policy funds and contract claims	5,376	5,116	5,238
Other amounts due to related parties	15,927	4,000	—
Other liabilities	4,861	1,221	8,156
Other	309	(1,911)	(650)

Net cash used in operating activities	(17,750)	(44,713)	(61,536)
Investing activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	1,734,890	628,847	308,670
Equity securities	7,820	1,588	—
Derivative instruments	—	7,177	1,541

	1,742,710	637,612	310,211
Acquisition of investments:
Fixed maturity securities—available for sale	(3,214,768)	(1,092,492)	(734,248)
Fixed maturity securities—held for investment	—	(7,246)	(310,500)
Equity securities	(18,844)	(1,437)	(8,020)
Mortgage loans	(108,181)	—	—
Derivative instruments	(76,569)	(68,088)	(39,396)
Proceeds received from futures contract	—	—	4,970
Policy loans	(27)	(33)	(39)

	(3,418,389)	(1,169,296)	(1,087,233)
Purchases of property, furniture and equipment	(1,370)	(424)	(877)

Net cash used in investing activities	(1,677,049)	(532,108)	(777,899)

Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	$2,006,882	$843,340	$816,126
Unapplied policyholder receipts	12,803	—	—
Return of annuity and single premium universal life policyholder account balances	(223,163)	(144,077)	(60,844)
Financing fees incurred and deferred	—	(216)	(1,801)
Proceeds from notes payable	6,000	23,400	10,600
Repayments of notes payable	(3,333)	—	—
Increase (decrease) in amounts due under repurchase agreements	(110,000)	23,031	37,969
Proceeds from issuance of company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	25,970
Amounts due to reinsurer	14,318	—	—
Net proceeds from issuance of common stock	39	1,956	1,512
Acquisition of common stock	(177)	(619)	—
Dividends paid	(164)	(152)	(107)

Net cash provided by financing activities	1,703,205	746,663	829,425

Increase (decrease) in cash and cash equivalents	8,406	169,842	(10,010)
Cash and cash equivalents at beginning of year	175,724	5,882	15,892

Cash and cash equivalents at end of year	$184,130	$175,724	$5,882

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest on notes payable and repurchase agreements	$4,199	$5,606	$4,904
Income taxes—life subsidiaries	10,401	3,512	17,500
Non-cash financing and investing activities:
Bonus interest deferred as policy acquisition costs	17,399	9,955	7,602
Advances to related party under General Agency Commission and Servicing Agreement deferred as policy acquisition costs	—	28,400	37,723
Issuance of common stock in payment of deferred compensation	—	—	90
Exchange of held for investment fixed maturity securities for company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	72,490

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001

1. Organization and Significant Accounting Policies

Organization

        American Equity Investment Life Holding Company (the "Company"), through its wholly-owned subsidiaries, American Equity Investment Life Insurance Company ("American Equity Life") and American Equity Investment Life Insurance Company of New York, is licensed to sell insurance products in 45 states and the District of Columbia at December 31, 2001. The Company offers a broad array of annuity and insurance products. The Company's business consists primarily of the sale of equity index and fixed rate annuities. In 1998, the Company began offering variable annuity products. The Company operates solely in the life insurance business.

Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: American Equity Investment Life Insurance Company, American Equity Investment Life Insurance Company of New York (formed in 2001), American Equity Investment Capital, Inc., American Equity Capital Trust I (formed in 1999), American Equity Capital Trust II (formed in 1999), American Equity of Hawaii, Inc. (formed in 1999 and sold to an affiliate of the Company's Chairman in December, 2000) and American Equity Investment Properties, L.C. All significant intercompany accounts and transactions have been eliminated.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are utilized in the calculation of value of insurance in force acquired, deferred policy acquisition costs, policyholder liabilities and accruals, valuation of embedded derivatives on equity index reserves, and valuation allowances on deferred tax assets and investments. It is reasonably possible that actual experience could differ from the estimates and assumptions utilized.

Reclassifications

        Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 financial statement presentation.

Investments

        Fixed maturity securities (bonds and redeemable preferred stocks maturing more than one year after issuance) that may be sold prior to maturity are classified as available for sale. Available for sale securities are reported at estimated fair value and unrealized gains and losses, if any, on these securities are included directly in a separate component of stockholders' equity, net of income taxes and certain adjustments. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives. Amortization/accrual of premiums and discounts on mortgage and asset-backed securities incorporate prepayment assumptions to estimate the securities' expected lives.

        Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held for investment. Held for investment securities are reported at cost adjusted for amortization of premiums and discounts. Changes in the market value of these securities, except for declines that are other than temporary, are not reflected in the Company's financial statements. Premiums and discounts are amortized/accrued using methods which result in a constant yield over the securities' expected lives.

        Equity securities, comprised of common and non-redeemable preferred stocks, are reported at market value. Unrealized gains and losses are included directly in a separate component of stockholders' equity, net of income taxes.

        Mortgage loans on real estate are reported at cost adjusted for amortization of premiums and accrual of discounts. If the Company determines that the value of any mortgage loan is impaired, the carrying value of the mortgage loan will be reduced to its fair value, based upon the present value of expected future cash flows from the loan discounted at the loan's effective interest rate, or the fair value of the underlying collateral.

        Policy loans are reported at unpaid principal.

        The carrying amounts of all the Company's investments are reviewed on an ongoing basis for credit deterioration. If this review indicates a decline in market value that is other than temporary, the Company's carrying amount in the investment is reduced to its estimated fair value and a specific writedown is taken. Such reductions in carrying amount are recognized as realized losses and charged to income. Realized gains and losses on sales are determined on the basis of specific identification of investments.

        Market values, as reported herein, of fixed maturity and equity securities are based on the latest quoted market prices, or for those fixed maturity securities not readily marketable, at values which are representative of the market values of issues of comparable yield and quality.

Derivative Instruments

        The Financial Accounting Standards Board issued, then subsequently amended, Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which became effective for the Company on January 1, 2001. Under SFAS No. 133, as amended, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of the changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any "ineffective" portion of a hedge is reported in earnings as it occurs.

        The Company has equity index annuity products that guarantee the return of principal to the customer and credit interest based on a percentage of the gain in a specified equity market index. A portion of the premium from each customer is invested in investment grade fixed income securities to cover the minimum guaranteed value due the customer at the end of the contract term. A portion of the premium is used to purchase derivatives consisting of call options on the applicable equity market indexes to fund the index credits due to equity index annuity holders. Substantially all of such call options are one year options which are closely matched to the annual crediting liabilities on such policies. The cost of these options are amortized in full over their one-year lives which is included in investment income. In addition, the call options are marked to market with the change in fair value included in unrealized gains (losses) on derivatives in the consolidated statements of income. On the respective anniversary dates of the equity index policies, the equity index used to compute such annual crediting liabilities is reset and the Company purchases new one-year call options to fund the next annual index credit. The Company manages the cost of these purchases through the terms of its equity index annuities, which permits the Company to change annual participation rates, asset fees, and/or caps, subject to guaranteed minimums. By reducing participation rates, asset fees or caps, the Company can limit option costs to budgeted amounts except in cases where the minimum guarantees prevent further reductions in these contract terms.

        The Company's strategy attempts to mitigate any potential risk of loss under these agreements through a regular monitoring process which evaluates the program's effectiveness. The Company is exposed to risk of loss in the event of nonperformance by the counterparties and, accordingly, the Company purchases its option contracts from multiple counterparties and evaluates the creditworthiness of all counterparties prior to purchase of the contracts. At December 31, 2001, all of these options had been purchased from nationally recognized investment banking institutions with a Standard & Poor's credit rating of BBB+ or higher.

        Under SFAS No. 133, the annual crediting liabilities on the Company's equity index annuities are treated as a "series of embedded derivatives" over the life of the applicable contract. The Company does not purchase call options to fund the equity index liabilities which may arise after the next policy anniversary date. The Company must value both the call options and the related forward embedded options in the policies at fair value. The change in fair value for the call options is included in unrealized gains (losses) on derivatives and the change in fair value adjustment of the embedded options is included in change in fair value of embedded derivatives in the consolidated statements of income.

        For the year ended December 31, 2001, unrealized gains on derivatives of $13,554,000 represent the change in fair value on call options used to fund the next-year income credit to the equity index annuities. The change in fair value of options embedded within the equity index products (including the forward options) was $12,921,000 for the year ended December 31, 2001. Amortization of deferred policy acquisition costs was decreased by $846,000 for the year ended December 31, 2001 as a result of the impact of SFAS No. 133.

        At January 1, 2001, the Company's financial statements were adjusted to record a cumulative effect of adopting this accounting change, as follows (in thousands):

Fair value adjustment related to:
Call options	$(14,537)
Equity index annuity liabilities	11,736
Adjustments for assumed changes in amortization of deferred policy acquisition costs	1,571
Deferred income tax benefit	431

Total	$(799)

        Prior to the adoption of SFAS No. 133, the Company recorded the options at amortized cost plus intrinsic value, if any. Changes in the intrinsic value of the options were offset by changes to the policy benefit liabilities in the consolidated statements of income. These amounts were ($21,664,000) and $12,763,000 during the years ended December 31, 2000 and 1999, respectively.

Cash and Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs

        To the extent recoverable from future policy revenues and gross profits, certain costs of producing new business, principally commissions, first-year bonus interest and certain costs of policy issuance (including policy issue costs of $4,946,000 in 2001, $2,743,000 in 2000 and $3,591,000 in 1999) have been deferred. For annuity and single premium universal life products, these costs are being amortized generally in proportion to expected gross profits from surrender charges and investment, mortality, and expense margins. That amortization is adjusted retrospectively when estimates of future gross profits/margins (including the impact of realized investment gains and losses) to be realized from a group of products are revised. Deferred policy acquisition costs are also adjusted for the change in amortization that would have occurred if available-for-sale fixed maturity securities had been sold at their aggregate market value and the proceeds reinvested at current yield. The impact of this adjustment is included in accumulated other comprehensive income (loss) within stockholders' equity.

        For traditional life and accident and health insurance, deferred policy acquisition costs are being amortized over the premium-paying period of the related policies in proportion to premium revenues recognized, principally using the same assumptions for interest, mortality and withdrawals that are used for computing liabilities for future policy benefits subject to traditional "lock-in" concepts.

Value of Insurance In Force Acquired

        The value of insurance in force acquired represents the actuarially determined present value of the projected future cash flows from the insurance contracts that were acquired pursuant to two reinsurance agreements. This balance is amortized, evaluated for recovery and adjusted for the impact of unrealized gains and losses in the same manner as deferred policy acquisition costs described above. Interest accrues on the unamortized balance at a rate of 6%.

Intangibles

        Intangibles consist of deferred debt and trust preferred security issue costs and the excess of the purchase price paid over the fair value of the net assets acquired (goodwill) in connection with the purchase of an inactive life insurance company in 1996. Deferred issue costs are being amortized over the life of the related agreement using the interest method. Goodwill is being amortized over 10 years using the straight-line method.

Property, Furniture and Equipment

        Property, furniture and equipment, comprised primarily of office furniture and equipment, data processing equipment and capitalized software costs, are reported at cost less allowances for depreciation. Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets.

Separate Accounts

        The separate account assets and liabilities represent funds that are separately administered for the benefit of variable annuity policyholders who bear the underlying investment risk. The separate account assets and liabilities are carried at fair value. Revenues and expenses related to the separate account assets and liabilities, to the extent of premiums received from and benefits paid or provided to the separate account policyholders, are excluded from the amounts reported in the consolidated statements of income. The Company receives various fees (mortality, expense and surrender charges assessed against policyholder account balances) that are included as revenues in the consolidated statements of income.

Future Policy Benefits

        Future policy benefit reserves for annuity and single premium universal life products are computed under a retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances. Interest crediting rates for these products ranged from 3.0% to 12.0% in 2001, 3.0% to 12.5% in 2000 and from 3.0% to 12.0% in 1999. A portion of this amount ($17,399,000, $9,955,000 and $7,602,000 during the years ended December 31, 2001, 2000 and 1999, respectively) represents an additional interest credit on first-year premiums payable until the first contract anniversary date (first-year bonus interest). Such amounts have been offset against interest credited to account balances and deferred as policy acquisitions costs.

        The liability for future policy benefits for traditional life insurance is based on net level premium reserves, including assumptions as to interest, mortality, and other assumptions underlying the guaranteed policy cash values. Reserve interest assumptions are level and range from 3.0% to 6.0%. The liabilities for future policy benefits for accident and health insurance are computed using a net level premium method, including assumptions as to morbidity and other assumptions based on the

Company's experience, modified as necessary to give effect to anticipated trends and to include provisions for possible unfavorable deviations. Policy benefit claims are charged to expense in the period that the claims are incurred.

        Unpaid claims include amounts for losses and related adjustment expenses and are determined using individual claim evaluations and statistical analysis. Unpaid claims represent estimates of the ultimate net costs of all losses, reported and unreported, which remain unpaid at December 31 of each year. These estimates are necessarily subject to the impact of future changes in claim severity, frequency and other factors. In spite of the variability inherent in such situations, management believes that the unpaid claim amounts are adequate. The estimates are continuously reviewed and as adjustments to these amounts become necessary, such adjustments are reflected in current operations.

        Certain group policies include provisions for annual experience refunds of premiums equal to net premiums received less a 16% administrative fee and less claims incurred. Such amounts (2001—$584,000; 2000—$342,000; and 1999—$1,206,000) are reported as a reduction of traditional life and accident and health insurance premiums in the consolidated statements of income.

Deferred Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Deferred income tax assets are subject to ongoing evaluation of whether such assets will be realized. The ultimate realization of deferred income tax assets depends on generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off.

Stockholders' Equity

        The Company effected a three-for-one split of common stock payable June 30, 2000 to stockholders of record as of June 1, 2000. This resulted in the issuance of 9,424,620 shares of common stock along with a corresponding decrease of $9,425,000 in additional paid-in capital. All references to the number of shares and per share amounts (other than the 1999 consolidated statements of changes in stockholders' equity) in the consolidated financial statements and the accompanying notes to consolidated financial statements, unless otherwise noted, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options, restricted stock awards, and all other agreements payable in the Company's common stock have been adjusted or amended to reflect the split.

        During 2000, the Company increased the number of authorized shares of common stock, $1 par value, from 25,000,000 to 75,000,000. In connection with the issuance of the Company's common stock under certain private placement offerings, the Company issued warrants to purchase one additional share of common stock for every five shares that were purchased. In addition, warrants to purchase 240,000 shares of the Company's common stock were issued in 1997 to the Company's chairman. During 2000, these warrants were exercised at a price of $3.33 per share, and 170,625 warrants were exercised at a price of $4.00 per share. During 1999, 342,249 warrants were exercised at a price of

$4.00. At December 31, 2001, the Company had warrants for 34,125 shares outstanding with an exercise price of $4.00 per share. All of the outstanding warrants expire on April 30, 2002.

        The Company issued 625,000 shares of 1998 Series A Participating Preferred Stock, at par, under a private placement offering in 1998 in exchange for cash of $10,000,000. These shares have participating dividend rights with shares of the Company's common stock, when and as such dividends are declared. These shares are convertible into shares of the Company's common stock on a three-for-one basis and have no voting rights.

Recognition of Premium Revenues and Costs

        Revenues for annuity and single premium universal life products consist of surrender charges assessed against policyholder account balances and mortality and expense charges (single premium universal life products only) during the period. Expenses related to these products include interest credited to policyholder account balances and benefit claims incurred in excess of policyholder account balances (single premium universal life products only). First-year bonus interest is deferred as a deferred policy acquisition cost and amortized generally in proportion to expected gross profits from surrender charges and investment, mortality and expense margins.

        Traditional life and accident and health insurance premiums are recognized as revenues over the premium-paying period. Future policy benefits and policy acquisition costs are recognized as expenses over the life of the policy by means of the provision for future policy benefits and amortization of deferred policy acquisition costs.

        All insurance-related revenues, benefits, losses and expenses are reported net of reinsurance ceded.

Premiums and Deposits by Product Type

        The Company markets equity index annuities, fixed rate annuities, a variable annuity and life insurance. In connection with its reinsured group life business, the Company also collects renewal premiums on certain accident and health insurance policies. Premiums and deposits (after cancellations and net of reinsurance) collected in 2001, 2000 and 1999, by product category were as follows:

	Year ended December 31,
Product Type
	2001	2000	1999
	(Dollars in thousands)
Equity Index Annuities	$588,124	$633,893	$551,278
Fixed Rate Annuities	1,418,758	209,447	264,848
Life Insurance	12,349	10,169	10,025
Accident and Health	792	865	269
Variable Annuities	15	3,895	219

	$2,020,038	$858,269	$826,639

Comprehensive Income (Loss)

        Comprehensive income (loss) includes all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. Other comprehensive income (loss) excludes net realized investment gains included in net income which merely represent transfers from unrealized to realized gains and losses. These amounts totaled $395,000, $4,239,000 and $983,000 in 2001, 2000 and 1999, respectively. Such amounts, which have been measured through the date of sale, are net of adjustments to deferred policy acquisition costs and income taxes totaling $392,000 in 2001, $1,527,000 in 2000 and $471,000 in 1999.

Pending Accounting Change

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and other Intangible Assets. Under the new Statements, goodwill will no longer be amortized but will be subject to annual impairment tests. Intangible assets with finite useful lives will continue to be amortized over their estimated useful lives. The adoption of these Statements on January 1, 2002 is not expected to have a material impact to the Company.

2. Fair Values of Financial Instruments

        The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

        Fixed maturity securities:    Quoted market prices, when available, or price matrices for securities which are not actively traded, developed using yield data and other factors relating to instruments or securities with similar characteristics.

        Equity securities:    Quoted market prices.

        Mortgage loans on real estate:    Discounted expected cash flows using interest rates currently being offered for similar loans.

        Derivative instruments:    Quoted market prices from related counterparties.

        Policy loans:    The Company has not attempted to determine the fair values associated with its policy loans, as management believes any differences between the Company's carrying value and the fair values afforded these instruments are immaterial to the Company's financial position and, accordingly, the cost to provide such disclosure is not worth the benefit to be derived.

        Cash and cash equivalents:    Amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

        Separate account assets and liabilities:    Reported at estimated fair value in the consolidated balance sheets.

        Annuity and single premium universal life policy benefit reserves:    Fair values of the Company's liabilities under contracts not involving significant mortality or morbidity risks (principally deferred annuities), are stated at the cost the Company would incur to extinguish the liability (i.e., the cash surrender value) adjusted as required under SFAS No. 133. The Company is not required to and has not estimated the fair value of its liabilities under other contracts.

        Notes payable and amounts due under repurchase agreements:    As all notes and short-term indebtedness under repurchase agreements have variable interest rates, the amounts reported in the consolidated balance sheets for these instruments approximate their fair values.

        Amounts due to related party under General Agency Commission and Servicing Agreement and company-obligated mandatorily redeemable preferred securities of subsidiary trusts:    Fair values are estimated by discounting expected cash flows using interest rates currently being offered for similar securities.

        The following sets forth a comparison of the fair values and carrying amounts of the Company's financial instruments:

	December 31,
	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets
Fixed maturity securities:
Available for sale	$2,974,761	$2,974,761	$1,474,560	$1,474,560
Held for investment	454,605	412,378	429,280	365,023
Equity securities	18,245	18,245	6,671	6,671
Mortgage loans on real estate	108,181	109,806	—	—
Derivative instruments	40,052	40,052	34,707	20,170
Policy loans	291	291	264	264
Cash and cash equivalents	184,130	184,130	175,724	175,724
Separate account assets	3,858	3,858	4,185	4,185
Liabilities
Annuity and single premium universal life policy benefit reserves	3,968,455	3,498,954	2,079,561	1,794,414
Amounts due to related party under General Agency Commission and Servicing Agreement	46,607	49,600	76,028	77,319
Notes payable	46,667	46,667	44,000	44,000
Amounts due under repurchase agreements	—	—	110,000	110,000
Liabilities related to separate account	3,858	3,858	4,185	4,185
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	100,155	104,962	99,503	96,924

3. Investments

        At December 31, 2001 and 2000, the amortized cost and estimated fair value of fixed maturity securities and equity securities were as follows:

December 31, 2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,770,024	$3,080	$(64,631)	$1,708,473
State, municipal and other governments	5,234	—	(135)	5,099
Public utilities	39,315	525	(1,368)	38,472
Corporate securities	495,971	4,813	(27,228)	473,556
Redeemable preferred stocks	15,704	1,539	(188)	17,055
Mortgage and asset-backed securities	774,792	2,534	(45,220)	732,106

	$3,101,040	$12,491	$(138,770)	$2,974,761

Held for investment:
United States Government and agencies	$379,011	$—	$(45,210)	$333,801
Redeemable preferred stocks	75,594	2,983	—	78,577

	$454,605	$2,983	$(45,210)	$412,378

Equity securities:
Non-redeemable preferred stocks	$15,418	$18	$(130)	$15,306
Common stocks	3,191	—	(252)	2,939

	$18,609	$18	$(382)	$18,245

December 31, 2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Fixed maturity securities:
Available for sale:
United States Government and agencies	$1,052,193	$10,166	$(24,208)	$1,038,151
State, municipal and other governments	4,874	10	—	4,884
Public utilities	12,191	—	(991)	11,200
Corporate securities	327,954	918	(33,071)	295,801
Redeemable preferred stocks	9,240	—	(725)	8,515
Mortgage and asset-backed securities	116,924	1,393	(2,308)	116,009

	$1,523,376	$12,487	$(61,303)	$1,474,560

Held for investment:
United States Government and agencies	$353,808	$—	$(60,497)	$293,311
Redeemable preferred stocks	75,472	—	(3,760)	71,712

	$429,280	$—	$(64,257)	$365,023

Equity securities:
Non-redeemable preferred stocks	$6,850	$—	$(1,005)	$5,845
Common stocks	585	241	—	826

	$7,435	$241	$(1,005)	$6,671

        The amortized cost and estimated fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. All of the Company's mortgage-backed and asset-backed securities provide for periodic payments throughout their lives, and are shown below as a separate line.

	Available for sale		Held for investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due after one year through five years	$21,097	$21,187	$—	$—
Due after five years through ten years	190,366	189,467	—	—
Due after ten years through twenty years	541,080	518,793	—	—
Due after twenty years	1,573,705	1,513,208	454,605	412,378

	2,326,248	2,242,655	454,605	412,378
Mortgage-backed and asset-backed securities	774,792	732,106	—	—

	$3,101,040	$2,974,761	$454,605	$412,378

        Net unrealized losses on available-for-sale fixed maturity securities and equity securities reported as a separate component of stockholders' equity were comprised of the following at December 31, 2001 and 2000:

	December 31,
	2001	2000
	(Dollars in thousands)
Net unrealized losses on available-for-sale fixed maturity securities and equity securities	$(126,643)	$(49,580)
Adjustments for assumed changes in amortization of deferred policy acquisition costs	75,057	23,616
Deferred income tax benefit	18,055	9,088

Net unrealized losses reported as accumulated other comprehensive loss	$(33,531)	$(16,876)

        Components of net investment income are as follows:

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Fixed maturity securities	$196,933	$129,066	$69,877
Equity securities	786	754	456
Mortgage loans on real estate	2,347	—	—
Derivative instruments	(68,712)	(42,745)	(6,151)
Policy loans	20	19	20
Cash and cash equivalents	12,281	1,703	487
Other	(1,137)	2,083	951

	142,518	90,880	65,640
Less investment expenses	(2,144)	(1,403)	(1,030)

Net investment income	$140,374	$89,477	$64,610

        An analysis of sales, maturities, and principal repayments of the Company's available-for-sale fixed maturity securities for the year ended December 31, 2001, 2000 and 1999 is as follows:

	Amortized Cost	Gross Realized Gains	Gross Realized Losses	Proceeds from Sale
	(Dollars in thousands)
Year ended December 31, 2001
Scheduled principal repayments, calls and tenders	$1,130,959	$—	$—	$1,130,959
Sales	595,550	12,820	(4,439)	603,931

Total	$1,726,509	$12,820	$(4,439)	$1,734,890

Year ended December 31, 2000
Scheduled principal repayments, calls and tenders	$622,353	$—	$—	$622,353
Sales	7,471	—	(977)	6,494

Total	$629,824	$—	$(977)	$628,847

Year ended December 31, 1999
Scheduled principal repayments, calls and tenders	$195,838	$—	$—	$195,838
Sales	112,919	323	(410)	112,832

Total	$308,757	$323	$(410)	$308,670

        For the year ended December 31, 2001, realized gains on investments consisted of net gains of $8,381,000 on the sale of available-for-sale fixed maturity securities, net gains of $179,000 on the sale of equity securities and write downs of $7,773,000 on certain securities due to other than temporary impairments. For the year ended December 31, 2000, realized gains on investments consisted of net losses of $977,000 on the sale of available-for-sale fixed maturity securities, net losses of $434,000 on the sale of equity securities and a gain of $7,177,000 on the termination of a total return swap. For the year ended December 31, 1999, realized gains on investments consisted of net losses of $87,000 on the sale of available-for-sale fixed maturities and a gain of $1,541,000 on the termination of a total return swap.

        The change in unrealized depreciation on investments for the year ended December 31, 2001 aggregated $77,063,000, and consisted of unrealized depreciation of $77,463,000 on available-for-sale fixed maturity securities and unrealized appreciation on equity securities of $400,000. The change in unrealized depreciation on investments for the year ended December 31, 2000 aggregated $24,272,000, and consisted of unrealized appreciation of $24,629,000 on available-for-sale fixed maturity securities and unrealized depreciation on equity securities of $357,000, respectively. The change in unrealized depreciation on investments for the year ended December 31, 1999 aggregated $75,449,000, and consisted of unrealized depreciation on available-for-sale fixed maturity securities and equity securities of $75,043,000 and $406,000, respectively. The change in net unrealized appreciation/depreciation is recorded net of adjustments to deferred policy acquisition costs and deferred income taxes totaling $60,408,000 in 2001, $(5,913,000) in 2000 and $39,794,000 in 1999.

        The Company's mortgage loan portfolio totaled $108,181,000 with commitments outstanding of $15,265,000 at December 31, 2001 and consisted of commercial mortgage loans diversified as to property type, location and loan size. The loans are collateralized by the related properties. The Company's mortgage lending policies establish limits on the amount that can be loaned to one borrower and require diversification by geographic location and collateral type. At December 31, 2001, the commercial mortgage loan portfolio is diversified by geographic region and specific collateral property type as follows:

	December 31, 2001
	Carrying Amount	Percent
	(Dollars in thousands)
Geographic distribution
East North Central	$9,189	8.5%
East South Central	16,029	14.8%
Middle Atlantic	18,352	17.0%
New England	3,496	3.2%
South Atlantic	39,260	36.3%
West North Central	21,855	20.2%

Total	$108,181	100.0%

	December 31, 2001
	Carrying Amount	Percent
	(Dollars in thousands)
Property type distribution
Office	$42,059	38.9%
Retail	19,131	17.7%
Industrial	28,609	26.4%
Hotel	13,135	12.1%
Mixed use/other	5,247	4.9%

Total	$108,181	100.0%

        During 2000 and 1999, the Company purchased financial futures instruments and total return exchange agreements as a part of its asset-liability management activities. The operations of the Company are subject to risk of interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and interest-bearing liabilities that mature in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk, and facilitating the funding needs of the Company. Financial futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price and may be settled in cash or through delivery of the financial instrument. Total return exchange agreements generally involve the exchange of the total return or yield on a referenced security for a specified interest rate.

        If a financial futures contract used to manage interest rate risk was terminated early and resulted in payments based on the change in value of the underlying asset, any resulting gain or loss was deferred and amortized as an adjustment to the yield of the designated asset over its remaining life as long as the transaction qualified for hedge accounting. The effectiveness of the hedge was measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in value of the hedged item. If correlation ceased to exist, hedge accounting would have been terminated and gains or losses recorded in income. During 2000 and 1999, high correlation was achieved. Deferred losses of $2,276,000 for 2000 and deferred gains of $4,970,000 for 1999 are included in held-for-investment fixed maturities and will be amortized as an adjustment to interest income over the life of the hedged instrument.

        For total return exchange agreements, the differential of the total return yield or interest to be paid or received on a settlement date was recognized as an adjustment to net investment income as these transactions did not qualify for hedge accounting. If a total return swap agreement was terminated early, any resulting gain or loss was recognized as a realized gain or loss. In 2000, the Company recognized net investment expense of $10,583,000 related to payments made on settlement dates, and realized a gain of $7,177,000 on the termination of one total return swap agreement. In 1999, the Company recognized net investment expense of $2,069,000 related to payments made on settlement dates, and realized a gain of $1,541,000 on the termination of one total return swap agreement.

        The Company did not purchase or enter into any financial futures instruments or total return exchange agreements during 2001 and all agreements were terminated or matured as of December 31, 2000.

        At December 31, 2001, fixed maturity securities and short-term investments with an amortized cost of $3,754,014,000 were on deposit with state agencies to meet regulatory requirements. There are no restrictions on these assets.

        At December 31, 2001, the following investments in any person or its affiliates (other than bonds issued by agencies of the United States Government) exceeded 10% of stockholders' equity:

Issuer	Estimated Fair Value and Carrying Amount	Amortized Cost
	(Dollars in thousands)
FBL Capital Trust I	$78,577	$75,594
Knight Funding Ltd	16,005	19,755
AIG Global	11,020	19,000
Ford Motor Co.	16,829	17,980
Pegasus Aviation Lease Securities	14,350	17,961
Bankamerica	15,073	17,133
General Motors Acceptance Corp.	14,868	15,117
JP Morgan & Co.	13,486	13,860
ERAC USA Finance Company	12,918	12,778
Fleetboston Financial Corp.	12,593	12,749
CVS Corp.	12,606	12,637
MM Community Funding	12,500	12,474
Lehman Brothers Holdings	9,273	12,171
Metlife Inc.	11,220	11,604
New Plan Realty Trust	10,364	11,017
Sears Roebuck & Co.	11,566	10,599
Mony Group, Inc.	10,580	10,562
Marshall & Ilsley Corp.	9,688	10,379
Transamerica	10,174	10,369
Wachovia Corp.	10,058	10,238
Potash Corp.	10,590	10,236
Nationwide Csn Trust	10,350	10,235
Universal Corp.	10,247	10,181
Waddell & Reed Financial	10,249	10,174
Westvaco Corp.	10,112	10,166
Allete	10,336	10,135
Continental Airlines	9,170	10,067
US Bancorp	10,200	10,000
AT&T Corporation	10,285	9,986
PSEG Power	10,476	9,952
Household Finance	9,908	9,864
Qwest Capital Funding	10,024	9,837
South Street CBO	5,772	9,737
Northwest Airlines	8,392	9,547
Ryder System Inc.	9,739	9,539
National Oilwell Inc.	9,780	9,535
American Financial Group Inc.	8,413	9,381
Sutter CBO 1999-1	$10,218	$8,832
Public Storage Inc.	8,586	8,568
Countrywide Credit	8,018	8,367
Evaluated Loan Collateral	7,286	8,361
Puget Energy Inc	7,451	8,327
Land O Lakes	4,779	8,077
Commercial Net Lease	7,524	7,756
EOP Operating LP	6,762	7,082
PNC Financial Services	6,983	7,056
CNA Financial Group	5,200	6,996
United Airlines	4,513	6,600
Security Capital Group	6,004	6,061
Nationwide Health Properties	6,243	6,043
Hilton Hotels	5,562	5,906
Engelhard Corp.	5,282	5,899
American Coin Merchandising	7,285	5,849
Farmers Exchange	4,969	5,805
Charles Schwab & Co. Inc.	4,566	5,322
Duetsche Bank	5,068	5,296
Keycorp	4,815	5,246
Muni Bond Backed Receipts	5,099	5,234
United Dominion Realty	5,230	5,127
Calpine Canada Energy	4,500	5,027
Developers Diversified Realty	4,226	5,012
Simon Debartolo Group	4,658	5,005
Dayton Power & Light	4,951	5,000
Juniper CBO	4,964	5,000
Municipal Corrections Finance	5,050	5,000
Unumprovident Corp.	5,189	4,996
Toys R Us	4,887	4,988
Orange & Rockland Utilities	4,777	4,964
Harcourt General Inc.	4,803	4,945
AMB Property	4,400	4,898
Xerox Cap Europe	4,550	4,713
Witco Corp.	4,017	4,707
Citicorp Capital II	4,246	4,304

4. Value of Insurance In Force Acquired

      An analysis of the value of insurance in force acquired for the years ended December 31, 2001, 2000 and 1999 is as follows:

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$520	$752	$1,069
Accretion of interest during the year	28	36	55
Amortization of asset	(133)	(268)	(372)

Balance at end of year	$415	$520	$752

        Amortization of the value of insurance in force acquired for the next four years is expected to be as follows: 2002—$104,000; 2003—$103,000; 2004—$104,000; and 2005—$104,000.

5. Reinsurance and Policy Provisions

        In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers. Reinsurance coverages for life insurance vary according to the age and risk classification of the insured.

        Reinsurance contracts do not relieve the Company of its obligations to its policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, the Company's life insurance subsidiaries would be liable for these obligations, and payment of these obligations could result in losses to the Company. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers, and monitors concentrations of credit risk. Insurance premiums have been reduced by $167,000, $182,000 and $1,111,000 and insurance benefits have been reduced by $186,000, $376,000 and $336,000 during the years ended December 31, 2001, 2000 and 1999, respectively, as a result of cession agreements.

        No allowance for uncollectible amounts has been established against the Company's asset for amounts receivable from other insurance companies since none of the receivables are deemed by management to be uncollectible.

        Effective January 1, 2001, American Equity Life entered into a transaction treated as reinsurance under statutory accounting requirements and as financial reinsurance under accounting principles generally accepted in the United States ("GAAP") with a subsidiary of Swiss Reinsurance Company ("Swiss Re") which includes a coinsurance segment on a 2% quota share basis and a yearly renewable term segment reinsuring a portion of death benefits payable on annuities produced after January 1, 2001 through approximately July 31, 2001. The 2% quota share coinsurance segment provides reinsurance to the extent of 2% of all risks associated with the Company's annuity policies covered by this reinsurance agreement. The Company received a 2% expense allowance for this segment which is being repaid over a five-year period from the profits emerging from the reinsured block of policies.

This segment of the reinsurance agreement provided $20 million in statutory surplus benefit during 2001.

        The second segment is yearly renewable term reinsurance whereby Swiss Re's subsidiary reinsures risks associated with the death benefits on the Company's annuity products to the extent such benefits exceed the cash surrender values of the applicable contracts. The Company has received the maximum expense allowance allowable under this agreement of $15 million during 2001 which was equal to 2.25% to 3% of the first year premiums on annuities issued after January 2001 through approximately July 31, 2001. The balance at December 31, 2001 was $14,318,000 to be repaid ratably over a five-year period.

        Effective August 1, 2001, American Equity Life entered into a coinsurance agreement with Equitrust Life Insurance Company ("Equitrust"), an affiliate of Farm Bureau Life Insurance Company ("Farm Bureau"), covering 70% of certain of the Company's non multi-year guaranteed fixed annuities and equity index annuities issued from August 1, 2001 through December 31, 2001 and 40% of those contracts for 2002 and 2003. As of December 31, 2001, Farm Bureau beneficially owned 32.29% of the Company's common stock. The Company holds the call options used to fund the index credits related to the ceded equity index annuities on its books and passes on to Equitrust its proportionate share of the fair value of the call options as an amount due to reinsurer, amortization expense of the options and changes in fair value of the embedded derivatives. Total premiums ceded were approximately $418,300,000 and expense allowance received was approximately $51,200,000 under this agreement for the period August 1, 2001 to December 31, 2001. The balance due at December 31, 2001 under this agreement to Equitrust was $22,879,000. This agreement is terminable by Equitrust with respect to new business at any time on 60 days' notice to the Company.

        During 1998, the Company entered into a modified coinsurance agreement to cede 70% of its variable annuity business to Equitrust. Under this agreement, the Company paid Equitrust $209,000, $118,000 and $120,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The modified coinsurance agreement has an initial term of four years and will continue thereafter until termination by written notice at the election of either party. Any such termination will apply to the submission or acceptance of new policies, and business reinsured under the agreement prior to any such termination is not eligible for recapture before the expiration of 10 years. Equitrust (or one of its affiliates) provides the administrative support necessary to manage this business.

        The activity in the liability for unpaid claims and related adjustment expense for the Company's accident and health business for the years ended December 31, 2001, 2000 and 1999, net of reinsurance, is summarized as follows:

	Unpaid Claims Liability at Beginning of Year	Claims Incurred	Claims Paid	Unpaid Claims Liability at End of Year
	(Dollars in thousands)
Year ended December 31, 2001
2001	$—	$914	$447	$467
2000 and prior	916	(23)	162	731

	916	$891	$609	1,198

Active life reserve	1,600			1,543

Total accident and health reserves	$2,516			$2,741

Year ended December 31, 2000
2000	$—	$696	$339	$357
1999 and prior	595	88	124	559

	595	$784	$463	916

Active life reserve	1,576			1,600

Total accident and health reserves	$2,171			$2,516

Year ended December 31, 1999
1999	$—	$551	$319	$232
1998 and prior	673	(186)	124	363

	673	$365	$443	595

Active life reserve	1,518			1,576

Total accident and health reserves	$2,191			$2,171

        The Company develops reserves for unpaid claims by using industry mortality and morbidity data. One year development on prior year reserves represents the Company's experience being more or less favorable than that of the industry. Over time, the Company expects its experience with respect to this business to be comparable to that of the industry. A certain level of volatility in development is inherent in these reserves since the underlying block of business is relatively small.

6. Income Taxes

        The Company files a consolidated federal income tax return with all its subsidiaries except American Equity Life and American Equity Investment Life Insurance Company of New York, which file a separate consolidated federal income tax return.

        Deferred income taxes are established by the Company and its subsidiaries based upon the temporary differences among financial reporting and tax bases of assets and liabilities within each entity, the reversal of which will result in taxable or deductible amounts in future years when the related asset or liability is recovered or settled, measured using the enacted tax rates.

        The Company's income tax (expense) benefit is as follows:

	For the year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Current income taxes	$(6,127)	$(5,225)	$(14,189)
Deferred income taxes	5,794	2,840	15,559

Total income tax (expense) benefit	$(333)	$(2,385)	$1,370

        Income tax benefit (expense) differed from that computed at the applicable statutory federal income tax rate (35%) as follows:

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Income before income taxes, minority interests and cumulative effect of change in accounting principle	$9,453	$14,618	$3,095

Income tax benefit (expense) on income before income taxes, minority interests and cumulative effect of change in accounting principle at statutory rate	$(3,309)	$(5,116)	$(1,083)
Tax effect of:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	2,607	2,607	708
State income taxes	201	151	61
Change in valuation allowance on deferred income tax assets	—	—	1,537
Dividends received deduction	100	—	—
Other	68	(27)	147

Income tax benefit (expense)	$(333)	$(2,385)	$1,370

        The tax effect of individual temporary differences at December 31, 2001 and 2000, is as follows:

	December 31,
	2001	2000
	(Dollars in thousands)
Deferred income tax assets:
Policy benefit reserves	$143,648	$90,792
Unrealized depreciation on available-for-sale fixed maturity securities and equity securities	18,055	9,088
Deferred compensation	408	408
Net operating loss carryforwards	4,586	2,954
Net capital loss carryforward	5,614	9,953
Amounts due to reinsurers	4,773	—
Other	298	397

	177,382	113,592
Deferred income tax liabilities:
Accrued discount on fixed maturity securities	(10,348)	(13,747)
Deferred policy acquisition costs	(115,359)	(63,303)
Value of insurance in force acquired	(145)	(182)
Other	(286)	(308)

	(126,138)	(77,540)

Deferred income tax asset	$51,244	$36,052

        The Company regularly reviews its need for a valuation allowance against its deferred income tax assets. At December 31, 1998, the Company carried a valuation allowance against deferred income tax assets of the non-life insurance entities due to the uncertainty of future income. However, this valuation allowance was eliminated at December 31, 1999 as a result of the Company's adoption of plans and policies relative to future taxable income or loss of the non-life entities. In addition, the Company has adopted plans and policies related to the net capital loss carryforward created in 1999.

        At December 31, 2001, the Company had net operating loss carryforwards for tax purposes of $11,465,000 which expire in 2010 through 2016, and net capital loss carryforwards for tax purposes of $16,041,000 which expire in 2004.

7. Notes Payable and Amounts Due Under Repurchase Agreements

        On October 18, 1996, the Company borrowed $10 million from two banks under a variable rate revolving credit agreement with a maximum borrowing level of $10 million. During 1999, the maximum borrowing level was increased to $25,000,000, and the Company borrowed an additional $10,600,000. During 2000, the maximum borrowing level was increased to $50,000,000, and the Company borrowed an additional $23,400,000. During 2001, the Company borrowed an additional $6,000,000. The notes bear interest (6.28% at December 31, 2001) at LIBOR plus a specified margin of up to 1.75% through December 31, 2001 (2.25% thereafter) and interest is payable quarterly. The Company exercised an option to convert the line of credit to a term loan to be paid in fifteen equal quarterly installments beginning on December 31, 2001. Under the agreement, which was further amended in March 2002, the Company is required to maintain minimum statutory basis capital and surplus levels at American Equity Life and meet certain other financial and operating ratio requirements. The amended agreement revised the method of determining the minimum statutory basis capital and surplus levels at American Equity Life through December 31, 2002, although the changes thereafter could require management to raise additional capital or take other action to remain in compliance. Further, the amended agreement requires the Company to reposition or dispose of approximately $200 million of certain invested assets by June 30, 2002, which management is presently pursuing definitive plans to accomplish without realizing material losses. The Company is also prohibited from incurring other indebtedness for borrowed money and from paying dividends on its capital stock in excess of 10% of its consolidated net income for the prior fiscal year (except that in 1999, the Company was permitted to make the dividend payments reflected in the consolidated financial statements). At December 31, 2001, the annual maturities of the notes payable are as follows: 2002—$13,333,000; 2003—$13,333,000; 2004—$13,333,000; and 2005—$6,668,000.

        As part of its investment strategy, the Company enters into securities lending programs to increase its return on investments and improve its liquidity. These transactions are accounted for as amounts due under repurchase agreements (short-term collateralized borrowings). During the first quarter of 2001, $110,000,000 was outstanding for 45 days at 6.6%. During the third quarter of 2001, $75,000,000 was outstanding for 18 days at 3.9%. Such borrowings averaged approximately $50,365,000 and $68,139,000 for the years ended December 31, 2000 and 1999, respectively, and were collateralized by investment securities with fair market values approximately equal to the amount due. The weighted average interest rate on amounts due under repurchase agreements was 6.49% and 5.12% for the years ended December 31, 2000 and 1999, respectively.

8. General Agency Commission and Servicing Agreement

        The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the "Service Company"), wholly-owned by the Company's chairman and president, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. Under the terms of the original agreement, the Service Company was required to pay the greater of (a) 5% of the premiums collected by the Company on the sale of certain annuity products, or (b) 50% of the agent's commissions payable by the Company on the sale of those same policies. In return, the Company agreed to pay quarterly renewal commissions to the Service Company equal to .3875% of the premiums received by the Company on policies that still remain in force. In addition, the Company has agreed to pay supplemental commissions should lapses in any quarter exceed 1.88%, or certain other circumstances arise. The Agreement terminates on June 30, 2005 or earlier should certain criteria be met.

        On December 31, 1997, the Service Company and the Company amended the Agreement to provide for the payment of 100% of the agents' commissions by the Service Company for policies issued from July 1, 1997 through December 31, 1997. In return, the Company agreed to pay the Service Company quarterly renewal commissions of .7% of the premiums received by the Company before January 1, 1998 that still remain in force, and .325% for in-force amounts received thereafter. The revised quarterly renewal commission schedule commenced December 31, 1997. For policies issued from January 1, 1998 through August 31, 1999, the original agreement remains in effect and, accordingly, the Company pays renewal commissions of .325% of the premiums received on such policies which remain in force.

        On June 30, 1999, the Service Company and the Company further amended the Agreement to provide for the payment of 30% of agents' commissions by the Service Company for policies issued on or after September 1, 1999, and the Company agreed to pay the Service Company quarterly renewal commissions of .25% for in force amounts received thereafter. The above-described amendments to the General Agency Commission and Servicing Agreement resulted from the ability and willingness of the Service Company to assume differing levels of commitments under the General Agency Commissions and Servicing Agreement. The Company did not request services under this agreement during 2001.

        In connection with the General Agency Commission and Servicing Agreement, the Company records commissions and a related payable for amounts paid by the Service Company. Interest expense is recorded based upon estimated future payments to the Service Company based upon an imputed interest rate (approximately 9.0%) for each of the periods presented. Estimated future payments are evaluated regularly and the imputed interest rate will be adjusted when deemed necessary. During the years ended December 31, 2000 and 1999, the Service Company paid $28,400,000, and $37,723,000, respectively, to agents of the Company. The Company paid renewal commissions to the Service Company of $23,198,000, $20,449,000, and $7,001,000, respectively, during the years ended December 31, 2001, 2000 and 1999, which were used to reduce the amount due under the General Agency Commission and Servicing Agreement, and amounts attributable to imputed interest.

        Estimated future payments under the General Agency Commission and Servicing Agreement at December 31, 2001 are as follows (Dollars in thousands):

Year ending December 31:
2002	$21,114
2003	20,499
2004	11,077

52,690
Amounts representing interest	(6,083)

Net	$46,607

        From January, 1997 to July, 1999, the Service Company borrowed approximately $45,000,000 from David J. Noble, Chairman, Chief Executive Officer and President of the Company, as the source of funding its portion of producing agents' commission payments. During 1999, the Company agreed to loan the Service Company up to $50,000,000 as an alternate source of funds for such first year commissions, and the Company advanced $27,000,000 and $18,175,000 to the Service Company during the years ended December 31, 2000 and 1999, respectively, pursuant to the promissory note evidencing this agreement. Principal and interest on all loans to the Service Company are payable quarterly over five years from the date of the advance. Interest on all such indebtedness accrues at the "reference rate" of the financial institution which is the Company's principal lender. This rate averaged 8.64% in

2001 and 2000, and 8.25% in 1999. The Service Company repays the above described indebtedness from the renewal commissions paid to it under the General Agency Commission and Servicing Agreement. At December 31, 2001 and 2000, amounts receivable from the Service Company totaled $29,139,000 and $41,565,000, respectively.

9. Minority Interests in Subsidiary Trusts

        During 1999, American Equity Capital Trust I ("Trust I"), a wholly-owned subsidiary of the Company, issued $25,970,000 of 8% Convertible Trust Preferred Securities (the "8% Trust Preferred Securities"). In connection with Trust I's issuance of the 8% Trust Preferred Securities and the related purchase by the Company of all of Trust I's common securities, the Company issued $26,773,000 in principal amount of its 8% Convertible Junior Subordinated Debentures, due September 30, 2029 (the "8% Debentures") to Trust I. The sole assets of Trust I are the 8% Debentures and any interest accrued thereon. Each 8% Trust Preferred Security is convertible into three shares of common stock of the Company at a conversion price equal to the lesser of (i) $10 per share or (ii) 90% of the initial price per share to the public of the Company's common stock sold in connection with its initial public offering of such common stock, upon the earlier of the 91st day following such initial public offering or September 30, 2002. The interest payment dates on the 8% Debentures correspond to the distribution dates on the 8% Trust Preferred Securities. The 8% Trust Preferred Securities, which have a liquidation value of $10 per share plus accrued and unpaid distributions, mature simultaneously with the 8% Debentures. At December 31, 2001, 865,671.33 shares of 8% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by the Company to the extent of the assets of Trust I.

        Also during 1999, American Equity Capital Trust II ("Trust II"), a wholly-owned subsidiary of the Company, issued 97,000 shares of 5% Trust Preferred Securities (the "5% Trust Preferred Securities") to Iowa Farm Bureau Federation, which owns more than 50% of the voting capital stock of FBL Financial Group, Inc. ("FBL"), parent company of Farm Bureau. As of December 31, 2001, Farm Bureau beneficially owned 32.29% of the Company's common stock.

        The 5% Trust Preferred Securities, which have a liquidation value of $100 per share ($97,000,000 in the aggregate), have been assigned a fair value of $78,577,000 (based upon an effective 7% yield-to-maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of fixed income trust preferred securities of equal value which were issued by FBL.

        In connection with Trust II's issuance of the 5% Preferred Securities and the related purchase by the Company of all of Trust II's common securities, the Company issued $100,000,000 in principal amount of its 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures") to Trust II. The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. All of the 5% Trust Preferred Securities are unconditionally guaranteed by the Company to the extent of the assets of Trust II.

10. Retirement and Stock Compensation Plans

        The Company has adopted a contributory defined contribution plan which is qualified under Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees of the Company, subject to minimum eligibility requirements. Employees can contribute up to 15% of their annual salary (with a maximum contribution of $10,500 in 2001, $10,500 in 2000, and $10,000 in 1999) to the plan. The Company contributes an additional amount, subject to limitations, based on the voluntary contribution of the employee. Further, the plan provides for additional employer contributions based on the discretion of the Company's Board of Directors. Plan contributions charged to expense were $49,000, $42,000 and $42,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Company has entered into deferred compensation arrangements with certain officers, directors, and consultants, whereby these individuals have agreed to take common stock of the Company at a future date in lieu of current cash payments. The common stock is to be issued in conjunction with a "trigger event," as that term is defined in the individual agreements. At December 31, 2001 and 2000, these individuals have earned, and the Company has reserved for future issuance, 271,950 and 267,294 shares of common stock, respectively, pursuant to these arrangements. The Company has also accrued $1,162,000 and $1,060,000 as another liability at December 31, 2001 and 2000, respectively, representing the value associated with the shares earned. In September, 1999, a retired employee received a distribution of 27,120 shares in accordance with the employee's deferred compensation arrangement.

        During 1997, the Company established the American Equity Investment NMO Deferred Compensation Plan whereby agents can earn common stock in addition to their normal commissions. Awards are calculated using formulas determined annually by the Company's Board of Directors and are generally based upon new annuity deposits. For the years ended December 31, 2001, 2000 and 1999, agents earned the right to receive 563,637, 262,395 and 337,788 shares, respectively. These shares will be awarded at the end of the vesting period of 4 years. A portion of the awards may be subject to forfeiture if certain production levels are not met over the remaining vesting period. The Company recognizes commission expense as the awards vest. For the years ended December 31, 2001, 2000 and 1999, agents vested in 351,717, 216,402 and 159,402 shares of common stock, respectively, and the Company recorded commission expense (which was subsequently capitalized as deferred policy acquisition costs) of $2,482,000, $1,587,000 and $1,379,000, respectively, under these plans. Amounts accrued are reported as other liabilities until the stock has been issued. At December 31, 2001, the Company has reserved 1,454,796 shares for future issuance under the plans. One of the Company's national marketing organizations accounted for more than 10% of the annuity deposits and insurance premium collections during 2001.

        As there is no publicly quoted market value for the Company's stock, the Company performs an internal valuation which involves estimates by management to determine a market value. Those estimates are based upon various factors including past stock transactions with third parties, growth in the Company's revenues, comparison of the Company's growth pattern to other companies and annual valuations completed by investment bankers familiar with the operations of the Company. The results of the internal valuation affect the amount of commission expense recognized (which is capitalized as deferred policy acquisition costs) in connection with the American Equity Investment NMO Deferred Compensation Plan as described in the preceding paragraph. The results of the internal valuation of the Company's stock also affect the calculation of earnings (loss) per common share—assuming dilution by affecting the number of dilutive securities used in the calculation (see Note 13).

        The Company has a Stock Option and Warrant Agreement with the Company's Chairman (and owner of 10% of its outstanding common stock at December 31, 2001) which allows the purchase of 1,200,000 shares of the Company's common stock. In 2000, the Company's Chairman exercised warrants to purchase 240,000 shares of common stock at an exercise price of $3.33 per share. Of the unexercised options, all of which expire in 2007, 600,000 have an exercise price of $3.33 per share and 360,000 have an exercise price at fair value.

        During 2000, as a separate deferred compensation agreement, the Company loaned the Chairman $800,000 pursuant to a forgivable loan agreement. The forgivable loan agreement is with full recourse, and although the proceeds of the loan were used for the warrants exercised as described in the preceding paragraph, the loan is not collateralized by the shares issued in connection with the exercise of these warrants. Further, these warrants were not issued in connection with the Company's employee stock option plan, but were issued to Mr. Noble, the Company's founding shareholder, as part of his initial capitalization of the Company. This loan is repayable in five equal annual installments of principal and interest, each of which may be forgiven if Mr. Noble remains continuously employed by the Company in his present capacity, subject to specified exceptions.

        The Company's 1996 Stock Option Plan authorizes the grants of options to officers, directors and employees for up to 1,200,000 shares of the Company's common stock. All 1996 options granted have 10 year terms, and vest and become fully exercisable immediately. In 2000, the Company adopted the 2000 Employee Stock Option Plan which authorizes grants of options to officers and employees on up to 1,800,000 shares of the Company's common stock. Also in 2000, the Company adopted the 2000 Directors Stock Option Plan which authorizes grants of options to directors on up to 225,000 shares. All 2000 options granted have 10 year terms, and have a six month vesting period after which they become fully exercisable immediately. The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

        Changes in the number of stock options outstanding during the years ended December 31, 2001, 2000 and 1999 are as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Total Exercise Price
	(Dollars in thousands, except per share data)
Outstanding at January 1, 1999	1,671,000	$3.67	$6,130
Granted	287,760	7.48	2,152
Converted	360,000	7.33	2,640
Cancelled	(4,650)	6.67	(31)
Exercised	(21,675)	3.42	(74)

Outstanding at December 31, 1999	2,292,435	4.72	10,817
Granted	456,344	9.67	4,413
Cancelled	(118,575)	6.29	(746)
Exercised	(52,650)	3.68	(194)

Outstanding at December 31, 2000	2,577,554	5.54	14,290
Granted	87,500	9.67	846
Cancelled	(15,050)	7.91	(119)
Exercised	(5,052)	7.69	(39)

Outstanding at December 31, 2001	2,644,952	5.67	$14,978

        Stock options outstanding at December 31, 2001 (all currently exercisable) are as follows:

	Number	Weighted-Average Life Remaining (in Years)
Exercise price:
$3.33	1,069,500	5.19
$4.00	347,250	5.56
$5.33	115,500	6.64
$7.33	569,910	6.17
$8.67	19,500	7.92
$9.67	523,292	9.17

	2,644,952	6.32

        At December 31, 2001, the Company had no shares of common stock available for future grant under the 1996 Stock Option Plan; 1,438,958 shares of common stock available for future grant under the 2000 Employee Stock Option Plan; and 225,000 shares of common stock available for future grant under the 2000 Directors Stock Option Plan.

        On December 1, 1997, in connection with a rights offering of shares of the Company's common stock, the Company issued subscription rights to purchase an aggregate of 2,157,375 shares of the Company's common stock to certain officers and directors. The subscription rights have an exercise price of $5.33 per share, were fully exercisable immediately, and expire on December 1, 2002.

        Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and subscription rights under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model (which is used for non-public companies) with the following weighted-average assumptions:

	Year ended December 31,
	2001	2000	1999
Risk-free interest rate	2.44%	6.70%	4.73%
Dividend yield	0%	0%	0%
Weighted-average expected life	3 years	3 years	3 years

        The minimum value option pricing model is similar to the Black-Scholes option valuation model (which is primarily used for public companies) except that it excludes an assumption for the expected volatility of market price. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per common share were as follows:

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands, except per share data)
Net income, as reported	$872	$4,784	$2,443
Net income, pro forma	834	3,583	2,034
Basic earnings per common share, as reported	0.05	0.29	0.15
Basic earnings per common share, pro forma	0.05	0.22	0.13
Diluted earnings per common share, as reported	0.05	0.26	0.14
Diluted earnings per common share, pro forma	0.05	0.19	0.12

11. Life Insurance Subsidiaries

        Prior approval of regulatory authorities is required for the payment of dividends to the Company by its life insurance subsidiaries which exceed an annual limitation. During 2002, the life insurance subsidiaries could pay dividends to the Company of $17,787,000, without prior approval from regulatory authorities.

        The financial statements of the Company's life subsidiaries differ from related statutory-basis financial statements principally as follows: (a) the bond portfolio is segregated into held-for-investment (carried at amortized cost), available-for-sale (carried at fair value), and trading (carried at fair value) classifications rather than generally being carried at amortized cost; (b) unrealized losses on derivatives are recorded in the statement of income rather than surplus; (c) acquisition costs of acquiring new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (d) the excess of purchase price over net assets acquired in business combinations is allocated to identifiable intangibles such as value of insurance in force acquired, rather than being entirely attributable to goodwill (a portion of which may be non-admitted); (e) policy reserves on traditional life and accident and health insurance products are based on reasonable assumptions of expected mortality, morbidity, interest and withdrawals which include a provision for possible adverse deviation from such assumptions which may differ from reserves based on statutory mortality rates and interest; (f) future policy benefit reserves on certain universal life and annuity products are based on full account values, rather than discounting methodologies utilizing statutory interest rates; (g) a liability is recorded equal to the fair value of forward embedded options in equity index policies; (h) a liability is recorded for the present value of estimated amounts due under the General Agency Commission and Servicing Agreement rather than recording such amounts as they become due; (i) reinsurance amounts are shown as gross amounts, net of an allowance for uncollectible amounts, on the consolidated balance sheet rather than netted against the corresponding receivable or payable; (j) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized as gains or losses in the statement of income when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security or mortgage loan; (k) declines in the estimated realizable value of investments are charged to the statement of operations for declines in value, when such declines in value are judged to be other than temporary rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (l) agents' balances and certain other assets designated as "non-admitted assets" for statutory purposes are reported as assets rather than being charged to surplus; (m) revenues for universal life and annuity products consist of policy charges for the cost of insurance, policy administration charges, amortization of policy initiation fees and surrender charges assessed rather than premiums received; (n) pension income or expense is recognized for all employees in accordance with SFAS No. 87, Employers' Accounting for Pensions, rather than for vested employees only; (o) surplus notes are reported as a liability rather than as a component of capital and surplus; and (p) assets and liabilities are restated to fair values when a change in ownership occurs, rather than continuing to be presented at historical cost.

        Consolidated net income (loss) for the Company's life insurance subsidiaries as determined in accordance with statutory accounting practices was $(17,178,000), $10,420,000 and $17,837,000 in 2001, 2000 and 1999, respectively, and consolidated total statutory capital and surplus of the Company's life insurance subsidiaries was $177,868,000 and $145,048,000 at December 31, 2001 and 2000, respectively.

        The National Association of Insurance Commissioners ("NAIC") revised the Accounting Practices and Procedures Manual in a process referred to as codification. The revised manual was effective January 1, 2001. Statutory capital and surplus increased $2,406,000 during 2001 due to the adoption of accounting changes resulting from the codification of statutory accounting principles.

        Life and health insurance companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2001, the Company's life subsidiaries meet the RBC requirements.

12. Commitments and Contingencies

        The Company leases its home office space and certain equipment under operating leases which expire through June 2006. During the years ended December 31, 2001, 2000 and 1999, rent expense totaled $512,000, $575,000 and $452,000, respectively. At December 31, 2001, minimum rental payments due under all noncancellable operating leases with initial terms of one year or more are (dollars in thousands):

Year ending December 31:
2002	$620
2003	609
2004	571
2005	508
2006	269

$2,577

        Assessments are, from time to time, levied on the Company by life and health guaranty associations in most states in which the Company is licensed to cover losses to policyholders of insolvent or rehabilitated companies. In some states, these assessments can be partially recovered through a reduction in future premium taxes. Management believes that assessments against the Company for failures known to date will be minimal.

13. Earnings Per Share

        The following table sets forth the computation of earnings per common share and earnings per common share—assuming dilution:

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands, except per share data)
Numerator:
Income before cumulative effect of change in accounting principle	$1,671	$4,784	$2,443
Cumulative effect of change in accounting for derivatives	(799)	—	—

Net income	$872	$4,784	$2,443

Denominator:
Weighted average common shares outstanding	14,530,978	14,365,267	14,008,287
Participating preferred stock	1,875,000	1,875,000	1,875,000

Denominator for earnings per common share	16,405,978	16,240,267	15,883,287
Effect of dilutive securities:
Warrants	17,330	105,344	253,758
Stock options and management subscription rights	1,361,409	1,705,364	1,028,403
Deferred compensation agreements	737,601	537,059	352,461

Denominator for earnings per common share—assuming dilution	18,522,318	18,588,034	17,517,909

Earnings per common share:
Income before cumulative effect of change in accounting principle	$0.10	$0.29	$0.15
Cumulative effect of change in accounting for derivatives	(0.05)	—	—

Earnings per common share	$0.05	$0.29	$0.15

Earnings per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.09	$0.26	$0.14
Cumulative effect of change in accounting for derivatives	(0.04)	—	—

Earnings per common share—assuming dilution	$0.05	$0.26	$0.14

        The effect of the convertible stock of the subsidiary trusts has not been included in the computation of dilutive earnings per common share as the effect is antidilutive. Earnings per common share for 2000 and 1999 have been restated above on a comparable basis for the adoption of the FASB's Emerging Issues Task Force ("EITF") Issue No. D-95, "Effect of Participating Convertible Securities on Computation of Basic Earnings Per Share." EITF D-95 requires the inclusion of the Company's 1998 Series A Participating Preferred Stock, which converts into shares of the Company's common stock on a three-for-one basis upon the earlier of the initial public offering of the Company's common stock or December 31, 2003, in the calculation of earnings per common share. Amounts previously reported for earnings per common share were $0.33 and $0.17 for 2000 and 1999, respectively.

14. Quarterly Financial Information (Unaudited)

        Unaudited quarterly results of operations are summarized below. Earnings (loss) per common share as previously reported on Form 10-Q have been restated as indicated below on a comparable basis for the adoption of EITF D-95 (see Note 13).

	2001
Quarter ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share data)
Premiums and product charges	$5,943	$6,518	$6,554	$6,646
Net investment income	25,020	33,426	42,044	39,884
Realized gains (losses) on sales of investments	156	583	69	(21)
Unrealized gains (losses) on derivatives	(9,238)	12,365	(8,903)	19,330
Total revenues	21,885	52,893	39,765	65,833
Net income (loss)	(483)	3,251	2,030	(3,926)
Earnings (loss) per common share (as previously reported):
Income before cumulative effect of change in accounting principle	$0.02	$0.22	$0.14	N/A
Cumulative effect of change in accounting for derivatives	(0.05)	—	—	N/A

Earnings (loss) per common share (as previously reported)	$(0.03)	$0.22	$0.14	N/A

Earnings (loss) per common share (as restated):
Income before cumulative effect of change in accounting principle	$0.02	$0.19	$0.12	$(0.27)
Cumulative effect of change in accounting for derivatives	(0.05)	—	—	—

Earnings (loss) per common share (as restated)	$(0.03)	$0.19	$0.12	$(0.27)

Earnings (loss) per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.02	$0.17	$0.11	$(0.27)
Cumulative effect of change in accounting for derivatives	(0.05)	—	—	—

Earnings (loss) per common share—assuming dilution	$(0.03)	$0.17	$0.11	$(0.27)

	2000
Quarter ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share data)
Premiums and product charges	$4,849	$4,624	$5,707	$4,192
Net investment income	9,259	24,490	28,052	27,676
Realized gains (losses) on sales of investments	6,213	(18)	80	(509)
Total revenues	20,321	29,096	33,839	31,359
Net income	11	943	1,775	2,055
Earnings per common share (as previously reported)	$0.00	$0.07	$0.12	$0.14
Earnings per common share (as restated)	$0.00	$0.05	$0.11	$0.13
Earnings per common share—assuming dilution	$0.00	$0.05	$0.09	$0.12

        Earnings (loss) per common share for each quarter is computed independently of earnings (loss) per common share for the year. As a result, the sum of the quarterly earnings (loss) per common share amounts may not equal the earnings (loss) per common share for the year due primarily to the inclusion or exclusion of common shares based upon whether their effect is dilutive or antidilutive in each quarter.

Schedule I—Summary of Investments—Other
Than Investments in Related Parties

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

December 31, 2001

Column A	Column B	Column C	Column D
Type of Investment	Amortized Cost(1)	Fair Value	Amount at which shown in the balance sheet(2)
	(Dollars in thousands)
Fixed maturity securities:
Available for sale
United States Government and agencies	$1,770,024	$1,708,473	$1,708,473
State, municipal and other governments	5,234	5,099	5,099
Public utilities	39,315	38,472	38,472
Corporate securities	495,971	473,556	473,556
Redeemable preferred stocks	15,704	17,055	17,055
Mortgage and asset-backed securities	774,792	732,106	732,106

	3,101,040	2,974,761	2,974,761
Held for investment
United States Government and agencies	379,011	333,801	379,011
Redeemable preferred stocks	75,594	78,577	75,594

	454,605	412,378	454,605

Total fixed maturity securities	3,555,645	$3,387,139	3,429,366

Equity securities:
Non-redeemable preferred stocks	15,418	15,306	15,306
Common stocks	3,191	2,939	2,939

Total equity securities	18,609	$18,245	18,245

Mortgage loans on real estate	108,181		108,181
Derivative instruments	37,709		40,052
Policy loans	291		291
Cash and cash equivalents	184,130		184,130

Total investments	$3,904,565		$3,780,265

(1)
On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturity securities, derivative instruments, and short-term investments, and unpaid principal balance for mortgage loans.

(2)
Derivative instruments are carried at estimated fair value.

Schedule II—Condensed Financial Information of Registrant

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Balance Sheets

(Dollars in thousands)

	December 31,
	2001	2000
Assets
Cash and cash equivalents	$3,755	$4,779
Fixed maturity security—held for investment, at amortized cost (market: 2000—$35,487)	—	36,845
Receivable from subsidiary (eliminated in consolidation)	500	500
Receivables from related party	29,139	42,373
Property, furniture and equipment, less allowances for depreciation of $992 in 2001 and $914 in 2000	157	58
Debt issue costs, less accumulated amortization of $620 in 2001 and $500 in 2000	1,815	1,935
Deferred income tax asset	4,590	3,000
Other assets	799	673

	40,755	90,163
Investment in and advances to subsidiaries (eliminated in consolidation)	153,256	120,644

Total assets	$194,011	$210,807

Liabilities and Stockholders' Equity
Liabilities:
Notes payable	$46,667	$44,000
Payable to subsidiaries (eliminated in consolidation)	103,429	102,730
Amounts due to related party	—	4,000
Other liabilities	1,348	1,425

Total liabilities	151,444	152,155
Stockholders' equity:
Series Preferred Stock	625	625
Common Stock	14,517	14,530
Additional paid-in capital	57,452	57,577
Accumulated other comprehensive loss	(33,531)	(16,876)
Retained earnings	3,504	2,796

Total stockholders' equity	42,567	58,652

Total liabilities and stockholders' equity	$194,011	$210,807

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Statements of Income

(Dollars in thousands)

	Year ended December 31,
	2001	2000	1999
Revenues:
Net investment income	$1,017	$3,479	$1,023
Dividends from subsidiary (eliminated in consolidation)	—	1,500	3,000
Interest from subsidiary (eliminated in consolidation)	214	214	46
Surplus note interest from subsidiary (eliminated in consolidation)	3,076	2,006	1,079
Interest on note receivable from related party	3,386	2,053	582

Total revenues	7,693	9,252	5,730
Expenses:
Interest expense on notes payable	2,881	2,339	896
Interest expense on debentures issued to subsidiary trusts (eliminated in consolidation)	7,663	7,663	2,069
Other operating costs and expenses	1,147	620	822

Total expenses	11,691	10,622	3,787

Income (loss) before income taxes, equity in undistributed income of subsidiaries and minority interests	(3,998)	(1,370)	1,943
Deferred income tax benefit	1,590	1,037	1,963

Income (loss) before equity in undistributed income of subsidiaries and minority interests	(2,408)	(333)	3,906
Equity in undistributed income of subsidiaries (eliminated in consolidation)	10,729	12,566	559

Income before minority interests in subsidiaries	8,321	12,233	4,465
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(7,449)	(7,449)	(2,022)

Net income	$872	$4,784	$2,443

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Condensed Statements of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2001	2000	1999
Operating activities
Net income	$872	$4,784	$2,443
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation and amortization	198	199	446
Accrual of discount on fixed maturity security	(59)	(334)	(334)
Equity in undistributed income of subsidiaries	(10,729)	(12,566)	(559)
Minority interests in subsidiaries—earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	7,449	7,449	2,022
Accrual of discount on debenture issued to subsidiary trust	521	521	522
Deferred income tax benefit	(1,590)	(1,037)	(1,963)
Changes in operating assets and liabilities:
Receivable from subsidiary	—	2,695	(3,195)
Receivable from related party	13,234	3,416	(613)
Accrued investment income	—	547	(547)
Other assets	(126)	(673)	28
Payable to subsidiaries	178	180	3
Amounts due to related parties	(4,000)	1,409	2,591
Other liabilities	(77)	197	(342)

Net cash provided by operating activities	5,871	6,787	502
Investing activities
Capital contributions to subsidiaries	(10,025)	(60)	(6,075)
Sales of preferred stock	16,942	—	—
Purchases of property, plant and equipment	(177)	—	—
Purchase of surplus notes from subsidiary	(16,000)	—	(17,000)
Purchase of note receivable from related party	—	(27,000)	(18,175)

Net cash used in investing activities	(9,260)	(27,060)	(41,250)
Financing activities
Financing fees deferred	$—	$(216)	$(1,801)
Proceeds from notes payable	6,000	23,400	10,600
Repayments of notes payable	(3,333)	—	—
Proceeds from issuance of debentures to subsidiary trusts	—	—	29,015
Net proceeds from issuance of common stock	39	1,956	1,512
Acquisition of common stock	(177)	(619)	—
Dividends paid	(164)	(152)	(107)

Net cash provided by financing activities	2,365	24,369	39,219

Increase (decrease) in cash and cash equivalents	(1,024)	4,096	(1,529)
Cash and cash equivalents at beginning of year	4,779	683	2,212

Cash and cash equivalents at end of year	$3,755	$4,779	$683

Supplemental disclosures of cash flow information
Cash paid during the year for interest:
Notes payable	$2,881	$2,339	$896
Debentures issued to subsidiary trusts	7,663	7,663	1,547
Non-cash investing and financing activities:
Exchange of fixed maturity security for debentures issued to subsidiary trust	—	—	72,490
Fixed maturity security contributed to subsidiary	19,962	10,157	26,156

See accompanying note to condensed financial statements.

Schedule II—Condensed Financial Information of Registrant (Continued)

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY)

Note to Condensed Financial Statements

December 31, 2001

1.    Basis of Presentation

        The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto of American Equity Investment Life Holding Company.

        In the parent company financial statements, the Company's investment in and advances to subsidiaries (which includes surplus notes issued by the Company's life insurance subsidiary) is stated at cost plus equity in undistributed income (losses) of subsidiaries since the date of acquisition and net unrealized gains/losses on the subsidiaries' fixed maturity securities classified as "available for sale" and equity securities in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities.

        See Note 7 to the consolidated financial statements for a description of the parent company's notes payable.

Schedule III—Supplementary Insurance Information

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable acquisition costs
	(Dollars in thousands)
As of December 31, 2001:
Life insurance	$492,757	$3,993,945	$—	$22,046

As of December 31, 2000:
Life insurance	$289,609	$2,099,915	$—	$16,669

As of December 31, 1999:
Life insurance	$178,800	$1,358,876	$—	$11,553

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
Year ended December 31, 2001:
Life insurance	$25,661	$140,374	$120,606	$23,040	$27,277

Year ended December 31, 2000:
Life insurance	$19,372	$89,477	$65,257	$8,574	$26,166

Year ended December 31, 1999:
Life insurance	$13,746	$64,610	$48,959	$7,063	$20,693

Schedule IV—Reinsurance

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Column A					Column F
	Column B	Column C	Column D	Column E
					Percent of amount assumed to net
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount
	(Dollars in thousands)
Year ended December 31, 2001:
Life insurance in force, at end of year	$2,366,765	$260,675	$209,647	$2,315,737	9.05%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$12,555	$35	$—	$12,520	—%
Traditional life and accident and health insurance premiums	9,043	156	4,254	13,141	32.37%

	$21,598	$191	$4,254	$25,661	16.58%

Year ended December 31, 2000:
Life insurance in force, at end of year	$2,365,190	$171,704	$161,793	$2,355,279	6.87%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$8,338	$—	$—	$8,338	—%
Traditional life and accident and health insurance premiums	8,600	182	2,616	11,034	23.71%

	$16,938	$182	$2,616	$19,372	13.50%

Year ended December 31, 1999:
Life insurance in force, at end of year	$1,555,677	$1,268	$990,516	$2,544,925	38.92%

Insurance premiums and other considerations:
Annuity and single premium universal life product charges	$3,452	$—	$—	$3,452	—%
Traditional life and accident and health insurance premiums	7,444	1,111	3,961	10,294	38.48%

	$10,896	$1,111	$3,961	$13,746	28.82%

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

(Unaudited)

	March 31, 2002	December 31, 2001
Assets
Cash and investments:
Fixed maturity securities:
Available for sale, at market (amortized cost: 2002—$3,560,684; 2001—$3,101,040)	$3,326,799	$2,974,761
Held for investment, at amortized cost (market: 2002—$406,275; 2001—$412,378)	461,200	454,605
Equity securities, at market (cost: 2002—$19,289; 2001—$18,609)	19,062	18,245
Mortgage loans on real estate	120,050	108,181
Derivative instruments	49,764	40,052
Policy loans	297	291
Cash and cash equivalents	191,244	184,130

Total cash and investments	4,168,416	3,780,265
Receivable from other insurance companies	16	83
Premiums due and uncollected	1,464	1,386
Accrued investment income	32,252	22,100
Receivables from related parties	27,785	29,978
Property, furniture and equipment, less allowances for depreciation of $3,366 in 2002 and $3,150 in 2001	1,544	1,622
Value of insurance in force acquired	389	415
Deferred policy acquisition costs	552,128	492,757
Intangibles, less accumulated amortization of $1,017 in 2002 and $987 in 2001	2,118	2,148
Deferred income tax asset	81,840	51,244
Federal income taxes recoverable	3,306	4,224
Other assets	2,721	2,365
Assets held in separate account	3,937	3,858

Total assets	$4,877,916	$4,392,445

Liabilities and Stockholders' Equity (Deficit)
Liabilities:
Policy benefit reserves:
Traditional life and accident and health insurance products	$27,542	$25,490
Annuity and single premium universal life products	4,368,473	3,968,455
Other policy funds and contract claims	24,354	22,046
Amounts due to related party under General Agency Commission and Servicing Agreement	42,138	46,607
Other amounts due to related parties	33,607	22,990
Notes payable	43,333	46,667
Amounts due to reinsurers	13,636	14,318
Amounts due on securities purchased	198,415	66,504
Other liabilities	34,693	32,788
Liabilities related to separate account	3,937	3,858

Total liabilities	4,790,128	4,249,723
Minority interests in subsidiaries:
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	100,155	100,155
Stockholders' equity (deficit):
Series Preferred Stock, par value $1 per share, 2,000,000 shares authorized; 625,000 shares of 1998 Series A Participating Preferred Stock issued and outstanding	625	625
Common Stock, par value $1 per share, 75,000,000 shares authorized; issued and outstanding: 2002—14,508,077 shares; 2001—14,516,974 shares	14,508	14,517
Additional paid-in capital	57,374	57,452
Accumulated other comprehensive loss	(91,636)	(33,531)
Retained earnings	6,762	3,504

Total stockholders' equity (deficit)	(12,367)	42,567

Total liabilities and stockholders' equity (deficit)	$4,877,916	$4,392,445

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenues:
Traditional life and accident and health insurance premiums	$2,937	$3,282
Annuity and single premium universal life product charges	3,017	2,661
Net investment income	51,891	25,020
Realized gains (losses) on sales of investments	(1,087)	156
Unrealized gains (losses) on derivatives	6,023	(9,238)

Total revenues	62,781	21,881
Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,321	2,197
Interest credited to account balances	36,222	13,848
Change in fair value of embedded derivatives	5,345	(4,190)
Interest expense on notes payable	557	896
Interest expense on General Agency Commission and Servicing Agreement	1,050	1,582
Interest expense on amounts due under repurchase agreements	—	951
Interest expense due to reinsurer	117	—
Amortization of deferred policy acquisition costs and value of insurance in force acquired	7,186	439
Other operating costs and expenses	3,253	3,863

Total benefits and expenses	56,051	19,586

Income before income taxes, minority interests and cumulative effect of change in accounting principle	6,730	2,295
Income tax expense	(1,610)	(117)

Income before minority interests and cumulative effect of change in accounting principle	5,120	2,178
Minority interests in subsidiaries:
Earnings attributable to company-obligated mandatorily redeemable preferred securities of subsidiary trusts	(1,862)	(1,862)

Income before cumulative effect of change in accounting principle	3,258	316
Cumulative effect of change in accounting for derivatives	—	(799)

Net income (loss)	$3,258	$(483)

Earnings (loss) per common share:
Income before accounting change	$0.20	$0.02
Cumulative effect of change in accounting for derivatives	—	(0.05)

Earnings (loss) per common share	$0.20	$(0.03)

Earnings (loss) per common share—assuming dilution:
Income before accounting change	$0.18	$0.02
Cumulative effect of change in accounting for derivatives	—	(0.05)

Earnings (loss) per common share—assuming dilution	$0.18	$(0.03)

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(Dollars in thousands, except per share data)

(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity (Deficit)
Balance at January 1, 2001	$625	$14,530	$57,577	$(16,876)	$2,796	$58,652
Comprehensive income:
Net loss for period	—	—	—	—	(483)	(483)
Change in net unrealized investment gains/losses	—	—	—	6,575	—	6,575

Total comprehensive income						6,092
Issuance of 4,500 shares of common stock	—	5	29	—	—	34

Balance at March 31, 2001	$625	$14,535	$57,606	$(10,301)	$2,313	$64,778

Balance at January 1, 2002	$625	$14,517	$57,452	$(33,531)	$3,504	$42,567
Comprehensive loss:
Net income for period	—	—	—	—	3,258	3,258
Change in net unrealized investment gains/losses	—	—	—	(58,105)	—	(58,105)

Total comprehensive loss						(54,847)
Net acquisition of 8,897 shares of common stock	—	(9)	(78)	—	—	(87)

Balance at March 31, 2002	$625	$14,508	$57,374	$(91,636)	$6,762	$(12,367)

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2002	2001
Operating activities
Net income (loss)	$3,258	$(483)
Cumulative effect of change in accounting for derivatives	—	799
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Adjustments related to interest sensitive products:
Interest credited to account balances	36,222	13,848
Annuity and single premium universal life product charges	(3,017)	(2,661)
Change in fair value of embedded derivatives	5,345	(4,190)
Increase in traditional life insurance and accident and health reserves	2,052	1,616
Policy acquisition costs deferred	(41,714)	(30,188)
Amortization of deferred policy acquisition costs	7,160	360
Provision for depreciation and other amortization	272	291
Amortization of discount and premiums on fixed maturity securities and derivative instruments	(6,303)	5,459
Realized losses (gains) on sales of investments	1,087	(156)
Unrealized losses (gains) on derivatives	(6,023)	9,238
Deferred income tax expense (benefit)	692	(2,580)
Reduction of amounts due to related party under General Agency Commission and Servicing Agreement	(4,469)	(4,198)
Changes in other operating assets and liabilities:
Accrued investment income	(10,152)	(8,098)
Receivables from related parties	2,193	5,599
Federal income taxes recoverable	918	2,596
Other policy funds and contract claims	2,308	1,419
Other amounts due to related parties	9,635	(4,000)
Other liabilities	1,905	58,008
Other	(353)	(1,700)

Net cash provided by operating activities	1,016	40,979
Investing Activities
Sales, maturities, or repayments of investments:
Fixed maturity securities—available for sale	130,990	59,703
Equity securities	492	1,200
Mortgage loans on real estate	481	—

	131,963	60,903
Acquisition of investments:
Fixed maturity securities—available for sale	(440,610)	(190,694)
Equity securities	(1,172)	(1,169)
Mortgage loans on real estate	(12,350)	—
Derivative instruments	(22,199)	(21,336)
Policy loans	(6)	(18)

	(476,337)	(213,217)
Purchases of property, furniture and equipment	(138)	(215)

Net cash used in investing activities	(344,512)	(152,529)
Financing activities
Receipts credited to annuity and single premium universal life policyholder account balances	421,048	500,277
Return of annuity and single premium universal life policyholder account balances	(66,335)	(47,596)
Decrease in amounts due under repurchase agreements	—	(110,000)
Repayments of notes payable	(3,334)	—
Amounts due to reinsurers	(682)	8,120
Net proceeds (payments) from issuance/acquisition of common stock	(87)	34

Net cash provided by financing activities	350,610	350,835

Increase in cash and cash equivalents	7,114	239,285
Cash and cash equivalents at beginning of period	184,130	175,724

Cash and cash equivalents at end of period	$191,244	$415,009

Supplemental disclosures of cash flow information
Cash paid during period for:
Interest on notes payable and repurchase agreements	$500	$1,868
Income taxes—life subsidiaries	—	100
Non-cash financing and investing activities:
Bonus interest deferred as policy acquisition costs	6,740	3,531

See accompanying notes.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2002

(Unaudited)

1.    Basis of Presentation

        The accompanying unaudited consolidated financial statements of American Equity Investment Life Holding Company (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. The unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring items, which are necessary to present fairly our financial position and results of operations on a basis consistent with the prior audited financial statements. Operating results for the three-month period ended March 31, 2002, are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to our audited consolidated financial statements and notes for the year ended December 31, 2001 included in this prospectus.

2.    Accounting Changes

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and other Intangible Assets. Under the new Statements, goodwill and intangibles with indefinite lives will no longer be amortized but will be subject to impairment tests at least on an annual basis. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Value of insurance in force acquired will continue to be amortized over the expected future gross profits of the acquired block of business. The adoption of these Statements on January 1, 2002 did not have a material impact to the Company. The Company's intangible assets at March 31, 2002 consist of deferred debt and trust preferred security costs of $1,785,000 and other intangible assets not subject to amortization of $333,000 related to insurance licences acquired in connection with the purchase of an inactive life insurance company in 1996.

3.    General Agency Commission and Servicing Agreement

        The Company has a General Agency Commission and Servicing Agreement with American Equity Investment Service Company (the "Service Company"), wholly-owned by the Company's chairman and president, whereby the Service Company acts as a national supervisory agent with responsibility for paying commissions to agents of the Company. This Agreement is more fully described in Note 8 to the audited consolidated financial statements included in this prospectus.

        During the three months ended March 31, 2002 and 2001, the Company paid renewal commissions to the Service Company of $5,519,000 and $6,572,000, respectively, which were used to reduce the amount due under the General Agency Commission and Servicing Agreement, and amounts attributable to imputed interest.

        During 1999, the Company agreed to loan to the Service Company up to $50,000,000 pursuant to a promissory note bearing interest at the "reference rate" of the financial institution which is the Company's principal lender. Principal and interest are payable quarterly over five years from the date of the advance. At March 31, 2002 and December 31, 2001, amounts receivable from the Service Company totaled $27,042,000 and $29,139,000, respectively.

4.    Reclassifications

        Certain amounts in the unaudited consolidated financial statements for the period ended March 31, 2001 have been reclassified to conform to the financial statement presentation for March 31, 2002 and December 31, 2001.

5.    Earnings Per Share

        The following table sets forth the computation of earnings per common share and earnings per common share—assuming dilution:

	Three Months Ended March 31,
	2002	2001
	(Dollars in thousands, except per share data)
Numerator:
Income before cumulative effect of change in accounting principle	$3,258	$316
Cumulative effect of change in accounting for derivative instruments	—	(799)

Net income (loss)	$3,258	$(483)

Denominator:
Weighted average shares outstanding	14,513,417	14,531,842
Participating preferred stock	1,875,000	1,875,000

Denominator for earnings (loss) per common share	16,388,417	16,406,842
Effect of dilutive securities:
Warrants	9,307	4,932
Stock options and management subscription rights	403,065	952,913
Deferred compensation agreements	1,088,354	753,111

Denominator for earnings (loss) per common share— assuming dilution	17,889,143	18,117,798
Earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.20	$0.02
Cumulative effect of change in accounting for derivatives	—	(0.05)

Earnings (loss) per common share	$0.20	$(0.03)

Earnings (loss) per common share—assuming dilution:
Income before cumulative effect of change in accounting principle	$0.18	$0.02
Cumulative effect of change in accounting for derivatives	—	(0.05)

Earnings (loss) per common share—assuming dilution	$0.18	$(0.03)

        No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with this offering, and, if given or made, such other information or representation must not be relied upon as having been authorized by American Equity Investment Life Holding Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the notes to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of American Equity Investment Life Holding Company since any of the dates as of which information is furnished in this prospectus or since the date of this prospectus.

$150,000,000

[•]% Senior Notes due [•], 2012

AMERICAN
EQUITY INVESTMENT LIFE
HOLDING COMPANY

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

  BB&T Capital Markets

First Tennessee Securities Corporation

      Friedman Billings Ramsey

      SAMCO Capital Markets

                        , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of notes being registered. All amounts are estimates.

SEC registration fee	$
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous fees and expenses
Total	$

        We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

        Section 490.832 of the Iowa Business Corporation Act authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification and reimbursement of expenses incurred by directors for liabilities arising under the Securities Act.

        Our amended articles of incorporation provide that our directors are not personally liable to us or our shareholders for monetary damages for breach of their fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived improper personal benefit; or (iv) for an unlawful distribution to shareholders.

        Our bylaws also provide that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil or criminal action or proceeding by reason of the fact that such person is or was a director of the company or is or was serving at our request as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by us to the fullest extent permitted by Iowa law. This right to indemnification shall also include the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Iowa law. This right to indemnification shall be a contract right. We may, by action of our board of directors, provide indemnification to our officers, employees and agents to such extent and to such effect as the board of directors determines to be appropriate and authorized by Iowa law.

        Our bylaws also authorize us to purchase insurance for our directors, officers and employees and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises, against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the bylaws. We maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs for indemnification of directors and officers.

Item 15. Recent Sales of Unregistered Securities.

        We sold 625,000 shares of 1998 Series A Participating Preferred Stock in December 1998 to an institutional investor for total consideration of $10,000,000. These shares have participating dividend rights with the shares of common stock, when and as such dividends are declared. The preferred shares are convertible into shares of common stock on a three-for-one basis upon the earlier of our initial public offering of our common stock or December 31, 2003.

        During 1997 and 1998, we issued an aggregate of 900 shares of common stock to three employees pursuant to the exercise of options under our employee stock option plan. The total consideration received from these option exercises was $10,200.

        All of our shareholders will have a right of co-sale in the event of any transfer of a controlling interest in us (excluding certain involuntary transfers in the event of death or disability).

        On September 7, 1999 and September 21, 1999, American Equity Capital Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust") issued $25,970,140 of 8% Convertible Trust Preferred Securities (the "Trust Preferred Securities"). We own all of the common equity securities of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of our 8% Convertible Junior Subordinated Debentures due 2029.

        In October, 1999, American Equity Capital Trust II ("Trust II"), our wholly-owned subsidiary, issued 97,000 shares of 5% Trust Preferred Securities (liquidation value $97,000,000) (the "5% Trust Preferred Securities") to an institutional investor in a private placement transaction. The 5% Trust Preferred Securities were assigned a fair value of $72,490,000 (based upon an effective 7% yield to maturity). The consideration received by Trust II in connection with the issuance of the 5% Trust Preferred Securities consisted of securities of equal value which were owned by the institutional investor and issued by an affiliate of the institutional investor in May 1997. The affiliate of the institutional investor is a significant beneficial holder of our common stock.

        In connection with Trust II's issuance of the 5% Trust Preferred Securities and the related purchase by us of all of Trust II's common securities, we issued to Trust II $100,000,000 in principal amount of our 5% Subordinated Debentures, due June 1, 2047 (the "5% Debentures"). The sole assets of Trust II are the 5% Debentures and any interest accrued thereon. The interest payment dates on the 5% Debentures correspond to the distribution dates on the 5% Trust Preferred Securities. The 5% Trust Preferred Securities mature simultaneously with the 5% Debentures. As of October 29, 1999, 97,000 shares of 5% Trust Preferred Securities were outstanding, all of which are unconditionally guaranteed by us to the extent of the assets of Trust II.

        We believe that the sale and issuance of securities in all the above transactions were exempt from registration under the Securities Act by virtue of Section 4(2) thereof, or Regulation D thereunder, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. In addition, the foregoing transactions were consummated without the use of underwriters and public offering documents and involved a very small number of purchasers.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits:

Exhibit No.	Description
1.1	Form of Underwriting Agreement with respect to the Notes***
3.1	Articles of Incorporation, including Articles of Amendment**++
3.2	Amended and Restated Bylaws+
4.1	Agreement dated December 4, 1997 between American Equity Investment Life Holding Company and Farm Bureau Life Insurance Company re Right of First Refusal*
4.2	Stockholders' Agreement dated April 30, 1997 among American Equity Investment Life Holding Company and stockholders*
4.3	Registration Rights Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and stockholders*
4.4	Amended and Restated Declaration of Trust of American Equity Capital Trust I dated September 7, 1999+
4.5
American Equity Investment Life Holding Company agrees to furnish the Commission upon its request a copy of any instrument defining the rights of holders of long-term debt of American Equity and its consolidated subsidiaries
4.6	Form of Indenture+++
4.7	Form of Note***
5.1	Opinion of Wendy L. Carlson, General Counsel of American Equity***
9
Voting Trust Agreement dated December 30, 1997 among Farm Bureau Life Insurance Company, American Equity Investment Life Holding Company and David J. Noble, David S. Mulcahy and Debra J. Richardson (Voting Trustees)*
10.1	Restated and Amended General Agency Commission and Servicing Agreement dated June 30, 1997 between American Equity Investment Life Insurance Company and American Equity Investment Service Company*
10.1-A	1999 General Agency Commission and Servicing Agreement dated as of June 30, 1999 between American Equity Investment Life Insurance Company and American Equity Investment Service Company+
10.2	1996 Stock Option Plan*
10.3	Restated and Amended Stock Option and Warrant Agreement dated April 30, 1997 between American Equity Investment Life Holding Company and David J. Noble*
10.4	Warrant to Purchase Common Stock dated May 12, 1997 issued to Sanders Morris Mundy Inc.*
10.5
Deferred Compensation Agreements between American Equity Investment Life Holding Company and
        (a) James M. Gerlach dated June 6, 1996*
        (b) Terry A. Reimer dated November 11, 1996*
(c) David S. Mulcahy dated December 31, 1997*

10.6	Forgivable Loan Agreement dated April 30, 2000 between American Equity Investment Life Holding Company and David J. Noble++
10.7	2000 Employee Stock Option Plan++
10.8	2000 Director Stock Option Plan++
10.9	Coinsurance and Yearly Renewable Term Reinsurance Agreement++++
10.10	Coinsurance Agreement+++++
11.1	Statement Regarding Computation of Per Share Earnings*
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges+++
21.1	Subsidiaries of American Equity Investment Life Holding Company+
23.1	Consent of Ernst & Young LLP
23.2	Consent of Wendy L. Carlson (included in Exhibit 5.1)***
24.1	Power of Attorney+++
25.1	Statement of Eligibility and Qualification of U.S. Bank National Association (Indenture Trustee of American Equity Investment Life Holding Company)+++

*	Incorporated by reference to American Equity Investment Life Holding Company's Registration Statement on Form 10 dated April 29, 1999
**	Incorporated by reference to the Registration Statement on Form 10 dated April 29, 1999 and Post-Effective Amendment No. 1 to the Registration Statement on Form 10 dated July 20, 1999
***	To be filed by amendment
+	Incorporated by reference to Form 10-K for the period ended December 31, 2000
++	Incorporated by reference to Form 10-Q for the period ended June 30, 2000
+++	Previously Filed
++++	Incorporated by reference to Form 10-Q for the period ended September 30, 2001
+++++	Incorporated by reference to Form 10-K for the period ended December 31, 2001

(b)  Financial Statement Schedules:

        See the Index to Consolidated Financial Statements on page F-1 for a list of financial statement schedules included in this registration statement.

        All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable, not required, or because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)  For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on June 21, 2002.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:	/s/ D. J. NOBLE
Name:	D. J. Noble
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated below on June 21, 2002:

Signature	Title

/s/ D. J. NOBLE D. J. Noble	Chairman of the Board and President (Principal Executive Officer)
/s/ TED M. JOHNSON Ted M. Johnson	Vice President—Accounting (Principal Accounting Officer)
/s/ WENDY L. CARLSON Wendy L. Carlson	Chief Financial Officer and General Counsel (Principal Financial Officer)
* John C. Anderson	Director
* James M. Gerlach	Director
* Robert L. Hilton	Director
* John M. Matovina	Director

* Ben T. Morris	Director
* David S. Mulcahy	Director
* A. J. Strickland, III	Director
* Harley A. Whitfield	Director
*By:	/s/ DAVID J. NOBLE David J. Noble
Attorney-in-fact

QuickLinks

PROSPECTUS SUMMARY
Summary Consolidated Financial and Other Data (amounts in thousands, except per share data)
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
CAPITALIZATION
RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL DATA (amounts in thousands except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Dollars in thousands, except per share data)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001
Schedule I—Summary of Investments—Other Than Investments in Related Parties AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY December 31, 2001
Schedule II—Condensed Financial Information of Registrant AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY) Condensed Balance Sheets (Dollars in thousands)
Schedule II—Condensed Financial Information of Registrant (Continued) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY) Condensed Statements of Income (Dollars in thousands)
Schedule II—Condensed Financial Information of Registrant (Continued) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY) Condensed Statements of Cash Flows (Dollars in thousands)
Schedule II—Condensed Financial Information of Registrant (Continued) AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (PARENT COMPANY) Note to Condensed Financial Statements December 31, 2001
Schedule III—Supplementary Insurance Information AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Schedule IV—Reinsurance AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (Unaudited)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Dollars in thousands, except per share data) (Unaudited)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2002 (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES